AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 22, 2005
                                     REGISTRATION STATEMENT NO. (333-______)
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  _____________

                                    FORM S-1
                                  _____________

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                         WESTERN POWER & EQUIPMENT CORP.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

         Delaware                                  5084                           91-1688446
-------------------------------         ----------------------------          ----------------
(State or Other Jurisdiction of         (Primary Standard Industrial          (I.R.S. Employer
Incorporation or Organization)          Classification Code Number)         Identification Number)

                   6407-B N.E. 117TH AVE, VANCOUVER, WA 98662
                               TEL. (360) 253-2346
   ---------------------------------------------------------------------------
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)


                                 C. DEAN MCLAIN
                             CHIEF EXECUTIVE OFFICER
                         WESTERN POWER & EQUIPMENT CORP.
                              6407-B N.E. 117TH AVE
                               VANCOUVER, WA 98662
                                 (360) 253-2346
                ------------------------------------------------
                (Name, Address Including Zip Code, and Telephone
               Number, Including Area Code, of Agent For Service)


                                   COPIES TO:
                                JAY M. KAPLOWITZ
                               GERSTEN SAVAGE LLP
                         600 LEXINGTON AVENUE, 9TH FLOOR
                              NEW YORK, N.Y. 10022
                                 (212) 752-9700


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

================================================================================

                         CALCULATION OF REGISTRATION FEE


====================================================================================================================
Title of each class of           Amount to be  Proposed maximum offering  Proposed maximum          Amount of
securities being registered (1)  registered    price per share (2)        aggregate offering price  registration fee
====================================================================================================================
Shares of Common Stock,
$.001 par value (3)                18,750,000           $1.46                          $27,375,000         $3,222.04
-------------------------------  ------------  -------------------------  ------------------------  ----------------
Shares of Common Stock,
$.001 par value (4)                10,762,718           $1.46                       $15,713,568.28         $1,849.49
-------------------------------  ------------  -------------------------  ------------------------  ----------------
Shares of Common Stock,
$.001 par value (5)                 4,974,704           $1.46                        $7,263,067.84           $854.86
-------------------------------  ------------  -------------------------  ------------------------  ----------------
Shares of Common Stock,
$.001 par value (6)                10,061,226           $1.46                       $14,689,389.96         $1,728.94
-------------------------------  ------------  -------------------------  ------------------------  ----------------

         Total                     44,548,648           $1.46                       $65,041,026.08         $7,655.33
-------------------------------  ------------  -------------------------  ------------------------  ----------------


(1)  These offered securities may be sold separately or together.

(2) The price is estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and represents the average of the high and the low prices of the Common Stock on July 21, 2005, as reported on the OTC Bulletin Board.

(3) Consists of shares of common stock issuable upon conversion of debentures that are being registered for the benefit of certain selling shareholders.

(4) Consists of shares of common stock issuable upon exercise of options and warrants that are being registered for the benefit of certain selling shareholders.

(5) Consists of shares of common stock issuable as interest on certain debentures.

(6) Consists of an additional 30% of the maximum number of shares issuable to certain selling shareholders.

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                                   Prospectus


                   Subject to Completion, Dated July 22, 2005




                         WESTERN POWER & EQUIPMENT CORP.

                        44,548,648 SHARES OF COMMON STOCK


This prospectus relates to the sale of up to 44,548,648 shares of our common stock by certain persons who are, or will become, stockholders of Western Power & Equipment Corp. All of the shares of common stock are being offered for sale by the selling stockholders at prices established on the OTC Bulletin Board during the term of this offering. These prices will fluctuate based on the demand for the shares of common stock. Our common stock is quoted on the OTC Bulletin Board under the symbol "WPEC." The last reported sale price of our common stock on the OTC Bulletin Board on July 20, 2005 was $1.50 per share.

The 44,548,648 shares of common stock, par value $.001 per share, of Western Power & Equipment Corp., to which this prospectus relates, consist in part of 950,000 shares of common stock issuable upon exercise of options issued to three persons identified in this prospectus and 43,598,648 shares of common stock issuable under the conditions set forth below.

On June 9, 2005, we announced the closing of a new $32 million senior credit facility from several institutional investors. This prospectus is filed in connection with securities issued in this financing and relates to 18,750,000 shares issuable upon conversion of our debentures, 9,812,718 shares of common stock issuable upon exercise of warrants, 4,974,704 shares issuable as interest and an additional 10,061,226 registrable under the terms of the transaction documents relating to the financing. Of such shares:

          o 15,000,000 shares are issuable pursuant to conversion of Series A Debentures in the aggregate dollar amount of $30,000,000;

          o 8,188,285 shares issuable upon exercise of the Series A Warrants issued to the purchasers of the Series A Debentures;

          o 311,933 shares issuable upon exercise of the Series B Warrants issued to the purchasers of the Series B Debentures;

          o 3,750,000 shares issuable upon conversion of the Series A Debentures issuable upon exercise of the Series C Warrants, which entitle their holders to purchase additional Series A Debentures and additional Series A Warrants;

          o 1,312,500 shares issuable upon exercise of the Series A Warrants issuable upon exercise of the Series C Warrants, which entitle their holder to purchase additional Series A Debentures in the aggregate dollar amount of $7,500,000 and additional Series A Warrants;

          o 4,974,704 shares issuable as interest under the Series A Debentures, assuming all Series C Warrants are exercised as of the date hereof and that all such debentures are held until maturity; and

          o an additional 10,061,226 shares of common stock, representing an additional 30% of the maximum number of shares issuable to the institutional investors, that we have agreed to register.

The selling stockholders, and any participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 5 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this Prospectus is ______, 2005

                     [OUTSIDE BACK COVER PAGE OF PROSPECTUS]





                      Dealer Prospectus Delivery Obligation




            Until _________, all dealers that effect transactions in
             these securities, whether or not participating in this
           offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a
           prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                TABLE OF CONTENTS




                                                                          PAGE #

Prospectus Summary........................................................    1
Risk Factors..............................................................    5
Special Note On Forward Looking Statements................................   10
Use of Proceeds...........................................................   11
Price Range of Common Stock...............................................   11
Dividend Policy...........................................................   11
Capitalization............................................................   12
Selected Consolidated Financial Data......................................   13
Management's Discussion and Analysis of Financial Condition
  and Results of Operations...............................................   14
Business..................................................................   20
Management................................................................   28
Principal Stockholders....................................................   32
Certain Relationships and Related Transactions............................   34
Description of Securities.................................................   35
Shares Eligible for Future Sale...........................................   36
Selling Security Holders..................................................   37
Plan of Distribution......................................................   38
Legal Matters.............................................................   39
Experts...................................................................   39
Where You Can Find More Information.......................................   39
Index to Consolidated Financial Statements. ..............................   40




          YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO OTHER DOCUMENTS TO WHICH WE REFER YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES.

                               PROSPECTUS SUMMARY

THE SUMMARY HIGHLIGHTS SOME OF THE INFORMATION IN THIS PROSPECTUS. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THIS OFFERING FULLY, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS, THE FINANCIAL STATEMENTS AND THE NOTES THERETO. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND MUST BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES IN THIS PROSPECTUS TO "WESTERN", THE "COMPANY", "WE", "US", AND "OUR" REFER TO WESTERN POWER & EQUIPMENT CORP. AND ITS WHOLLY-OWNED SUBSIDIARY WESTERN POWER & EQUIPMENT CORP., AN OREGON CORPORATION, UNLESS OTHERWISE INDICATED.


                                   OUR COMPANY
GENERAL

         We are engaged in the sale, rental, and servicing of light, medium-sized, and heavy construction, agricultural, and industrial equipment, parts, and related products which are manufactured by Case Corporation and certain other manufacturers. We believe, based upon the number of locations owned and operated, that it is one of the largest independent dealers of Case construction equipment in the United States. Products sold, rented, and serviced by us include backhoes, excavators, crawler dozers, skid steer loaders, forklifts, compactors, log loaders, trenchers, street sweepers, sewer vacuums, and mobile highway signs.

         We operate out of facilities located in the states of Washington, Oregon, Nevada, California, and Alaska. The equipment that we distribute is furnished to contractors, governmental agencies, and other customers, primarily for use in the construction of residential and commercial buildings, roads, levees, dams, underground power projects, forestry projects, municipal construction, and other projects.

         Our company also owns a subsidiary, Arizona Pacific Materials, LLC, which operates two surface mines producing cinder aggregate to supply material for block manufactures, concrete and asphalt suppliers and landscape contractors, in the Phoenix and Flagstaff, Arizona building/construction markets.

         Our strategy had focused on acquiring additional existing distributorships and rental operations, opening new locations as market conditions warrant, and increasing sales at our existing locations. In connection therewith, we had sought to operate additional Case or other equipment retail distributorships, and sell, lease, and service additional lines of construction equipment and related products not manufactured by Case. For the past four years, we have concentrated on consolidating or closing certain of our stores to improve operating efficiency and profitability.

HISTORY AND ACQUISITIONS

         We commenced business in November 1992 with the acquisition from Case of seven retail distribution facilities located in Oregon and Washington. We became a subsidiary of American United Global, Inc. ("AUGI"), simultaneous with such acquisition. AUGI holds 12.0 percent of the outstanding shares of our common stock as of April 30, 2005.

         In September 1994 and February 1996, in two different transactions, we acquired four retail construction equipment stores located in California and Nevada from Case. In addition, in June 1996 and January 1997, we made two additional acquisitions of distributorships of predominantly non-competing lines of equipment, with locations in California, Oregon, Washington, and Alaska. From fiscal 1993 through fiscal 1997, we also opened nine new stores in the states served by the existing stores, ending fiscal year 1997 with 23 stores.

         In fiscal 1998, we acquired four additional facilities located in California and Alaska. The previous Alaska facility was discontinued as it was combined with the new Alaska facility. In fiscal 1998 the Company opened one new store in Washington. On December 11, 1997, the Company acquired substantially all of the operating assets used by Case in connection with its business of servicing and distributing Case agricultural equipment at a facility located in Yuba City, California.

         On April 30, 1998, we acquired substantially all of the operating assets of Yukon Equipment, Inc. (Yukon) in connection with Yukon's business of servicing and distributing construction, industrial, and agricultural equipment in Alaska. Yukon has facilities in Anchorage, Fairbanks, and Juneau, Alaska.

         In fiscal 1999, we closed three of our smaller facilities and began servicing the territories served by these small stores by larger facilities in the region.

         We consolidated four facilities in the first quarter of fiscal 2000 into certain larger stores in each region. One branch office in Washington was sold during the third quarter of fiscal 2000 while two temporary locations were established in Southern California. The closures were intended to increase efficiencies and reduce costs. The two branches in California were established in an effort to assist Case Corporation in a dealership transition for Southern California. We consolidated one branch in Washington during the first quarter of fiscal 2001 and sold the two branches in Southern California in the third quarter of fiscal 2001.

         During fiscal 2002, we closed/sold 3 branches resulting in 15 branches at the end of fiscal 2002. There were no store closures and no new stores opened in fiscal 2003 or 2004.

         In September 2004, we purchased Arizona Pacific Materials, LLC, which operates two surface mines producing cinder aggregate to supply material for block manufactures, concrete and asphalt suppliers and landscape contractors, in the Phoenix and Flagstaff, Arizona building/construction markets.

         During the third quarter of fiscal 2005 we finalized the sale of our Hayward branch in California.

CREDIT FACILITY

On June 9, 2005, we announced the closing of a new $32 million senior credit facility from several institutional lenders. The facility is comprised of $30 million of convertible debt and a $2 million term loan, both at the London Interbank Offered Rate ("LIBOR") plus 6%.

We entered into a Securities Purchase Agreement (the "Purchase Agreement") with each of the several lenders, to which we refer as the "Purchasers." Pursuant to the terms of the Purchase Agreement, we sold $30 million in Variable Rate Secured Convertible Debentures (the "Series A Debentures") due 60 months from the date of issuance and $2 million in Variable Rate Secured Debentures (the "Series B Debentures" and, with the Series A Debentures, the "Debentures") due 6 months from the date of issuance. The Series A Debentures are convertible, at the option of the Purchasers, into shares of our common stock at a conversion price of $2.00 per share, subject to adjustment.

Purchasers of the Debentures received Series A Warrants and Series B Warrants to purchase an aggregate of approximately 8.2 million shares of our common stock at an exercise price of $1.75 per share, subject to adjustment, for a term of five years. In addition, the Purchasers received Series C Warrants, which allow each Purchaser of Debentures the right to purchase a number of Series A Debentures and Series A Warrants in proportion to its initial investment in our company. The Series C Warrants have a term of exercise equal to the earlier of (i) the 18 months anniversary of the effective date of this registration statement and (ii) June 9, 2008. If all Series C Warrants were exercised, we would issue additional Series A Debentures in the aggregate principal face amount of $7,500,000, convertible into an aggregate of 3,750,000 shares of our common stock and issue additional Series A Warrants to purchase 1,312,500 shares of our common stock.

We have agreed to register all the shares of common stock underlying the Series A Debentures, the Series A Warrants and the Series B Warrants under the Securities Act of 1933, as amended, pursuant to the registration rights agreement entered into with each of the several Purchasers. The Debentures are secured by all our assets as more fully set forth in the security agreement entered into with each of the several Purchasers.

We used a significant portion of the loan proceeds to repay and terminate our credit facility and forbearance agreement with GE Commercial Distribution Finance Corporation and the remainder of the proceeds will be used to support our near term needs for working capital, general capital expenditures, including sufficient working capital to initiate the build out of the Phoenix mining facilities and other corporate requirements.

         Our principal executive offices are located at 6407-B N.E. 117th Avenue, Vancouver, Washington 98662. Our main telephone number is (360) 253-2346. Inquiries may also be sent to us at the above address for sales and general information. We currently maintain a website at www.westernpower.com. Information contained on our Internet site is not incorporated by reference into this prospectus and you should not consider information contained on our Internet site to be part of this prospectus.

                                  THE OFFERING

Common stock offered.......Up to 34,487,422 shares of common stock, excluding
                           10,061,226 shares being registered but not offered under any current arrangement. Of the 34,487,422 shares of common stock, up to 10,762,718 shares may be sold by the selling security holders upon the exercise of options or warrants. (1)


Common stock outstanding
prior to offering..........10,180,000 shares (2)


Common stock outstanding
after the offering.........44,667,422 shares (3)


Use of proceeds ...........We will not receive any of the proceeds from the sale of the shares of our common stock by the selling security holders. We received approximately $32,000,000, before deducting offering expenses from the sale of the Series A Debentures and the Series B Debentures of approximately $2 million. We have used approximately $26,000,000 to pay off outstanding debt and intend to use approximately $4,000,000 to further reduce our debts and for working capital.

                           We would receive $14,875,381.50 if all Series A Warrants and Series B Warrants presently issued and outstanding were exercised and an additional $650,500 if all options to purchase shares of common stock being registered hereby were exercised for an aggregate of $15,525,881.50.

                           If the Series C Warrants were exercised, we would issue additional Series A Debentures in the aggregate principal face amount of $7,500,000 and issue an additional 1,312,500 Series A Warrants. If such additional Series A Warrants were exercised we would receive $2,296,875 for an aggregate $9,796,875.

                           If all Series C Warrants and all Series A Warrants and Series B Warrants then issued and outstanding as well as all options to purchase shares of common stock being registered hereby were exercised, we would receive an aggregate of $25,322,756.50. We do not presently anticipate receiving any of the foregoing proceeds.


OTC Bulletin Board
Symbol.....................WPEC



(1)  Assumes exercise of the Series C Warrants.
(2) Does not include 13,350,218 shares issuable upon the exercise of currently outstanding stock options and warrants, 950,000 of which are being registered hereby.
(3) Assumes the exercise of 9,450,218 warrants and options currently issued, the underlying shares of which are being registered hereby.

                       SUMMARY CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

The summary consolidated financial information set forth below is qualified by and should be read in conjunction with the consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                               NINE MONTHS ENDED
                                                   APRIL 30,
                                                  (UNAUDITED)                             YEAR ENDED JULY 31,
                                          ---------------------------   ---------------------------------------------------------
                                              2005           2004           2004           2003           2002           2001
                                          ------------   ------------   ------------   ------------   ------------   ------------
CONSOLIDATED STATEMENT OF OPERATIONS
DATA: (2)
Net sales ..............................  $     85,762   $     82,119   $    115,516   $    102,396   $    107,988   $    139,902
Gross profit ...........................         9,514          8,666         14,170         13,526          7,763          9,820

Selling, general and administrative ....         7,342          7,021          9,594          9,955         10,199         12,840

Income (loss) before income taxes ......           537           (320)         1,961            460         (9,971)        (7,537)
Net income (loss) ......................           501           (356)         1,913            412        (10,019)        (7,842)

Net income (loss per basic common
share) .................................          0.05          (0.04)          0.19           0.08          (2.50)         (2.30)

Net income (loss per diluted common
share) .................................          0.04          (0.04)          0.19           0.08          (2.50)         (2.30)

Shares used in basic earnings per
share calculations .....................        10,130         10,130         10,130          5,336          4,003          3,403

Shares used in diluted earnings per
share calculations .....................        11,172         10,130         10,130          5,336          4,003          3.403





                                          AT APRIL 30,   AT APRIL 30,                          AT JULY 31,
                                          ---------------------------   ---------------------------------------------------------
                                              2005           2004           2004           2003           2002           2001
                                          ------------   ------------   ------------   ------------   ------------   ------------
                                          (UNAUDITED)    (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA: (2)
Working capital (deficit)...............  $    (10,395)       (16,406)  $    (12,800)  $    (17,590)  $    (24,390)  $    (20,111)
Total assets............................        59,499         54,863         55,024         54,466         59,576         93,102
Long-term debt (including capital
  leases and deferred lease income).....         1,786            918            902            880            928            928
Stockholders' (deficit) equity..........  $        964         (2,167)  $        102   $     (1,811)  $     (3,136)  $      6,751


                                  RISK FACTORS

IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS.


The accompanying consolidated financial statements are unaudited and in the opinion of management contain all the adjustments (consisting of those of a normal recurring nature) considered necessary to present fairly the consolidated financial position and the consolidated results of operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States applicable to interim periods. The results of operations for the quarterly periods ended April 30, 2005 are not necessarily indicative of results that may be expected for any other interim periods or for the full year. This report should be read in conjunction with our consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended July 31, 2004 filed with the Securities and Exchange Commission. The accounting policies used in preparing these unaudited condensed consolidated financial statements are consistent with those described in the July 31, 2004 consolidated financial statements.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

We have experienced recurring losses, which creates substantial doubt about our ability to continue as a going concern. None of the accompanying consolidated financial statements, whether audited or unaudited, include any adjustments that might be necessary should we be unable to continue as a going concern.


                          RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES AND CANNOT ASSURE YOU THAT OUR PROFITABILITY WILL CONTINUE.

For the fiscal years ended July 31, 2004 and 2003 and the nine months ended April 30, 2005 and April 30, 2004 we had net income (loss) of approximately $1,913,000, $412,000, $501,000 and ($356,000), respectively. During each of the five fiscal years ended July 31 prior thereto we incurred significant net losses of approximately $10,019,000 during fiscal 2002, $7,842,000 during fiscal 2001, $7,198,000 during fiscal 2000 and $1,815,000 during fiscal 1999. As of April 30, 2005, we had an accumulated deficit of $15,495,000. We cannot assure you that we will be able to maintain profitability, or that we will not incur significant losses in the future.

WE HAVE ACQUIRED A SUBSIDIARY THAT HAS EXPERIENCED SIGNIFICANT LOSSES IN PRIOR YEARS.

In September 2004, we purchased Arizona Pacific Materials, LLC (to which we refer as "APM"), which operates two surface mines producing cinder aggregate to supply material for block manufactures, concrete and asphalt suppliers and landscape contractors, in the Phoenix and Flagstaff, Arizona building/construction markets. During the fiscal years ending March 31, 2004 and 2003, APM incurred losses of $1,684,830 and $932,768 respectively. APM will require significant capital investment to develop its current operations. We cannot assure you that APM will be able to obtain profitability, or that it will not incur significant losses in the future.

MOST OF THE PRODUCTS THAT WE SELL ARE SUPPLIED TO US BY THIRD-PARTY MANUFACTURERS, A MAJORITY OF WHICH ARE FROM CASE CORPORATION, AND WE MAY EXPERIENCE DELIVERY DELAYS OVER WHICH WE HAVE NO CONTROL.

Most of our products are supplied to us by third parties. From time to time, we experience delays and disruptions in our supply chain. To date, these delays and disruptions have not materially adversely affected our business, but they could do so in the future. Wherever possible, we try to assure ourselves of adequate inventory supply, but we do not always succeed. To the extent that we experience significant supply or quality control problems with our vendors, these problems can have a significant adverse effect on our ability to meet future delivery commitments to our customers.

Currently, Case Corporation provides approximately 50% of our products. Case dealer contracts are non-exclusive and terminable by either party upon minimum notice. There can be no assurances that Case will continue to supply us with products or continue its relationship with us. If we are unable to obtain Case products or to continue our relationship with Case, we will likely experience reductions in product and service sales and increased expenses. Our operations will be negatively affected if we experience inadequate supplies of any key products.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST CURRENT AND FUTURE
COMPETITORS.

Many of our existing and potential competitors have substantially greater marketing, financial, and service resources than us. In addition, some of our competitors have broader product offerings, placing us at a disadvantage to some of our competitors. In addition, we believe that some of our competitors have obtained and maintained business that loses money - "loss leading" - in order to maintain a competitive advantage with regard to specific customers or products. If our competitors were to use such tactics in the future, we would be unable to maintain our market position without incurring a negative impact on our profitability.

The construction equipment industry is always very competitive. Advances in technology may reduce the cost for current or potential competitors to gain market share, particularly for lower priced products. We cannot guarantee that sales of our products will continue at current volumes or prices in any event, but especially if our current competitors or new market entrants introduce new products with better features, better performance, or lower prices or having other characteristics that are more attractive than our own. Competitive pressures or other factors also may result in significant price competition that could have a material adverse effect on our results of operations.

IF WE ARE UNABLE TO SUCCESSFULLY CONTROL OUR INVENTORY OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

Controlling inventory is a key ingredient to the success of an equipment distributor because the equipment industry is characterized by long order cycles, high-ticket prices, and the related exposure to "flooring" interest. Our interest expense may increase if inventory is too high or interest rates rise. To be competitive in certain of our target markets, particularly markets for products with long lead time, we will be required to build up inventories of certain products in anticipation of future orders. There can be no assurance that we will not experience problems of obsolete, excess, or slow-moving inventory if we are not able to properly balance inventories against the prospect of future orders, and our operations may, therefore, be adversely affected by inventory write-downs from time to time. In periods of general economic slowdown or slowdowns in the construction sector we could be especially affected by such problems.

We manage our inventory through company-wide information and inventory sharing systems whereby all locations have access to our company's entire inventory. In addition, we closely monitor inventory turnover by product categories and place equipment orders based upon targeted turn ratios. In the event that we are unable to successfully manage our inventory our interest expense and inventory write-downs could increase significantly if inventory is too high, or if our inventory is too low and we cannot meet the demand of our customers our sales may be adversely affected.

OUR SALES MAY BE ADVERSELY AFFECTED BY INFLATION AND INCREASED INTEREST RATES.

All of the products we sell and services we provide are either capital equipment or included in capital equipment, which are used in the construction, agricultural, and industrial sectors. Accordingly, our sales are affected by inflation or increased interest rates, which tend to hold down new construction and consequently adversely affect demand for construction and industrial equipment sold and rented by us. In addition, although agricultural equipment sales constitute less than 2% of our total revenues, factors adversely affecting the farming and commodity markets also can adversely affect our agricultural equipment related business.

A SLOWDOWN IN THE GENERAL ECONOMY COULD ADVERSELY AFFECT OUR SALES.

Our business can be affected by general economic conditions in its geographic markets as well as general national and global economic conditions that affect the construction, agricultural, and industrial sectors. An erosion in North American and/or other countries' economies could adversely affect our business. Market specific factors could also adversely affect one or more of our target markets and/or products.

THE SEASONALITY OF THE CONSTRUCTION BUSINESS MAY AFFECT SALES OF OUR PRODUCTS AND MAY RESULT IN THE FLUCTUATION OF OUR QUARTERLY RESULTS.

Historically, sales of our products have varied substantially from quarter to quarter due to the seasonality of the construction business. We attempt to accurately forecast orders for our products and commence purchasing prior to the receipt of such orders. However, it is highly unlikely that we will consistently accurately forecast the timing and rate of orders. This aspect of our business makes our planning inexact and, in turn, affects our shipments, costs, inventories, operating results and cash flow for any given quarter. In addition, many of our products require significant manufacturing lead-time, making it difficult to order products on short notice. If we are unable to satisfy unexpected customer orders, our business and customer relationships could suffer and result in the loss of future business.

THE LOSS OF THE SERVICES OF C. DEAN MCLAIN, OUR CHIEF EXECUTIVE OFFICER, COULD SERIOUSLY HARM OUR BUSINESS.

Our future success depends, to a significant extent, on the continued services of our senior management and our ability to retain and motivate our other key employees. Specifically, the loss of the services of C. Dean McLain, our chief executive officer and chairman of our board of directors, would have a material, adverse effect on our business, results of operations and financial condition. We do not currently maintain key-man life insurance on any of our senior management or other key employees.

OUR CHIEF EXECUTIVE OFFICER AND A SIGNIFICANT SHAREHOLDER EACH CONTROL A SIGNIFICANT PORTION OF OUR COMMON STOCK; THEREFORE YOU MAY HAVE NO EFFECTIVE VOICE IN OUR MANAGEMENT.

Our Chief Executive Officer, Mr. McLain, beneficially owns approximately 27% of our common stock and The Rubin Family Irrevocable Stock Trust beneficially owns approximately 28% of our common stock. Accordingly, our Chief Executive Officer and The Rubin Family Irrevocable Stock Trust will be able to exercise significant influence over all matters requiring stockholder approval, including the election of all directors and approval of significant corporate transactions. If you purchase shares of our common stock, you may have no effective voice in our management.

RISKS RELATING TO OUR CURRENT FINANCING AGREEMENT

WE HAVE ENTERED INTO A SECURITY AGREEMENT TO SECURE OUR INDEBTEDNESS TO THE INSTITUTIONAL LENDERS

Virtually all of our assets have been pledged as collateral to secure our indebtedness to the institutional lenders under the Purchase Agreement and other definitive financing documents for the financing provided to us. In the event that we default on payment of our obligations, including but not limited to the making of required payments of principal and interest, our indebtedness could be declared immediately due and payable and, in certain cases, our assets could be foreclosed upon. The aforementioned pledging of the assets and assignments of insurance to secure outstanding indebtedness makes such assets unavailable to secure additional debt financing, which most likely will adversely affect our ability to borrow in the future. In the event that the indebtedness were foreclosed upon, we would likely have to file for bankruptcy protection, in which case the value of our shares of common stock would have no value.

IF WE ARE REQUIRED FOR ANY REASON TO REPAY PART OF THE $32,000,000 OF CONVERTIBLE DEBENTURES WE ISSUED IN JUNE 2005, WE WOULD BE REQUIRED TO DEPLETE OUR WORKING CAPITAL, IF AVAILABLE, OR RAISE ADDITIONAL FUNDS. OUR FAILURE TO REPAY THE CONVERTIBLE DEBENTURES, IF REQUIRED, COULD RESULT IN LEGAL ACTION AGAINST US, WHICH COULD REQUIRE THE SALE OF SUBSTANTIAL ASSETS.

In June 2005, we issued $32,000,000 principal amount of debentures paying interest at the London Interbank Offered Rate ("LIBOR") plus 6%, of which $30,000,000 may be converted into shares of our common stock. $2,000,000 owed under these debentures is due and payable on December 7, 2005 and $30,000,000 is due and payable on June 7, 2010, unless earlier converted into shares of our common stock. In addition, any event of default as described in the convertible debentures could require the early repayment of the convertible debentures, including premia based upon the nature and extent of the default. We cannot predict whether any amount of the convertible debentures, together with accrued interest, will be converted into shares of our common stock. We will be required to repay a minimum of $2,000,000, excluding accrued interest, and may be required to pay the entirety of the $32,000,000, excluding accrued interest in cash. If we are required to repay the debentures, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the debentures when required, the note holders could commence legal action against us to recover the amounts due which ultimately could require the disposition of some or all of our assets, all of which serve as security for the repayment of the debentures. Any such action would require us to curtail or cease operations. There can be no assurance that we will have the capital or assets necessary to repay the debentures, principal or interest, at the time they become due.

OUR LEVEL OF DEBT WILL REDUCE OUR NET INCOME AND MAY RESTRICT OUR OPERATIONS

As a result of the $32,000,000 credit facility, we will have a higher amount of debt than we had before entering into the Purchase Agreement. In addition to the negative effect on net income, our high level of debt could have the following consequences:

o we may have difficulty borrowing money in the future for working capital, capital expenditures, acquisitions or other purposes;

o    we may have difficulty satisfying our debt obligations;

o certain of our indebtedness will be at variable interest rates, which will make us vulnerable to increases in interest rates;

o we may be less flexible in reacting to changes in our business and the industry in which we operate;

o a significant portion of our cash flow available from operations could be required to pay principal and interest on our debt, which will reduce the amount of funds that would otherwise be available to fund capital expenditures, invest in new technology and pursue other business opportunities;

o we will be subject to numerous restrictions in the manner in which we conduct our business in the definitive financing documents, including restrictions on our ability to pay dividends, make investments, incur additional debt, sell assets and enter into transactions with affiliates; and

o we may be placed at a competitive disadvantage compared to our competitors who have less debt.


WE ARE SUBSTANTIALLY LEVERAGED. THIS COULD AFFECT OUR ABILITY TO FULFILL OUR OBLIGATIONS UNDER THE DEBENTURES.

Our substantial outstanding debt has important consequences to you, including the risk that we may not generate sufficient cash flow from operations to pay principal of and interest on our indebtedness, including the debentures, or to invest in our businesses. If we are unable to satisfy our obligations with cash flow from operations and refinancings, we might have to attempt to raise cash to satisfy our obligations through potential sales of assets or equity. Our ability to raise funds by selling either assets or equity depends on a number of factors, including market conditions, restrictions contained in the definitive financing document, including the Purchase Agreement,, and other factors. If we are unable to refinance indebtedness or raise funds through sales of assets or equity or otherwise, we may be unable to pay principal of and interest on the debentures.

THERE ARE A LARGE NUMBER OF SHARES UNDERLYING THE CONVERTIBLE DEBENTURES AND WARRANTS THAT MAY BE AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

As of the date of this prospectus, we had 10,180,000 shares of common stock issued and outstanding and convertible Series A Debentures outstanding, pursuant to a Securities Purchase Agreement dated as of June 8, 2005 entered into with certain institutional lenders (the "Purchase Agreement"), that may be converted into 15,000,000 shares of common stock at $2.00 per share. Under the Purchase Agreement, we also issued the institutional lenders warrants to purchase an additional 8,500,218 shares of our common stock at $1.75 per share. The institutional lenders were also issued Series C Warrants entitling them to purchase additional Series A Debentures convertible into an additional 3,750,000 shares of our common stock at $2.00 per share and additional Series A Warrants to purchase 1,312,500 shares of our common stock at $1.75 per share. The Series A Debentures allow the lenders to receive the interest payable thereon in a maximum of 4,974,704 shares of our common stock. Pursuant to the Purchase Agreement, we have an obligation to register an additional 10,061,226 shares of our common stock. In addition, we are registering 950,000 shares previously issued to certain parties. All of these additional 44,548,648 shares may be sold without restriction. The sale of a substantial amount of these shares would adversely affect the market price of our common stock.

THE ISSUANCE OF SHARES UPON CONVERSION OF THE CONVERTIBLE DEBENTURES AND WARRANTS MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING STOCKHOLDERS.

The issuance of shares upon conversion of the convertible debentures, including the conversion of interest earned thereon and the exercise of the warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholders with which we entered into the Purchase Agreement may not convert their convertible debentures or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholders from converting some of their holdings and subsequently converting the remainder of their holdings. In this way, the selling stockholders could sell more than this limit while never holding more than this limit.

                        RISKS RELATED TO OUR COMMON STOCK

OUR STOCK MAY BE SUBJECT TO SUBSTANTIAL PRICE AND VOLUME FLUCTUATIONS DUE TO A NUMBER OF FACTORS, MANY OF WHICH WILL BE BEYOND OUR CONTROL AND MAY PREVENT OUR STOCKHOLDERS FROM RESELLING OUR COMMON STOCK AT A PROFIT.

The securities markets have experienced significant price and volume fluctuations in the past. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common stock in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors, and in response the market price of our common stock could decrease significantly. Investors may be unable to resell their shares of our common stock for a profit. The decline in the market price of our common stock and market conditions generally could adversely affect our ability to raise additional capital, to complete future acquisitions of or investments in other businesses and to attract and retain qualified technical and sales and marketing personnel.

MANY OF OUR SHARES OF COMMON STOCK WILL IN THE FUTURE BE AVAILABLE FOR RESALE. ANY SALES OF OUR COMMON STOCK, IF IN SIGNIFICANT AMOUNTS, ARE LIKELY TO DEPRESS THE MARKET PRICE OF OUR SHARES.

There are presently 2,180,576 freely tradable shares of our common stock issued and outstanding, of an aggregate of 10,180,000 such shares. Assuming all 44,548,648 shares of common stock issuable to the selling stockholders are sold, we would have 46,729,224 shares that are freely tradable without the requirement of registration under the Securities Act. Assuming all 44,548,648 shares of common stock issuable to the selling stockholders are sold, we would have 54,728,648 shares issued and outstanding. We also have 11,794,385 shares of common stock reserved for issuance pursuant to exercise of presently vested outstanding options and warrants. If all such options and warrants were exercised, we would have 66,523,033 shares of our common stock issued and outstanding. We may in the future register all or a portion of the presently restricted shares of common stock and the shares underlying options and warrants.

The 7,999,424 shares of our common stock issued and outstanding that are not freely tradable are "restricted securities" as defined under Rule 144 of the Securities Act, all of which are owned by our officers, directors and other "affiliates." These persons may only sell their shares, absent registration, in accordance with the provisions of Rule 144. Restricted securities may only be publicly sold pursuant to a registration under the Securities Act, or pursuant to Rule 144 or some other exemption that may be available from the registration requirements of the Securities Act. Rule 144 entitles each person holding restricted securities for a period of one year to sell an amount of shares which does not exceed the greater of 1% of the shares of our common stock outstanding every three months in ordinary brokerage transactions or, assuming the shares of common stock are then traded on Nasdaq, the average weekly trading volume during the four calendar weeks prior to said sale. Any substantial sales pursuant to Rule 144, including the potential sale of our affiliates' shares of our common stock, may have an adverse effect on the market price of shares of our common stock, and may hinder our ability to arrange subsequent equity or debt financing or affect the terms and time of such financing.

FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO FLUCTUATE.

Our operating results have in the past fluctuated from quarter to quarter and we expect this trend to continue in the future. Our quarterly operating results are affected by competitive pricing, announcements regarding new product developments and cyclical conditions in the industry. Accordingly, we may experience wide quarterly fluctuations in our operating performance and profitability, which may adversely affect our stock price even if our year-to-year performance is more stable, which it also may not be. As a result, the market price of our common stock could be volatile. In the past, following periods of volatility in the market price of stock, many companies have been the object of securities class action litigation. If we were to be sued in a securities class action, it could result in substantial costs and a diversion of management's attention and resources which could adversely affect our results of operations.

WE HAVE THE RIGHT TO ISSUE UP TO 10,000,000 SHARES OF "BLANK CHECK" PREFERRED STOCK, WHICH MAY ADVERSELY AFFECT THE VOTING POWER OF THE HOLDERS OF OTHER OF OUR SECURITIES AND MAY DETER HOSTILE TAKEOVERS OR DELAY CHANGES IN MANAGEMENT CONTROL.

We may issue up to 10,000,000 shares of our preferred stock from time to time in one or more series, and with such rights, preferences and designations as our board of directors may determinate from time to time. To date, we have not issued any shares of preferred stock. Our board of directors, without further approval of our common stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series of our preferred stock. Issuances of additional shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of other of our securities and may, under certain circumstances, have the effect of deterring hostile takeovers or delaying changes in management control.

IF OUR COMMON STOCK IS DELISTED FROM THE OTC BULLETIN BOARD, THE MARKET PRICE OF OUR COMMON STOCK COULD DECREASE SIGNIFICANTLY.

If we are unable to maintain the listing of our common stock on the OTC Bulletin Board, trading, if any, in our common stock would thereafter be conducted in the over-the-counter market on the "pink sheets". If our common stock were moved to the "pink sheets", an investor would find it more difficult to dispose of, or to obtain quotations as to the price of, our common stock. Additionally, if our common stock is delisted from the OTC Bulletin Board the market price of our common stock could decrease significantly.

WE HAVE NOT PAID, AND DO NOT INTEND TO PAY, CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Dividend payments in the future may also be limited by financing agreements or covenants contained in securities that we may issue, such as those contained in the Purchase Agreement and the related definitive financing documents. Any future determination to pay cash dividends will be at the discretion of our board of directors and depend on our financial condition, results of operations, capital and legal requirements and such other factors as our board of directors deems relevant.


                   SPECIAL NOTE ON FORWARD LOOKING STATEMENTS

     This prospectus contains certain forward-looking information that involves substantial risks and uncertainties. When used in this prospectus, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to us or our management are intended to identify such forward-looking statements. Our actual results in future periods may differ materially from the forward-looking statements due to a number of risks and uncertainties, including but not limited to fluctuations in the construction, agricultural, and industrial sectors; the success of our entry into new markets; the success of the expansion of our equipment rental business; rental industry conditions and competitors; competitive pricing; our relationship with our suppliers; relations with our employees; our ability to manage our operating costs; the continued availability of financing; governmental regulations and environmental matters; risks associated with regional, national, and world economies. Any forward-looking statements should be considered in light of these factors. Historical operating results are not necessarily indicative of the trends in operating results for any future period.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of our common stock by the selling security holders. We received approximately $30,000,000, before deducting offering expenses from the sale of the Series A Debentures and the Series B Debentures. We have used approximately $26,000,000 to pay off outstanding debt and intend to use approximately $4,000,000 to further reduce our debts and for working capital.

     We would receive $14,875,381.50 if all Series A Warrants and Series B Warrants presently issued and outstanding were exercised and an additional $650,500 if all options to purchase shares of common stock being registered hereby were exercised for an aggregate of $15,525,881.50.

     If the Series C Warrants were exercised, we would issue additional Series A Debentures in the aggregate principal face amount of $7,500,000 and issue an additional 1,312,500 Series A Warrants. If such additional Series A Warrants were exercised we would receive $2,296,875 for an aggregate $9,796,875.

     If all Series C Warrants and all Series A Warrants and Series B Warrants then issued and outstanding as well as all options to purchase shares of common stock being registered hereby were exercised, we would receive an aggregate of $25,322,756.50. We do not presently anticipate receiving any of the foregoing proceeds.


                           PRICE RANGE OF COMMON STOCK

     Our common stock is traded on the OTC Bulletin Board under the symbol "WPEC". Listed below are the high and low closing prices for our common stock for the fiscal years ended July 31, 2004 and 2003 and for the first three (through April 30, 2005) quarters of Fiscal 2005. These quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions.

                                                          FISCAL 2004
                                                        HIGH       LOW
                                                     --------------------
First Quarter...................................       $0.45      $0.15
Second Quarter..................................       $0.43      $0.31
Third Quarter...................................       $0.41      $0.35
Fourth Quarter..................................       $0.37      $0.26


                                                          FISCAL 2003
                                                        HIGH       LOW
                                                     --------------------
First Quarter...................................       $0.26      $0.11
Second Quarter..................................       $0.24      $0.12
Third Quarter...................................       $0.17      $0.10
Fourth Quarter..................................       $0.20      $0.12


                                                          FISCAL 2005
                                                        HIGH       LOW
                                                     --------------------
First Quarter...................................       $1.00      $0.30
Second Quarter..................................       $1.95      $1.01
Third Quarter...................................       $1.52      $0.96


     On July 20, 2005 the closing price of our common stock as reported on the OTC Bulletin Board was $1.50 per share. As of June 30, 2005 we had 482 shareholders of record of our common stock.


                                 DIVIDEND POLICY

     We have never paid or declared a dividend. The payment of cash dividends, if any, in the future is within the discretion of our Board of Directors and will depend upon our earnings, capital requirements, financial condition and other relevant factors. We intend, for the foreseeable future, to retain future earnings for use in our business.

Equity Compensation Plan Information as July 15, 2005.

---------------------------- -------------------------- -------------------------------------- -----------------------------------
Plan category                Number of Securities to    Weighted-average exercise price of     Number of securities remaining
                             be issued upon exercise    outstanding options, warrants and      available for future issuance
                             of outstanding options,    rights                                 under equity compensation plans
                             warrants and rights                                               (excluding securities reflected
                                                                                               in column (a))
---------------------------- -------------------------- -------------------------------------- -----------------------------------
Equity compensation plans
approved by security                 6,975,000                          $0.63                              2,085,000
holders
---------------------------- -------------------------- -------------------------------------- -----------------------------------
Equity compensation plans
not approved by security                -0-                              -0-                                  -0-
holders
---------------------------- -------------------------- -------------------------------------- -----------------------------------

                                 CAPITALIZATION

     The following table sets forth our capitalization as of April 30, 2005. This table should be read in conjunction with our Consolidated Financial Statements and the Notes thereto appearing elsewhere in this prospectus.

--------------------------------------------------------------------------------
                                                                  April 30, 2005
--------------------------------------------------------------------------------
                                                                    (Unaudited)
                                                                  (In thousands)
--------------------------------------------------------------------------------
Long-term debt
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Notes payable.......................................................  $     692
--------------------------------------------------------------------------------
Capitalized lease obligations ......................................        823
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Total long-term debt................................................      1,515
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Stockholders' equity:
--------------------------------------------------------------------------------
Common Stock, $0.001 par value per share;  50,000,000 shares
authorized; 10,260,300 issued and 10,130,000 outstanding ...........         10
--------------------------------------------------------------------------------
Preferred Stock - 10,000,000 authorized, 0 issued and outstanding...         --
--------------------------------------------------------------------------------
Additional paid-in capital..........................................     17,341
--------------------------------------------------------------------------------
Deferred Compensation...............................................        (48)
--------------------------------------------------------------------------------
Accumulated deficit.................................................    (15,495)
--------------------------------------------------------------------------------
Less: Common stock in treasury, at cost (130,300 shares)............       (844)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Total stockholders' equity..........................................        964
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Total capitalization................................................      2,479
--------------------------------------------------------------------------------

                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

The following selected consolidated financial data of Western Power & Equipment Corp & Subsidiary should be read in conjunction with the consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations". The consolidated statement of operations data set forth below with respect to the fiscal years ended July 31, 2002, 2003 and 2004 and the consolidated balance sheet data as of July 31, 2003 and 2004 is derived from and is referenced to the audited consolidated financial statements of Western Power included elsewhere in this prospectus. The consolidated statement of income data set forth below with respect to the fiscal years ended July 31, 2000 and 2001 and the consolidated balance sheet data as of July 31, 2000, 2001 and 2002 is derived from audited consolidated financial statements of Western Power not included in this prospectus. The consolidated statements of income for the nine months ended April 30, 2005 and 2004 have not been audited. The consolidated balance sheet data as of April 30, 2005 and 2004 have not been audited.

(Amounts in Thousands, except per share data)

                                   NINE MONTHS
                                  ENDED APRIL 30,
                                   (UNAUDITED)                               YEAR ENDED JULY 31,
                             -----------------------   --------------------------------------------------------------
                                2005         2004         2004         2003         2002         2001         2000
                             ----------   ----------   ----------   ----------   ----------   ----------   ----------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA: (2)
Net sales ................   $   85,762   $   82,119   $  115,516   $  102,396   $  107,988   $  139,902   $  155,637
Gross profit .............        9,514        8,666       14,170       13,526        7,763        9,820       11,538
Selling, general and
  administrative .........        7,342        7,021        9,594        9,955       10,199       12,840       13,534
Income (loss) before
  income taxes ...........          537         (320)       1,961          460       (9,971)      (7,537)      (6,419)
Net income (loss) ........          501         (356)       1,913          412      (10,019)      (7,842)      (7,198)
Net income (loss per basic
  common share) ..........         0.05        (0.04)        0.19         0.08        (2.50)       (2.30)       (2.18)
Net income (loss per
  diluted common share)...         0.04        (0.04)        0.19         0.08        (2.50)       (2.30)       (2.18)
Shares used in basic
  earnings per share
  calculations ...........       10,130       10,130       10,130        5,336        4,003        3,403        3,306
Shares used in diluted
  earnings per share
  calculations ...........       11,172       10,130       10,130        5,336        4,003        3,403        3,306





                                    AT APRIL 30,                                 AT JULY 31,
                             -----------------------   --------------------------------------------------------------
                                2005         2004         2004         2003         2002         2001         2000
                             ----------   ----------   ----------   ----------   ----------   ----------   ----------
CONSOLIDATED BALANCE SHEET
  DATA: (2)
Working capital (deficit)..  $  (10,395)  $  (16,406)  $  (12,800)  $  (17,590)  $  (24,390)  $  (20,111)  $  (15,909)
Total assets ..............      59,499       54,863       55,024       54,466       59,576       93,102      122,710
Long-term debt (including
  capital leases and
  deferred lease income)...       1,786          918          902          880          928          928       10,796
Stockholders' (deficit)
  equity ..................  $      964   $     (844)  $      102   $   (1,811)  $   (3,136)  $    6,751   $   14,381

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Certain matters discussed herein contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, projected sales levels, expense reductions, reduced interest expense, and increased inventory turnover, one or more of which may not be realized.

GENERAL

         We acquired our first seven retail distribution stores in November 1992. We expanded to 18 stores in four states by the end of fiscal 1996, to 23 stores in five states by the end of fiscal 1997, and to 27 stores in five states by the end of fiscal 1998. In fiscal 1999, we closed 3 stores. As of the date of this prospectus, we had 14 stores in operation.

         For the last four years, we have concentrated on consolidating or closing stores to improve operating efficiency and profitability. Store activity for the last four years is summarized as follows:

--------------   -------------------   ----------------   ----------------   ----------------   -------------------
 Fiscal Year     Number of Stores at   Number of Stores   Number of Stores   Number of Stores   Number of Stores at
                  Beginning of Year         Opened          Closed/Sold          Acquired           End of Year
--------------   -------------------   ----------------   ----------------   ----------------   -------------------
     2001                 21                   0                 3                  0                    18
--------------   -------------------   ----------------   ----------------   ----------------   -------------------
     2002                 18                   0                 3                  0                    15
--------------   -------------------   ----------------   ----------------   ----------------   -------------------
     2003                 15                   0                 0                  0                    15
--------------   -------------------   ----------------   ----------------   ----------------   -------------------
     2004                 15                   0                 0                  0                    15
--------------   -------------------   ----------------   ----------------   ----------------   -------------------
April 30, 2005            14                   0                 0                  0                    14
--------------   -------------------   ----------------   ----------------   ----------------   -------------------

         In September 2004, we purchased Arizona Pacific Materials, LLC, which operates two surface mines producing cinder aggregate to supply material for block manufactures, concrete and asphalt suppliers and landscape contractors, in the Phoenix and Flagstaff, Arizona building/construction markets.

         During the third quarter of fiscal 2005 we finalized the sale of our Hayward branch in California.

         We are evaluating additional store closures or sales. In addition, in the future we may open and acquire additional distribution outlets for Case products, as well as for products which may be manufactured by other companies as circumstances permit. Our results can be impacted by the timing of, and costs incurred in connection with, new store openings and acquisitions as well as the costs of closing existing stores.

RESULTS OF OPERATIONS

THE NINE MONTHS ENDED APRIL 30, 2005 COMPARED TO THE NINE MONTHS ENDED APRIL 30,
--------------------------------------------------------------------------------
2004.
-----

Revenues for the nine-month period ended April 30, 2005 increased 4.4% to $85.8 million compared with $ 82.2 million for the nine-month period ended April 30, 2004. For the nine-month period ended April 30, 2005 equipment sales increased by 8.2%, equipment rental revenues decreased by 36.7% and product support revenues remained the same as the comparative nine month period ended April 30, 2004. Revenues were up from the prior year's comparative period as a result of improved economic conditions, especially in the Oregon, Washington, and Alaska markets where demand for the purchase of equipment (rather than renting) has increased.

The Company's gross profit margin of 11.1% for the nine-month period ended April 30, 2005 was slightly higher than the prior year's comparative period margin of 10.6%. Gross margin for equipment sales was 8.8% compared to 7.8% for the prior year's comparative period. Equipment rental gross margin was 11.1% compared to 13.3% for the prior year's comparative period. Product support gross margin was 17.6% compared to 17.5% for the prior year's comparative period. The slight increase in margins is associated with a change in the sales and rental mix of products.

For the nine-month period ended April 30, 2005, selling, general, and administrative ("SG&A") expenses as a percentage of sales were 8.6%, slightly higher than the 8.5% for the prior year's comparative period. The slight increase from the prior year's comparative period reflects the Company's continued effort to reduce operating expenses offset by the impact of the operational transition costs associated with our subsidiary, Arizona Pacific Materials, LLC, purchased in September 2004.

Interest expense for the nine-months ended April 30, 2005 of $2,036,000 was down from $2,057,000 in the prior year comparative period. This decrease from the prior year's comparative period are the result of lower average interest rates and a lower balance on the GE facility.

The Company had net income for the nine-months ended April 30, 2005 of $501,000 ($0.05 per basic share and $0.04 per diluted share) compared with a net loss of $356,000 ($(0.04) per basic and diluted share) for the prior year's comparative period.

FISCAL YEAR ENDED JULY 31, 2004 COMPARED TO FISCAL YEAR ENDED JULY 31, 2003

The Company reported net revenues for fiscal 2004 of $115,516,000 compared with net revenues of $102,396,000 for fiscal 2003. Stores opened longer than 12 months showed an overall revenue increase of 12.8 percent from prior year revenue reflecting a slight recovery in economic conditions. During 2004, there were no new stores opened or additional store closures.

For fiscal 2004, the Company reported net income of $1,913,000 or $ .19 per share compared with net income of $412,000 or $ .08 per share in fiscal 2003. The increase in net income is primarily a result of increased sales and continued efforts by management to minimize administrative expenses.

Gross margin was 12.3 percent during fiscal 2004 which was slightly lower than the 13.2 percent gross margin during fiscal 2003. The decrease in 2004, is due in part to management's continued successful efforts in reducing inventory levels, particularly of older inventory which were sold at slightly lower prices than those of the prior year. Also contributing to lower margins in 2004, are changes in sales mix, which reflect a greater number of new and used equipment sales transactions which traditionally carry lower margins, thus lowering the weighted average gross margin percent. Inventory reserves and allowances are slightly lower in 2004 ($4.2 million) than 2003 ($4.8 million) due to the Company's ability to sell off such older equipment as described above with very little application of obsolescence reserves to the sales. The Company continues to focus its sales efforts on specialty and niche lines. Selling, general, and administrative expenses were $ 9,594,000 or 8.3 percent of revenues for fiscal 2004 compared to $9,955,000 or 9.7 percent of sales for fiscal 2003. The decrease in selling, general, and administrative expenses resulted in part from the concentrated effort by management to reduce expenses primarily in the area of payroll and payroll related costs.

Interest expense for fiscal 2004 was $2,767,000, down from $3,363,000 in fiscal 2003 due to a combination of a decrease in interest rates and lower inventory levels. The Company had an inventory floor plan and operating line of credit facility through GE Commercial Distribution Finance ("GE"), fka Deutsche Financial Services. The agreement provided for a floating interest rate based on prime with rates between 0.75% under prime to 2.25% over prime depending on the amount of total debt leverage of the Company. This agreement expired on December 31, 2001. As of June 21, 2002, the Company entered into a Forbearance Agreement with GE, under the terms of which GE raised the interest rate to prime plus 4% while the Company was in default and required the Company to pay $45,000 fee to GE for the forbearance. In addition, under the terms of the Forbearance Agreement, the Company was required to meet certain financial covenants and meet certain debt reduction schedules. The Forbearance Agreement expired on December 31, 2002. As of July 31, 2003 and July 31, 2004 the Company remained in technical default of its loan agreement. As of August 12, 2004, the Company entered into a Forbearance Agreement with GE, under the terms of which GE lowered the interest rate to prime plus 1.75% and required the Company to pay $25,000 fee to GE for the forbearance. In addition, under the terms of the Forbearance Agreement, the Company is required to meet certain financial covenants and meet certain debt reduction schedules. The agreement expired on December 31, 2004. See Liquidity and Capital Resources below for a description of the status of the GE facility. Management has used this facility to allow the Company to take greater discounts and to lower overall interest expense and to provide operating capital liquidity.

On September 15, 2004 the Company acquired Arizona Pacific Materials LLC, a basalt and cinder mining company with operating mines in Phoenix and Flagstaff, Arizona. The purchase price was $3 million of which $2.5 million is being carried by the Seller as a note from the Company with interest at 5% and an installment payment of $2,000,000 plus accrued interest in 13 months from the date of purchase and the balance of principal and accrued interest due 19 months from the date of purchase.

FISCAL YEAR ENDED JULY 31, 2003 COMPARED TO FISCAL YEAR ENDED JULY 31, 2002

The Company reported net revenues for fiscal 2003 of $102,396,000 compared with net revenues of $107,988,000 for fiscal 2002. Stores opened longer than 12 months showed an overall revenue decrease of 5.2 percent from prior year revenue reflecting a general softening in economic conditions along with increased competitive pressures. During 2003, there were no new stores opened or additional store closures.

For fiscal 2003, the Company reported net income of $412,000 or $ .08 per share compared with a net loss of $10,019,000 or $2.50 per share in fiscal 2002. Included in the net loss for fiscal year 2002 were significant non-cash charges of $3,796,000 for increases of inventory reserves and allowances, a $2,525,000 write-off of all goodwill, a $1,983,000 write-off of disputed vendor financing discounts (receivables), and a $953,000 write-off of fixed assets.

Gross margin was 13.2 percent during fiscal 2003 which is higher than the 7.2 percent gross margin during fiscal 2002. The increase in 2003, is due in part to managements successful efforts in reducing inventory levels, particularly of older inventory which were sold at higher prices than their marked down values. Also contributing to higher margins in 2003, are favorable changes in sales mix, which reflect a greater number of sales/service transactions with higher margins for repairs/servicing, parts and rental equipment, and the partial recovery of a weakening economy. Inventory reserves and allowances are lower in 2003 ($4.8 million) than 2002 ($7.8 million) due to the sell off of such older equipment as described above. The Company continues to focus its sales efforts on specialty and niche lines.

Selling, general, and administrative expenses were $ 9,955,000 or 9.7 percent of revenues for fiscal 2003 compared to $10,199,000 or 9.4 percent of sales for fiscal 2002. The decrease in selling, general, and administrative expenses resulted in part from the concentrated effort by management to reduce expenses primarily in the area of payroll and payroll related costs.

Interest expense for fiscal 2003 was $3,363,000, down from $4,114,000 in fiscal 2002 due to a combination of a decrease in interest rates and lower inventory levels. The Company had an inventory floor plan and operating line of credit facility through GE Commercial Distribution Finance ("GE"), fka Deutsche Financial Services. The agreement provided for a floating interest rate based on prime with rates between 0.75% under prime to 2.25% over prime depending on the amount of total debt leverage of the Company. The agreement expired on December 31, 2001. As of June 21, 2002, the Company entered into a Forbearance Agreement with GE, under the terms of which GE raised the interest rate to prime plus 4% while the Company was in default and required the Company to pay $45,000 fee to GE for the forbearance. In addition, under the terms of the Forbearance Agreement, the Company was required to meet certain financial covenants and meet certain debt reduction schedules. The Forbearance Agreement expired on December 31, 2002. As of July 31, 2003 the Company remained in technical default of its loan agreement. See Liquidity and Capital Resources below for a description of the status of the GE facility. Management has used this facility to allow the Company to take greater discounts and to lower overall interest expense and to provide operating capital liquidity.

LIQUIDITY AND CAPITAL RESOURCES

Our primary needs for liquidity and capital resources are related to our acquisition of inventory for sale and our rental fleet. Our primary source of internal liquidity has been from our operations. As more fully described below, our primary sources of external liquidity are equipment inventory floor plan financing arrangements provided to us by the manufacturers of the products we sell as well as our credit facility with GE more fully described below.

Under inventory floor planning arrangements the manufacturers of products sold by us provide interest free credit terms on new equipment purchases for periods ranging from one to twelve months, after which interest commences to accrue monthly at rates ranging from zero percent to two percent over the prime rate of interest. Principal payments are typically made under these agreements at scheduled intervals and/or as the equipment is rented, with the balance due at the earlier of a specified date or upon sale of the equipment. At April 30, 2005, we were indebted under manufacturer provided floor planning arrangements in the aggregate amount of $16,545,000.

We had an inventory floor plan and operating line of credit with GE which expired on December 31, 2001. Amounts were advanced against our assets, including accounts receivable, parts, new equipment, rental fleet, and used equipment. The agreement provided for a floating interest rate based on prime with rates between 0.75% under prime to 2.25% over prime depending on the amount of our total debt leverage. We used this borrowing facility to lower flooring related interest expense by using advances under such line to finance inventory purchases in lieu of financing provided by suppliers, to take advantage of cash purchase discounts from our suppliers, to provide operating capital for further growth. Borrowings were collateralized by our assets, including accounts receivable, parts inventory, new and used equipment inventory and rental equipment. As April 30, 2005, approximately $ 26,155,000 was outstanding under the GE credit facility.

On June 21, 2002, we entered into a Forbearance Agreement with GE under the terms of which GE raised the interest rate to prime plus 4% while we were in default and required us to pay a $45,000 fee to GE for the forbearance. In addition, under the terms of the Forbearance Agreement, we were required to meet certain financial covenants and meet certain debt reduction schedules. On August 12, 2004, we entered into a Forbearance Agreement with GE, under the terms of which GE lowered the interest rate to prime plus 1.75% and required us to pay $25,000 fee to GE for the forbearance. In addition, under the terms of the Forbearance Agreement, we were required to meet certain financial covenants and meet certain debt reduction schedules. On April 1, 2005, we entered into a Forbearance Agreement with GE, under the terms of which GE changed the interest rate to prime plus 2.25% and required us to pay a $50,000 fee to GE for the forbearance and $10,000 per week until May 31, 2005 or loan payoff, if sooner.

At April 30, 2005, we were in technical default of the GE credit facility. In June 2005 we closed a new $32 million senior credit facility with several institutional lenders. The facility is comprised of $30 million of convertible debt (convertible into shares of our common stock at $2.00 per share) payable over the next five years and a $2 million six month term loan, both at a variable interest rate of LIBOR plus 6%. The lenders were also granted warrants to purchase approximately 8.5 million shares of our common stock at $1.75 per share. The lenders also have the option to lend an additional $7.5 million to us under the same terms as the existing five year convertible debt pursuant to exercise of the Series C Warrants issued in connection with the financing. If the Series C Warrants are exercised, we would issue additional warrants to purchase 1,312,500 shares of our common stock at $1.75 per share.

We used $23.0 million of the loan proceeds to repay and terminate our credit facility and forbearance agreement with GE Commercial Distribution Finance Corporation and $2.5 million to pay off the purchase note of Arizona Pacific Materials. The remainder of the proceeds will be used to support our near term needs for working capital, general capital expenditures, including sufficient working capital to initiate the build out of the Phoenix mining facilities and other corporate requirements.

During the nine-months ended April 30, 2005 we had positive cash flows from operating activities during the year of $527,000. Our cash flow from operating activities consisted primarily of a reduction of accounts receivable of $2,152,000, depreciation of $3,659,000, a gain on sale of fixed assets and rental equipment of $1,136,000, an increase in accounts payable of $3,789 and a increase in inventories of $7,958,000. Purchases of fixed assets during the period were related mainly to the ongoing replacement of aged operating assets and rental equipment sold during the period. We paid down our short-term financing by $5,555,000 during the nine-month period ending April 30,2005.

Our cash and cash equivalents were approximately $7,000 as April 30, 2005.

INVENTORY; EFFECTS OF INFLATION AND INTEREST RATES; GENERAL ECONOMIC CONDITIONS

Controlling inventory is a key ingredient to the success of an equipment distributor because the equipment is characterized by long order cycles, high-ticket prices, and the related exposure to "flooring" interest. Our interest expense may increase if inventory is too high or interest rates rise. We manage our inventory through company-wide information and inventory sharing systems wherein all locations have access to our entire inventory. In addition, we closely monitor inventory turnover by product categories and places equipment orders based upon targeted turn ratios.

All of the products and services we provide are either capital equipment or included in capital equipment, which are used in the construction, industrial, and agricultural sectors. Accordingly, our sales are affected by inflation or increased interest rates which tend to hold down new construction, and consequently adversely affect demand for the equipment sold and rented by us. In addition, although agricultural equipment sales are less than 2% of our total revenues, factors adversely affecting the farming and commodity markets also can adversely affect our agricultural equipment related business.

Our business can also be affected by general economic conditions in our geographic markets as well as general national and global economic conditions that affect the construction, industrial, and agricultural sectors. A further erosion in North American and/or other countries' economies could adversely affect our business.

Although the principal products sold, rented, and serviced by us are manufactured by Case, we also sell, rent and service equipment and sell related parts (e.g., tires, trailers, and compaction equipment) manufactured by others. Approximately 50% of our net sales for the nine-months ended April 30, 2005 resulted from sales, rental, and servicing of products manufactured by companies other than Case. That compares with a figure of 53% for the fiscal year ended July 31, 2004. Manufacturers other than Case represented by us, offer various levels of supplies and marketing support along with purchase terms which vary from cash upon delivery to interest-free, 12-month flooring.

We purchase our equipment and parts inventory from Case and other manufacturers. No supplier other than Case accounted for more than 10% of such inventory purchases during the nine-months ended April 30, 2005. While maintaining its commitment to Case to primarily purchase Case Equipment and parts as an authorized Case dealer, plans to expand the number of products and increase the aggregate dollar value of those products which we purchase from manufacturers other than Case in the future.

The generally soft economic conditions in the equipment market, particularly in the northwest, have contributed to a decline in equipment sales in prior years. A further softening in the industry could severely affect our sales and profitability. Market specific factors could also adversely affect one or more of our target markets and/or products. We expect the construction equipment market in our store locations to remain flat or slightly down over the next 6 to 12 months.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our significant accounting policies are described in Note 1 to our financial statements for the year ended July 31, 2004, which are included in this prospectus. Our financial statements and accompanying notes are prepared in accordance with U.S. GAAP. Preparing financial statements requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. These estimates and assumptions are affected by management's application of accounting policies.

The estimates for inventory obsolescence reserves are developed to provide for allowances in recognition of decreasing market prices for aged equipment inventory using inventory aging reports for new and used equipment, combined with available market prices for comparable equipment, historical and forecasted sales information. As trends in these variables change, the percentages applied to the inventory aging categories are updated.

The estimates for impairments of goodwill are derived in accordance with Statement of Financial Accounting Standards No. 142, "Accounting for Goodwill and other Intangibles." We continually review goodwill and other intangibles to evaluate whether events or changes have occurred that would suggest an impairment.

Also in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of" estimates related to the impairment in the value of the long-lived assets are reviewed at each balance sheet date. The amount of any such impairment is determined by comparing anticipated undiscounted future cash flows from operating activities with the associated carrying value. The factors considered by management in performing this assessment include operating results, trends and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors.

Some amount of judgment is required to assess the ultimate realization of receivables, including assessing the probability of collection and the current credit worthiness of our clients. Probability of collection is based upon the assessment of the client's financial condition through review of its current financial statements and/or credit reports. The estimate of allowance for doubtful accounts is comprised of two parts, a specific account analysis and a general reserve. Accounts where specific information indicates a potential loss may exist are reviewed and a specific reserve against amounts due is recorded. As additional information becomes available such specific account reserves are updated. Additionally, a general reserve is applied to the aging categories based on historical collection and write-off experience. As trends in historical collection and write-offs change, the percentages applied against the accounts receivable aging categories are updated.

OFF-BALANCE SHEET ARRANGEMENTS

Our off-balance sheet arrangements are principally lease arrangements associated with the retail stores and the corporate office.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

Our significant contractual obligations as of April 30, 2005 are for debt and operating leases. Debt by year of maturity and future rental payments under operating lease agreements are presented below. As of April 30, 2005, we had an outstanding balance on our line of credit in the amount of $26,155,000. We have not engaged in off-balance sheet financing, commodity contract trading or significant related party transactions.

===============  ==========  ==========  ==========  ==========  ============
 Contractual                  Less than                            More than
 Obligations        Total      1 Year     1-3 Years   3-5 Years     5 Years
===============  ==========  ==========  ==========  ==========  ============
LT Debt           3,725,000   2,733,000     814,000     178,000             0
---------------  ----------  ----------  ----------  ----------  ------------
Capital Lease     1,383,000     118,000     396,000     264,000       605,000
---------------  ----------  ----------  ----------  ----------  ------------
Operating Lease   4,881,000   1,451,000   1,972,000     568,000       890,000
---------------  ----------  ----------  ----------  ----------  ------------
Purchase         21,233,000  21,233,000           0           0             0
---------------  ----------  ----------  ----------  ----------  ------------
Other                     0           0           0           0             0
---------------  ----------  ----------  ----------  ----------  ------------
Total                     0  25,535,000           0   1,010,000             0
===============  ==========  ==========  ==========  ==========  ============


         Our management believes that these commitments will be satisfied with current operating cash flow.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         We are exposed to market risk from changes in interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices such as interest rates. For fixed rate debt, interest rate changes affect the fair value of financial instruments but do not impact earnings or cash flows. Conversely for floating rate debt, interest rate changes generally do not affect the fair market value but do impact future earnings and cash flows, assuming other factors are held constant. At April 30, 2005, we had variable rate floor plan payables, notes payable, and short-term debt of approximately $42.7 million. Holding other variables constant, the pre-tax earnings and cash flow impact for the next year resulting from a one percentage point increase in interest rates would be approximately $0.4 million. Our policy is not to enter into derivatives or other financial instruments for trading or speculative purposes.

                                    BUSINESS

GENERAL

We are engaged in the sale, rental, and servicing of light, medium-sized, and heavy construction, agricultural, and industrial equipment, parts, and related products which are manufactured by Case Corporation and certain other manufacturers. We believe, based upon the number of locations owned and operated, that it is one of the largest independent dealers of Case construction equipment in the United States. Products sold, rented, and serviced by us include backhoes, excavators, crawler dozers, skid steer loaders, forklifts, compactors, log loaders, trenchers, street sweepers, sewer vacuums, and mobile highway signs.

We operate out of facilities located in the states of Washington, Oregon, Nevada, California, and Alaska. The equipment that we distribute is furnished to contractors, governmental agencies, and other customers, primarily for use in the construction of residential and commercial buildings, roads, levees, dams, underground power projects, forestry projects, municipal construction, and other projects.

Our company also owns a subsidiary, Arizona Pacific Materials, LLC, which operates two surface mines producing cinder aggregate to supply material for block manufactures, concrete and asphalt suppliers and landscape contractors, in the Phoenix and Flagstaff, Arizona building/construction markets.

Our strategy had focused on acquiring additional existing distributorships and rental operations, opening new locations as market conditions warrant, and increasing sales at our existing locations. In connection therewith, we had sought to operate additional Case or other equipment retail distributorships, and sell, lease, and service additional lines of construction equipment and related products not manufactured by Case. For the past four years, we have concentrated on consolidating or closing certain of our stores to improve operating efficiency and profitability.

HISTORY

We commenced business in November 1992 with the acquisition from Case of seven retail distribution facilities located in Oregon and Washington. We became a subsidiary of American United Global, Inc. ("AUGI"), simultaneous with such acquisition. AUGI holds 12 percent of the outstanding shares of our common stock as of the date of this prospectus.

In September 1994 and February 1996, in two different transactions, we acquired four retail construction equipment stores located in California and Nevada from Case. In addition, in June 1996 and January 1997, we made two additional acquisitions of distributorships of predominantly non-competing lines of equipment, with locations in California, Oregon, Washington, and Alaska. From fiscal 1993 through fiscal 1997, we also opened nine new stores in the states served by the existing stores, ending fiscal year 1997 with 23 stores.

In fiscal 1998, we acquired four additional facilities located in California and Alaska. The previous Alaska facility was discontinued as it was combined with the new Alaska facility. In fiscal 1998 the Company opened one new store in Washington. On December 11, 1997, the Company acquired substantially all of the operating assets used by Case in connection with its business of servicing and distributing Case agricultural equipment at a facility located in Yuba City, California.

On April 30, 1998, we acquired substantially all of the operating assets of Yukon Equipment, Inc. (Yukon) in connection with Yukon's business of servicing and distributing construction, industrial, and agricultural equipment in Alaska. Yukon has facilities in Anchorage, Fairbanks, and Juneau, Alaska.

In fiscal 1999, we closed three of our smaller facilities and began servicing the territories served by these small stores by larger facilities in the region.

We consolidated four facilities in the first quarter of fiscal 2000 into certain larger stores in each region. One branch office in Washington was sold during the third quarter of fiscal 2000 while two temporary locations were established in Southern California. The closures were intended to increase efficiencies and reduce costs. The two branches in California were established in an effort to assist Case Corporation in a dealership transition for Southern California. We consolidated one branch in Washington during the first quarter of fiscal 2001 and sold the two branches in Southern California in the third quarter of fiscal 2001.

During fiscal 2002, we closed/sold 3 branches resulting in 15 branches at the end of fiscal 2002. There were no store closures and no new stores opened in fiscal 2003 and 2004.

In September 2004, we purchased Arizona Pacific Materials, LLC, which operates two surface mines producing cinder aggregate to supply material for block manufactures, concrete and asphalt suppliers and landscape contractors, in the Phoenix and Flagstaff, Arizona building/construction markets.

During the third quarter of fiscal 2005 we finalized the sale of our Hayward branch in California.

Our principal executive offices are located at 6407-B N.E. 117th Avenue, Vancouver, Washington 98662. Our main telephone number is (360) 253-2346. Inquiries may also be sent to us at the above address for sales and general information. We currently maintain a website at www.westernpower.com. Information contained on our Internet site is not incorporated by reference into this prospectus and you should not consider information contained on our Internet site to be part of this prospectus.

BUSINESS STRATEGY

Our strategy is to streamline our operations and close or consolidate stores and to increase efficiency and profitability. We are concentrating our efforts on reducing costs and increasing sales and margins so that all of our operations can be profitable. We have selectively pared down our product offerings to reduce inventory carrying costs and to improve turnover in the remaining product lines that we offer.

Our business strategy includes efforts to expand sales at our existing locations. We will continue to seek to improve our product line and generate incremental sales increases by adding equipment and parts produced by manufacturers other than Case, where appropriate. We will also seek to increase sales of parts and service, both of which have considerably higher margins than equipment sales.

Our business strategy had previously focused on acquiring additional existing distributorships and rental operations, opening new locations, and increasing sales at our existing locations. We have reduced our acquisition activity in fiscal years 1999 through 2002 due to market conditions. When market conditions improve and opportunities arise, we intend to make strategic acquisitions of other authorized Case construction equipment retail dealers located in established or growing markets, as well as dealers or distributors of construction, industrial, or agricultural equipment, and related parts, manufactured by companies other than Case. In addition to acquisitions, in the future we may open new retail outlets as opportunities and conditions permit. The strategy in opening additional retail outlets has been to test market areas by placing sales, parts, and service personnel in the target market. If the results are favorable, a retail outlet is opened with its own inventory of equipment. This approach reduces both the business risk and the cost of market development.

PRODUCTS

CASE CONSTRUCTION EQUIPMENT

The construction equipment which we sell, rent and service generally consists of: backhoes (used to dig large, wide and deep trenches); excavators (used to dig deeply for the construction of foundations, basements, and other projects); log loaders (used to cut, process and load logs); crawler dozers (bulldozers used for earth moving, leveling and shallower digging than excavators); wheel loaders (used for loading trucks and other carriers with excavated dirt, gravel and rock); roller compactors (used to compact roads and other surfaces); trenchers (a smaller machine that digs trenches for sewer lines, electrical power and other utility pipes and wires); forklifts (used to load and unload pallets of materials); and skid steer loaders (smaller version of a wheel loader, used to load and transport small quantities of material e.g. dirt and rocks around a job site). Selling prices for these units range from $15,000 to $350,000 per piece of equipment.

Under the terms of standard Case dealer agreements, we are an authorized Case dealer for sales of equipment and related parts and services at locations in Oregon, Washington, Nevada, northern California, and Alaska. The dealer agreements have no defined term or duration, but are reviewed on an annual basis by both parties, and can be terminated without cause at any time either by us on 30 days' notice or by Case on 90 days' notice. Although the dealer agreements do not prevent Case from arbitrarily exercising its right of termination, based upon Case's established history of dealer relationships and industry practice, we do not believe that Case would terminate its dealer agreements without good cause.

The dealer agreements do not contain requirements for specific minimum purchases from Case. In consideration for our agreement to act as dealer, Case supplies us items of equipment for sale and lease, parts, cooperative advertising benefits, marketing brochures related to Case products, access to Case product specialists for field support, the ability to use the Case name and logo in connection with our sales of Case products, and access to Case floor plan financing for Equipment purchases. Such floor planning arrangement currently provides us with interest free credit terms on new equipment purchases ranging from one to six months, depending upon the type of equipment floored, after which interest commences to accrue monthly at an annual rate equal to 2% over the prime rate of interest. The invoice price of each item of equipment is payable at the earlier of the time of its sale by us or six months after the date of shipment to us by Case.

OTHER PRODUCTS

Although the principal products sold, rented, and serviced by us are manufactured by Case, we also sell, rent and service equipment and sell related parts (e.g., tires, trailers, and compaction equipment) manufactured by others. Approximately 47% and 53% of our net sales for fiscal year 2003 and fiscal 2004, respectively, resulted from sales, rental, and servicing of products manufactured by companies other than Case. Manufacturers other than Case represented by us offer various levels of supplies and marketing support along with purchase terms which vary from cash upon delivery to interest-free, 12-month flooring.

Our distribution business is divided into three general categories of activity:
(i) equipment sales, (ii) equipment rentals, and (iii) product support.

Our wholly owned subsidiary, Arizona Pacific Materials, LLC, operates two surface mines producing cinder aggregate to supply material for block manufactures, concrete and asphalt suppliers and landscape contractors, in the Phoenix and Flagstaff, Arizona building/construction markets.


EQUIPMENT SALES

At each of our distribution outlets we maintain a fleet of various new and used equipment for sale. The equipment purchased for each outlet is selected by our marketing staff based upon the types of customers in the geographical areas surrounding each outlet, historical purchases as well as anticipated trends.

We provide only the standard manufacturer's limited warranty for new equipment, generally a one-year parts and service repair warranty. Customers can purchase extended warranty contracts.

We also sell used equipment that has been reconditioned in our own service shops. We generally obtain such used equipment as "trade-ins" from customers who purchase new items of equipment and from equipment previously rented and not purchased. Unlike new equipment, our used equipment is generally sold "as is" and without a warranty.


EQUIPMENT RENTAL

We maintain a separate fleet of equipment that we hold solely for rental. This equipment is generally held in the rental fleet for 12 to 36 months and then sold as used equipment with appropriate discounts reflecting prior rental usage. As rental equipment is taken out of the rental fleet, we add new equipment to the rental fleet as needed. The rental charges vary, with different rates for different types of equipment rented. In October 1998, we opened our first rental-only store, located in the Seattle, Washington area, under the name Western Power Rents. This store was consolidated with our Auburn, Washington store in August 2000. Rentals have decreased to 4.5% of revenue in fiscal year 2004 from 4.8% of revenue in fiscal year 2003.


PRODUCT SUPPORT

We operate a service center and yard at each retail distribution outlet for the repair and storage of equipment. Both warranty and non-warranty service work is performed, with the cost of warranty work being reimbursed by the manufacturer following the receipt of invoices from us. We employ approximately 80 manufacturer-trained service technicians who perform equipment repair, preparation for sale, and other servicing activities. Equipment servicing is one of the higher profit margin businesses operated by us. We have expanded this business by hiring additional personnel and developing extended warranty contracts to be purchased by customers for equipment sold and serviced by us, and we are independently marketing such contracts to our customers. We service items and types of equipment that include those that are neither sold by us nor manufactured by Case.

We purchase parts for use in our equipment service business, as well as for sale to other customers who are independent servicers of Case equipment. Generally, parts purchases are made on standard net 30-day terms. We employ one or more persons who take orders from customers for parts purchases at each retail distribution outlet. We provide only the standard manufacturer's warranty on the parts that we sell, which is generally a 90-day replacement guaranty.


SALES AND MARKETING

Our customers are typically residential and commercial building general contractors, road and bridge contractors, sewer and septic contractors, underground utility contractors, persons engaged in the forestry industry, equipment rental companies and state and municipal authorities. We estimate that it has approximately 19,000 customers, with most being small business owners, none of which accounted for more than 3% of its total sales in the fiscal year ended July 31, 2003.

For fiscal years 2004, 2003, and 2002, the revenue breakdown by source for the business operated by our company were approximately as follows:

================     ========     ========     =======     =======     =======
                     FY05 YTD     FY04 YTD     FY 2004     FY 2003     FY 2002
                     THROUGH      THROUGH
                     APRIL 30,    APRIL 30,
                       2005         2004
================     ========     ========     =======     =======     =======
Equipment Sales        72%           70%         71%         70%         68%
----------------     --------     --------     -------     -------     -------
Equipment Rental        3             5           5           5           6
----------------     --------     --------     -------     -------     -------
Product Support         24           25           24          25          26
----------------     --------     --------     -------     -------     -------
Mining                  1            -0-         -0-         -0-         -0-
----------------     --------     --------     -------     -------     -------
Total                  100%         100%         100%        100%        100%
================     ========     ========     =======     =======     =======

We advertise our products in trade publications and appear at trade shows throughout our territories. We also encourage our salespersons to visit customer sites and offer equipment demonstrations when requested.

Our sales and marketing activities do not result in any significant backlog of orders. Although we accept orders from customers for future delivery following manufacture by Case or other manufacturers, during fiscal 2003 a majority of our sales revenues resulted from products sold directly out of inventory, or the providing of services upon customer request.

We employed approximately 56 equipment salespersons on April 30, 2005. All of our sales personnel are employees of Western Power, and all are under the general supervision of C. Dean McLain, our president. Each equipment salesperson is assigned a separate exclusive territory, the size of which varies based upon the number of potential customers and anticipated volume of sales, as well as the geographical characteristics of each area.

On April 30, 2005, we employed 1 product support salesperson that sells Western Power parts and repair services to customers in assigned territories. We have no independent distributors or non-employee sales representatives.


SUPPLIERS

We purchase our equipment and parts inventory from Case and other manufacturers. No supplier other than Case accounted for more than 10% of such inventory purchases during fiscal 2004 or for the nine-months ended April 30, 2005. While maintaining our commitment to Case to primarily purchase Case Equipment and parts as an authorized Case dealer, we plan to expand the number of products and increase the aggregate dollar value of those products which we purchase from manufacturers other than Case in the future.


COMPETITION

We compete with distributors of construction, agricultural, and industrial equipment and parts manufactured by companies other than Case on the basis of price, the product support (including technical service) that it provides to its customers, brand name recognition for its products, the accessibility and number of its distribution outlets, and the overall quality of the products that it sells. We believe that we are able to effectively compete with distributors of products produced and distributed by such other manufacturers primarily on the basis of overall product quality and the superior product support and other customer services provided by us.

Case's two major competitors in the manufacture of full lines of construction equipment of comparable sizes and quality are Caterpillar Corporation and Deere & Company. In addition, other manufacturers produce specific types of equipment which compete with Case Equipment and other equipment distributed by us. These competitors and their product specialties include, but are not limited to, JCB Corporation--backhoes, Kobelco Corporation -- excavators, Dresser Industries -- light and medium duty dozers, Komatsu Corporation -- wheel loaders and crawler dozers, and Bobcat, Inc. -- skid steer loaders.

We are currently the only Case dealer for construction equipment in Alaska, northern Nevada, and in the northern California area (other than Case-owned distribution outlets), and we are one of several Case dealers in Oregon and Washington. However, Case has the right to establish other dealerships in the future in the same territories in which we operate. In order to maintain and improve our competitive position, revenues and profit margins, we plan to increase our sales of products produced by companies other than Case.


ENVIRONMENTAL STANDARDS AND GOVERNMENT REGULATION

Our operations are subject to numerous rules and regulations at the federal, state, and local levels. These regulations are designed to protect the environment and to regulate the discharge of materials into the environment. Based upon current laws and regulations, we believe that our policies, practices, and procedures are properly designed to prevent unreasonable risk of environmental damage and the resulting financial liability to us. No assurance can be given that future changes in such laws, regulations, or interpretations thereof, changes in the nature of our operations, or the effects of former occupants' past activities at the various sites at which we operate, will not have an adverse impact on our operations.

We are subject to federal environmental standards because in connection with our operations we handle and dispose of hazardous materials, and discharge sewer water in our equipment rental and servicing operations. Our internal staff is trained to keep appropriate records with respect to our handling of hazardous waste, to establish appropriate on-site storage locations for hazardous waste, and to select regulated carriers to transport and dispose of hazardous waste. Local rules and regulations also exist to govern the discharge of waste water into sewer systems.


EMPLOYEES

As of the date of this prospectus, we employed 234 full-time employees. Of that number, 16 are in corporate administration, 18 are involved in administration at the branch locations, 60 are employed in equipment sales and rental, and 140 are employed in product support. As of the date of this prospectus, approximately 10 of our service technicians and parts employees at the Sacramento, California operation were being represented by Operating Engineers Local Union No. 3 of the International Union of Operating Engineers, AFL-CIO under the terms of a five-year contract expiring August 31, 2005. We believe that our relations with our employees are generally satisfactory.


INSURANCE

We currently have general, product liability, and umbrella insurance policies covering us with limits, terms, and conditions which we believe to be consistent with reasonable business practice, although there is no assurance that such coverage will prove to be adequate in the future. An uninsured or partially insured claim, or a claim for which indemnification is not available, could have a material adverse effect upon our business, results of operations, and financial condition.

PROPERTIES

The following table sets forth information as to each of the properties which we own or lease (all of which are retail sales, rental, service, storage, and repair facilities except as otherwise noted) at July 31, 2004.

                                                     EXPIRATION                     SIZE/SQUARE         PURCHASE
LOCATION AND USE                 LESSOR              DATE          ANNUAL RENTAL    FEET                OPTIONS
-----------------------------    ----------------    ----------    -------------    ----------------    -------
1745 N.E. Columbia Blvd.         Carlton O.          12/31/2010    $84,000(1)       Approx. 4 acres;       No
Portland, Oregon 97211           Fisher, CNJ                       plus CPI         building 17,622
                                 Enterprises                       adjustments      sq. ft.

1665 Silverton Road, N.E.        LaNoel Elston       07/31/2009    $37,200(1)       Approx. 1 acre;        No
Salem, Oregon 97303              Myers Living                                       building 14,860
                                 Trust                                              sq. ft.

West 7916 Sunset Hwy.            U.S. Bank           09/30/2008    $64,800(1)       Approx. 5 acres;       No
Spokane, Washington 99204                                                           building 19,200
                                                                                    sq. ft.

12406 Mukilteo Speedway          Phil & Jana         10/31/2008    $120,960(1)      Approx. 2.1            No
Mukilteo, Washington 98275       Pickering                                          acres; building
                                                                                    13,600 sq. ft.

6407-B  NE 117th Ave             McLain-Rubin        03/31/2006    $69,600          Building 8,627         No
Vancouver, Washington 98662      Realty Company,                                    sq. ft.
(Executive Offices)              LLC (3)

2702 W. Valley Hwy No.           Avalon Island       11/30/2015    $204,000(1)      Approx. 8 acres;       No
Auburn, Washington 98001         LLC                                                building 33,000
                                                                                    sq. ft.

500 Prospect Lane                Owned               N/A           N/A              Approx. 1.5           N/A
Moxee, Washington 98936                                                             acres; building
(Subleased to 3rd Party)                                                            4,320 sq. ft.

1455 Glendale Ave.               McLain-Rubin        09/30/2007    $276,000(2)      Approx. 5 acres;       No
Sparks, Nevada 89431             Realty Company,                                    building 22,475
                                 LLC (3)                                            sq. ft.

25886 Clawiter Road              Clawiter Asso.,     11/30/2004    $108,900(1)      Approx. 2.8            No
Hayward, California 94545 (4)    LLC                                                acres; building
                                                                                    21,580 sq. ft.

3540 D Regional Parkway          Soiland             02/28/2005    $57,600(1)       Approx. 1.25           No
Santa Rosa, California  95403                                      plus annual      acres; building
                                                                   CPI              5,140 sq. ft.
                                                                   adjustments

1751 Bell Avenue                 McLain-Rubin        09/30/2007    $228,000(2)      Approx. 8 acres;       No
Sacramento, California 95838     Realty Company,                                    building 35,940
                                 LLC (3)                                            sq. ft.

8271 Commonwealth Avenue         M.E. Robinson &     03/31/2005    $93,960          N/A                    No
Buena Park, CA 90621-2537        Lois Robinson

2535 Ellis Street                Hart Enterprises    04/30/2005    $33,600          Approx. 2 acres;      Yes
Redding, California 96001                                                           building 6,200
                                                                                    sq. ft.

1041 S Pershing Ave              Raymond             03/14/2006    $49,689          Approx. .5 acres;     Yes
Stockton, CA   95206             Investment Corp                                    building 1,794
                                                                                    sq. ft.

                                                     EXPIRATION                     SIZE/SQUARE         PURCHASE
LOCATION AND USE                 LESSOR              DATE          ANNUAL RENTAL    FEET                OPTIONS
-----------------------------    ----------------    ----------    -------------    ----------------    -------
723 15th Street                  Mark Flerchinger    Month to      $20,400          Approx. 1.2           Yes
Clarkston, Washington 99403                          Month                          acres; building
                                                                                    3,750 sq. ft.

2020 E. Third Avenue             ROM Holdings        11/22/2015    $108,000         Approx. 4 acres;       No
Anchorage, Alaska 99501                                                             building 15,650
                                                                                    sq.ft.

3511 International Street        Winglees            11/30/2009    $78,000          Approx. 1.5            No
Fairbanks, Alaska 99701          Properties                                         acres; building
                                                                                    8,500 sq. ft.


_________________

1 Net lease with payment of insurance, property taxes, and maintenance costs paid by the Company.
2 Net lease with payment of insurance, property taxes and maintenance costs, including structural repairs, paid by the Company.
3    Related party lease.
4    Sale of branch was finalized in February 2005.



Our operating facilities at July 31, 2004 were separated into eight "hub" outlets and seven "sub-stores". In addition, we maintain our headquarter operations in Vancouver, Washington. The hub stores are the main distribution centers located in Auburn and Spokane, Washington; Portland, Oregon; Sparks, Nevada; Hayward, Buena Park, and Sacramento, California; and Anchorage, Alaska; and the sub-stores are the smaller facilities located in Mukilteo and Clarkston, Washington; Salem, Oregon; Santa Rosa, Stockton, and Redding, California; and Fairbanks, Alaska.

Arizona Pacific Materials, LLC, our wholly owned subsidiary, operates mines in the Phoenix and Flagstaff, Arizona under royalty agreements which require payments based upon the number of tons of product processed and sold each month. The Flagstaff royalty agreement has a minimum payment of $25,000 per year.

All of the leased and owned facilities that we use are believed to be adequate in all material respects for the needs of our current and anticipated business operations.

LEGAL PROCEEDINGS

We are involved in various legal proceedings , from time to time, which are incidental to the industry and for which certain matters are covered in whole or in part by insurance or, otherwise, we have recorded accruals for estimated settlements. Management believes that any liability which may result from these proceedings will not have a material adverse effect on our business, results of operations, and financial condition. As of the date of this prospectus, there are no material ongoing proceedings that we are involved in.


CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We engaged Moss Adams LLP as our new independent accountants as of December 5, 2001. During the two fiscal years and the subsequent interim period prior to the engagement of Moss Adams LLP on December 5, 2001, we did not consult with Moss Adams LLP regarding the application of accounting principles to any specific transaction, whether completed or proposed; on the type of audit opinion that might be rendered on our financial statements, or on any matter that was either the subject of a disagreement or a reportable event.

Our Board of Directors, upon recommendation of its Audit Committee, dismissed our independent accountants, Moss Adams LLP on December 11, 2002. The report of Moss Adams LLP on our consolidated financial statements as of July 31, 2002 and for the year then ended contained no adverse opinions or disclaimer of opinion and were not otherwise qualified or modified as to uncertainty, audit scope, or accounting principle, except that the report of Moss Adams LLP for the fiscal year ended July 31, 2002 contained an explanatory paragraph expressing substantial doubt regarding our ability to continue as a going concern. In connection with its audit of our consolidated financial statements as of July 31, 2002 we were not in agreement with Moss Adams LLP with respect to the valuation of inventories and the recognition of impairments related to fixed assets and goodwill. Those disagreements were resolved by us by recording adjustments in the fourth quarter of fiscal 2002, which reduced operating earnings by approximately $7.3 million in the quarter. We also inadvertently filed our annual report on Form 10-K for the year ended July 31, 2002 prior to receiving written consent from Moss Adams LLP. We subsequently modified our annual report to include all required forms and Moss Adams LLP's written consent.

We engaged Grassi & Co., CPAs, P.C. as our new independent accountants as of December 13, 2002. It had previously engaged Moss Adams LLP on December 6, 2001.

During the two fiscal years and the subsequent interim period prior to the engagement of Grassi & Co., CPAs, P.C. on December 13, 2002, Western Power & Equipment Corp. did not consult with Grassi & Co., CPAs, P.C. regarding the application of accounting principles to any specific transaction, either completed or proposed; or the type of audit opinion that might be rendered on Western Power & Equipment Corp.'s financial statements; or on any matter that was either the subject of a disagreement or a reportable event.

On May 1, 2003, we dismissed Grassi & Co., CPA's, P.C. as our independent certified public accountants. Grassi did not issue any reports on our financial statements during its tenure as our independent certified public accountants. Grassi was previously engaged as our independent certified public accountants on December 13, 2002. From December 13, 2002 through and including May 1, 2003, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

On May 1, 2003, upon receipt of approval of the audit committee of our Board of Directors, we engaged Marcum & Kliegman LLP to serve as our independent certified public accountants. During our two most recent fiscal years, and during any subsequent period through May 1, 2003, we did not consult with Marcum & Kliegman LLP on any accounting or auditing issues.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information regarding the directors and executive officers of Western Power.

Name                Age   Title
----                ---   -----
C. Dean McLain      51    President, Chief Executive Officer and Chairman of
                          the Board of Directors
Mark J. Wright      49    Chief Financial Officer
Michael Metter      53    Director
Steven Moskowitz    41    Director
James Fisher        69    Director

Directors are elected to one-year terms.

C. DEAN MCLAIN. Mr. McLain has served as our President, Chief Executive Officer, and a director since March 7, 1993. Mr. McLain was elected Chairman of the Board of Directors effective August 1, 1998. From March 1, 1993 through June 13, 1995, Mr. McLain served as Executive Vice President of American United Global, Inc.
(AUGI). Mr. McLain has served on the Board of Directors of AUGI since March 7, 1994. From January 1990 through 1993 Mr. McLain served as Manager of Privatization of Case Corporation.

MARK J. WRIGHT. Mr. Wright has served as our Chief Financial Officer since February 1997. From October 1992 through January 1997, Mr. Wright was employed in a private law practice. Mr. Wright was employed as the Corporate Treasurer by Lattice Semiconductor Corporation, a semiconductor company, from 1988 to 1992. Mr. Wright has been admitted to the Oregon State Bar since 1992 and holds a Masters of Business Administration degree from the Marriott School of Management at Brigham Young University.

MICHAEL METTER. Mr. Metter has served as director since February 11, 2003. Since April 2001, Mr. Metter has been the President of RME International, Ltd. (RME). Mr. Metter also currently consults to a broad range of businesses, including IT communications and media businesses, on mergers, acquisitions, restructuring, financing and other matters. From October 1998 to February 2001, Mr. Metter was a principal of Security Capital Trading, Inc., and was a principal at Madison Capital from September 1997 to October 1998. Prior thereto, Mr. Metter was President of First Cambridge Securities from October 1994 to August 1997. Effective with a merger of a division of R.M. Enterprises International, Ltd into Azurel, Ltd., in October 2002, Mr. Metter became President and COO of Azurel. He resigned as President in February 2003 and subsequently resigned the position of COO which he held from February 2003 until June 28, 2003. Mr. Metter is also President and CEO of BusinessTalkRadio.net (a private company). BTR is a syndicated radio network based in Greenwich, Connecticut. He has held this position since June 2002. He is also chairman of Tiburon Capital Group, a privately held holding corporation.

STEVEN MOSKOWITZ. Mr. Moskowitz has served as director since February 11, 2003. Since 1997, Mr. Moskowitz has been the Vice-President of Business Development for H.W. Carter and Sons. Prior thereto, Mr. Moskowitz was Division President of Evolutions. Mr. Moskowitz is currently a director and secretary for Spongetech. He previously served as the CEO and a director of Azurel, Ltd from October 2002 through September 2003. Mr. Moskowitz also is currently an independent director for R.M. Enterprises International, Ltd. He is also Executive Vice President of Tiburon Capital Group, a privately held holding corporation.

JAMES FISHER. Mr. Fisher was elected to the board of directors effective November 1, 2004. Mr. Fisher has been an insurance agent and broker as well as a registered representative holding a Series 7 license and has been employed by CIGA, UNUM, and Metropolitan Life, among others. He retired in 1994, when he also resigned from the board of directors of Fleet Bank of New York.

Audit Committee Financial Expert

Our board of directors has determined that at least two audit committee financial experts are serving on its audit committee. Mr. Metter and Mr. Fisher, are financial experts and are independent as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Code of Ethics

We have adopted a code of ethics that applies to our chief executive officer and chief financial officer and other key financial personnel. The code of ethics can be viewed at our website, www.westernpower.com. We intend to satisfy the disclosure requirements under item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of our code of ethics by putting such information on our Internet website.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding compensation paid by Western Power during each of the last three fiscal years to our Chief Executive Officer and to each of our executive officers who were paid in excess of $100,000 ("Named Officers").

SUMMARY COMPENSATION TABLE

                                                                                Long-Term
                                                                               Compensation
                              Annual Compensation                                 Awards
                                                                Other Annual     Number of      All Other
Name and Principal Position    Year      Salary       Bonus     Compensation      Options     Compensation
---------------------------    ----      ------       -----     ------------      -------     ------------
C. Dean McLain                 2004     $424,805     $189,491     $   958            --              --
President, CEO, Chairman       2003     $399,633     $ 15,000        --              --          $415,413
   of the Board(1)             2002     $393,300     $135,000     $   967            --          $ 31,199

Mark J. Wright                 2004     $190,618     $ 10,000     $ 9,000            --              --
Vice President of Finance      2003     $208,255     $ 75,000        --              --              --
   and CFO                     2002     $176,481     $ 75,000     $ 9,000            --          $  7,718

   (1) Mr. McLain joined our company in March 1993, when he became our Chief Executive Officer. On July 31, 1995, Mr. McLain was permitted to and did purchase from AUGI 6,000 shares of AUGI's common stock at a price of $.01 per share. On August 1, 1995, the closing price for a share of AUGI's common stock as reported by NASDAQ was $4.875. Effective as of August 1, 1995, Mr. McLain's employment agreement with our company was terminated and he entered into an amended employment agreement expiring July 31, 2005. The base salary under this employment agreement commenced at $250,000 for fiscal 1996, and increased to $300,000 for fiscal 2000. His employment agreement also calls for Incentive Bonuses under certain circumstances. Effective as of August 1, 2000 Mr. McLain's employment agreement with our company was terminated and he entered into a new employment agreement expiring July 31, 2007. The base salary under this employment agreement commences at $390,000 and increases yearly based upon the average percentage increase in salary for all employees of Employer for the current fiscal year over the previous fiscal year. His employment agreement also calls for Incentive Bonuses under certain circumstances. See "Employment, Consulting and Incentive Compensation Agreements" below. Mr. McLain became Chairman effective August 1, 1998. On May 1, 2003 Mr. McLain agreed to convert the principal amount of a loan made to our company in the amount of $73,500 into shares of our common stock. In connection therewith Mr. McLain received 2,769,419 shares of our common stock resulting in a compensation charge to our company in the amount of $415,413.

EMPLOYMENT, CONSULTING AND INCENTIVE COMPENSATION AGREEMENTS

Upon completion of our 1995 initial public offering, we entered into an employment agreement with Mr. Rubin, a stockholder of our company, effective as of June 13, 1995, that expired July 31, 1998. Pursuant to this agreement, Mr. Rubin served as our Chairman and received an annual base salary of $150,000 plus bonuses if certain conditions were met. Effective August 1, 1998, we entered into a new two-year agreement with Mr. Rubin. Under the terms of this agreement, Mr. Rubin no longer served as Chairman, but provided consulting services to us. He received an annual fee of $200,000 plus all authorized business expenses. We entered into a new seven (7) year consulting agreement with Mr. Rubin effective August 1, 2000 paying him $200,000 plus all authorized business expenses in the first year, followed by a 3% raise in each successive year of the contract.

Effective as of August 1, 2000 Mr. McLain entered into an employment agreement expiring July 31, 2007. The base salary under this employment agreement commences at $390,000 and increases yearly based upon the average percentage increase in salary for all employees of our company for the current fiscal year over the previous fiscal year. His employment agreement also calls for incentive bonuses under certain circumstances. Mr. McLain received a $30,000 bonus during our 2003 fiscal year and a $281,409 bonus for our 2004 fiscal year. In addition, Mr. McLain receives the use of vehicles at our expense and certain other fringe benefits not exceeding $50,000 per year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Mr. Moskowitz and Mr. Metter. There are no interlocking relationships, as described by the Securities and Exchange Commission, between the Compensation Committee members. Mr. McLain, the Chairman of the Board of Directors since August 1998, as well as its President and CEO, and Mr. Rubin, currently a stockholder and consultant to Western

Power, participated in all discussions and decisions regarding salaries and incentive compensation for all employees and consultants to us, except that they were each excluded from discussions regarding their own salary.

DIRECTORS' COMPENSATION

Each director, not otherwise a full-time employee of our company, is eligible to receive $2,000 per quarter, together with reimbursement of their reasonable expenses incurred on our behalf.

                             STOCK PERFORMANCE GRAPH

The graph below provides an indicator of cumulative total return on our common stock as compared with the Nasdaq Stock Market Index and the S&P Industrial Machinery Index during the period from the beginning of fiscal 1999 through the end of fiscal 2004. The graph shows the value, at the end of each fiscal year, or $100 invested in our common stock or the indices on August 1, 1998 and assumes reinvestment of all dividends. The graph depicts the change in the value of our common stock relative to the noted indices as of the end of each fiscal year and not for any interim period. Historical stock price performance is not necessarily indicative of future stock performance.

Western Power & Equipment Corp. & Subsidiary - Stock Performance Chart

                                                       S&P Industrial
          Measurement        Western Power                Machinery    Nasdaq
             Period          Closing Price*     WPEC        Index      Index
      -------------------------------------------------------------------------
        July 31, 1999.....        2.44         100.00       100.00     100.00
        July 31, 2000.....        5.00         205.13        81.76     169.53
        July 31, 2001.....        0.46          18.87        89.45      66.91
        July 31, 2002.....        0.22          10.05        89.94      54.67
        July 31, 2003.....        0.16           8.00       105.51      60.42
        July 31, 2004.....        0.30          13.33       136.77      70.44

      Amount invested.....      100.00

* all figures are closing prices.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth certain information, as of the date hereof, with respect to the beneficial ownership of our common stock by each: (i) holder of more than five percent (5%) of the outstanding shares of our common stock; (ii) our officers and directors; and (iii) all our officers and directors as a group. Our outstanding voting securities at the close of business on the date of this prospectus, consisted of 10,180,000 shares of common stock, $.001 par value (the "Common Stock"). Unless otherwise indicated, the address of each of the named persons is care of Western Power & Equipment Corp., 6407-B NE 117th Avenue, Vancouver, WA 98662.

                                                         SHARES       PERCENTAGE
                                                   BENEFICIALLY     BENEFICIALLY
NAME AND ADDRESS                                      OWNED (1)            OWNED
----------------                                   ------------     ------------

C. Dean McLain (2)(6)(7)                              3,469,419           31.89%

Robert M. Rubin (3)(4)(6)                               750,000            6.89%

The Rubin Family Irrevocable Stock Trust (4)          4,169,419           40.96%

Mark J. Wright (5)                                      200,000             1.9%

Steven Moskowitz (9)                                    150,000            1.45%

Michael Metter (10)                                     150,000            1.45%

James Fisher (11)                                       100,000                *

American United Global, Inc.
11108 NE 106th Place
Kirkland, WA 98033(8)                                 1,222,586              12%

JSC, LLC (7)
38207 NE Gerber Rd.
Yacolt, WA  98675                                       588,000            5.78%

All officers and directors as a group (5 persons)
(2)(5)(6)(9)(10)(11)                                  4,069,419           33.41%

* less than one percent

(1) Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date on which beneficial ownership is to be determined, upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and which are exercisable within such 60 day period, have been exercised.

(2) Includes Mr. McLain's direct beneficial ownership of exercisable options to acquire 500,000 shares of our common stock. Includes Mr. McLain's 50% (200,000) beneficial ownership of exercisable options granted to McLain-Rubin Realty to acquire 400,000 shares of our common stock. Excludes Mr. McLain's indirect ownership in Western Power through his beneficial ownership of 750,000 shares of AUGI common stock and options to purchase 212,000 shares of AUGI common stock.

(3) Includes Mr. Rubin's direct beneficial ownership of options to acquire 500,000 shares of our common stock. Includes Mr. Rubin's 50% (200,000) beneficial ownership of options granted to McLain-Rubin Realty to acquire 400,000 shares of our common stock. Excludes the shares of our common stock held by the Rubin Family Irrevocable Stock Trust (the "Trust"). Excludes Mr. Rubin's indirect ownership in Western Power through his beneficial ownership of 80 shares and options to purchase 33,600 shares of AUGI common stock.

(4) Mr. Rubin, a grantor of the Trust, does not have sole or shared voting or dispositive power over the shares of our common stock held by the Trust, and disclaims any beneficial ownership of the shares of our common stock held by the Trust.

(5) Consists of options to purchase 200,000 shares of our common stock.

(6) On May 1, 2003, Mr. McLain and the Rubin Family Irrevocable Stock Trust agreed to convert the principal amount of a loan made to Western Power in the amount of $147,000 into an aggregate of 5,538,838 shares of our common stock, as a result of which Mr. McLain and the Rubin Family Irrevocable Stock Trust each received 2,769,419 shares of our common stock.

(7) A trust in which Mr. McLain is a grantor owns a portion of JSC LLC. Mr. McLain does not have sole or shared voting or dispositive power over the shares of our common stock held by JSC LLC.

(8) Consists of shares of our common stock held by American United Global, Inc. ("AUGI"), a company of which Mr Rubin is the chief executive officer and chairman of the board of directors.

(9) Consists of 150,000 shares of common stock issuable upon the exercise of options.

(10) Consists of 150,000 shares of common stock issuable upon the exercise of options. Excludes Mr. Metter's indirect ownership in Western Power through his ownership of exercisable options to acquire 150,000 shares of AUGI, our principal stockholder.

(11) Consists of 100,000 shares of common stock issuable upon the exercise of options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The real property and improvements used in connection with the Sacramento Operations, and upon which the Sacramento Operation is located, were sold by Case for $1,500,000 to the McLain-Rubin Realty Company, LLC ("MRR"), a Delaware limited liability company the owners of which are Messrs. C. Dean McLain, our chief executive officer and chairman of our board of directors and Robert M. Rubin, our former chairman of our board of directors and a significant stockholder. Simultaneous with its acquisition of the Sacramento Operation real property and improvements, MRR leased such real property and improvements to us under the terms of a 20-year commercial lease agreement dated March 1, 1996 with Western Power paying an initial annual rate of $168,000. As of October 1, 2000, we entered into a renegotiated 7-year lease with an initial annual rate of $228,000. In addition to base rent, we are responsible for the payment of all related taxes and other assessments, utilities, insurance and repairs (both structural and regular maintenance) with respect to the leased real property during the term of the lease. The new lease qualifies for treatment as an operating lease.

In February 1999, the real property and improvements used in connection with our Sparks, Nevada operation and upon which such operation is located, were sold by us to MRR under the terms of a real property purchase and sale agreement. The sale price was $2,210,000 in cash at closing. Subsequent to the closing of the sale, we entered into a 20-year commercial lease agreement with MRR for the Sparks, Nevada facility at an initial rental rate of $252,000 per year. The lease is a net lease with payment of insurance, property taxes and maintenance costs paid by us. The sale resulted in a deferred gain which will be amortized over the life of the lease pursuant to generally accepted accounting principles. As of October 1, 2000, we entered into a renegotiated 7-year lease with an initial annual rate of $276,000. The new lease qualifies for treatment as an operating lease and the remainder of the deferred gain which was previously being amortized over the life of the cancelled lease was all recognized in the first quarter of fiscal year 2001.

On April 1, 2001, we entered into a lease with McLain-Rubin Realty Company II, LLC ("MRR II"), a Delaware limited liability company, the owners of which are Messrs. C. Dean McLain, our chief executive officer and chairman of our board of directors and Robert M. Rubin, our former chairman of our board of directors and a significant stockholder, for a 5-year lease on our Vancouver, Washington corporate office with an annual rate of $98,000. In addition to base rent, we are responsible for the payment of all related taxes and other assessments, utilities, insurance, and repairs (both structural and regular maintenance) with respect to the leased real property during the term of the lease. The lease qualifies for treatment as an operating lease.

In connection with the purchase of Arizona Pacific Materials, LLC, we issued notes to MRR and to the Rubin Family Irrevocable Stock Trust for $300,000 of the $500,000 paid at closing on behalf of our company. Payment on these notes is due September 30, 2005 and accrues simple interest at the rate of five percent (5%) per annum. In addition we issued 1,200,000 options (associated with the $300,000 notes) on September 9, 2004 with an exercise price of $0.55 per share vesting over the twelve months beginning October 2004.

In June 2005 we closed a new $32,000,000 senior credit facility with several institutional lenders. The facility is comprised of $30,000,000 of convertible debt (convertible into shares of our common stock at $2.00 per share) payable over the next five years and a $2,000,000 six month convertible term loan, both at the London Interbank Offered Rate ("LIBOR") plus 6%. The lenders were also granted warrants to purchase approximately 8.5 million shares of our common stock at $1.75 per share. The lenders also have the option to lend an additional $7,500,000 to us under the same terms as the existing five year convertible debt.

All current transactions between us and our officers, directors and principal stockholders or any affiliates thereof are, and in the future will be, on terms no less favorable to us than could be obtained from unaffiliated third parties.

                            DESCRIPTION OF SECURITIES


The following is a description of all material terms and features of our securities, but does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of our amended articles of incorporation and bylaws. The applicable prospectus supplement will describe the specific terms of the securities offered through that prospectus supplement as well as any of the general terms described below that will not be applicable to the securities offered.

GENERAL

We are authorized by our Certificate of Incorporation to issue an aggregate of 50,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock. As of the date of this prospectus there are currently 10,180,000 shares of common stock and no shares of preferred stock outstanding. All shares of common stock are of the same class and have equal rights and attributes.

PREFERRED STOCK

We are authorized by our Certificate of Incorporation to issue a maximum of 10,000,000 shares of Preferred Stock, in one or more series and containing such rights, privileges and limitations, including voting rights, dividend rates, conversion privileges, redemption rights and terms, redemption prices and liquidation preferences, as our Board of Directors of may, from time to time, fix by amendment of the Certificate of Incorporation. As of the date of this prospectus there are no shares of preferred stock outstanding.

COMMON STOCK

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the payment of preferential dividends with respect to any shares of preferred stock that may be outstanding from time to time. In the event of the dissolution, liquidation or winding up of our company, the holders of common stock are entitled to share ratably in all assets remaining after payment of all of our liabilities, subject to the prior distribution rights of the holders of any preferred stock that may be outstanding at that time. All outstanding shares of common stock are duly authorized, fully paid and non-assessable.

Holders of common stock do not have any subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. Accordingly, if we were to issue additional shares of common stock current shareholders would have no right to purchase additional shares and, as a result, their percentage equity interest in our company would be reduced.

The holders of common stock do not have cumulative voting rights. Accordingly, all directors will be elected by the affirmative vote of the holders of a majority of our outstanding common stock. The Board is empowered to fill any vacancies on the Board created by the resignation, death or removal of directors.

TRANSFER AGENT

The Transfer Agent for our common stock is Corporate Stock Transfer 3200 Cherry Creek South Drive, Suite 430 Denver, CO 80209, telephone number (303) 282-4800.

                         SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus 10,180,000 shares of common stock are outstanding. We also have outstanding options and warrants to purchase up to a total of 13,350,218 shares of Common Stock.

Of the 10,180,000 shares of common stock outstanding, 2,180,576 shares are freely tradable and the remaining 7,999,424 shares of common stock are "restricted securities" as that term is defined under Rule 144, and may not be sold unless registered under the Act or exempted there from. All of the shares sold in this offering will be free trading shares.

In general, under the Rule 144, as currently in effect, subject to the satisfaction of certain other conditions, a person, including an "affiliate" of Western Power, as that term is defined in Rule 144, (or persons whose shares are aggregated), who for at least one year has beneficially owned restricted securities acquired directly or indirectly from our company or an affiliate of ours in a private transaction is entitled to sell in brokerage transactions within any three-month period, a number of shares that does not exceed 1% of the total number of outstanding shares of the same class. A person (or persons whose shares are aggregated) who is not an affiliate and has not been an affiliate of our company for at least three months immediately preceding the sale and who has beneficially owned restricted securities for at least two years is entitled to sell such shares pursuant to subparagraph (k) of Rule 144 without regard to the limitation described above. Under Rule 144, an affiliate of our company may sell shares of common stock that are not "restricted securities" without regard to the one-year holding period applicable in the case of restricted securities, subject to the satisfaction of other conditions set forth in Rule 144. The foregoing summary of Rule 144 is not intended to be a complete description thereof.

7,999,424 shares of restricted common stock are held by affiliates of our company as of the date of this prospectus. So long as such stock remains in the hands of affiliates, unless sold pursuant to a registration statement, they will be subject to all of the conditions of Rule 144, except for the holding period. If the holders of such stock cease to be affiliates (and, in the case of restricted stock, the two-year holding period of Rule 144(k) has been met), such shares may become freely tradable, without regard to most of Rule 144 restrictions, including the volume limitation.

As of the date of this prospectus, 13,350,218 options and warrants to purchase shares of our common stock are outstanding. Sales of significant amounts of our common stock by stockholders in the future, under Rule 144 or otherwise, may have a depressive effect on the price of our common stock. 950,000 shares underlying such options and warrants are being registered for resale in this prospectus.

On June 9, 2005, we announced the closing of a new $32 million senior credit facility from several institutional investors. This prospectus is filed in connection with securities issued in this financing and relates to 18,750,000 shares issuable upon conversion of our debentures, 9,812,718 shares of common stock issuable upon exercise of warrants, 4,974,704 shares issuable as interest and an additional 10,061,226 registrable under the terms of the transaction documents relating to the financing

                            SELLING SECURITY HOLDERS

We agreed to register for resale an aggregate of 34,487,422 shares of common stock issuable upon conversion of debentures and exercise of warrants and options issued to the selling stockholders listed below, excluding 10,061,226 shares being registered but not offered under any current arrangement. The selling stockholders may from time to time offer and sell any or all of their shares that are registered under this prospectus. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling stockholders in connection with the sale of such shares.

The following table sets forth the number of shares of common stock that may be offered for sale from time to time by the selling stockholders. The following table sets forth (i) the maximum number of shares of common stock which may be sold by the selling stockholder under this prospectus and (ii) the number of shares of common stock which will be owned after the offering by the selling stockholders. Except as indicated below, none of the selling stockholders has held any position or office with us, nor are any of the selling stockholders associates or affiliates of any of our officers or directors. Except as indicated below, no selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities.

The selling stockholders may decide to sell all, some, or none of the shares of common stock listed below. We cannot provide you with any estimate of the number of shares of common stock that any of the selling stockholders will hold in the future. For purposes of this table, beneficial ownership is determined in accordance with the rules of the Commission, and includes voting power and investment power with respect to such shares.

                                                       Shares        Shares      Maximum
                                          Shares      underlying    issuable     shares      Percentage     Shares
                                        underlying     warrants    as interest   offered    beneficially  owned after
Selling Stockholder                     debentures    or options    payments      hereby       owned       offering
-------------------                     ----------    ----------    --------      ------       -----       --------
Bluegrass Growth Fund LP (1)               343,750      179,901       91,203      614,854        5.7%          0
Bluegrass Growth Fund LTD (1)              281,250      147,191       74,620      503,061       4.71%          0
Crestview capital Master LLC (10         2,812,500    1,471,908      746,206    5,030,614      33.07%          0
Iroquois Master Fund Ltd (1)             2,500,000    1,308,362      663,294    4,471,656      30.52%          0
Omicron Master Trust (1)                 5,312,500    2,780,270    1,409,500    9,502,270      48.28%          0
Smithfield Fiduciary LLC (1)             5,312,500    2,780,270    1,409,500    9,502,270      48.28%          0
CCA US Fund, L.P. by Crestview Capital
Advisors, LLC, its General Partner (1)   2,187,500    1,144,817      580,383    3,912,700      27.76%          0
Strategic Growth International, Inc. (2)                200,000                   200,000        1.9%          0
Steve Bayern (2)                                        500,000                   500,000       4.68%          0
Sweeney Family Irrevocable Trust (2)                    125,000                   125,000       1.21%          0
Hayde Family Irrevocable Trust (2)                      125,000                   125,000       1.21%          0

(1) Assumes that all institutional lenders exercise of the Series C Warrants, that all debentures are held until maturity with interest payments made in shares of our common stock and full conversion of all debentures at maturity. Notwithstanding the percentage shown as beneficially owned, no institutional lender included as a selling shareholder in this table may at any time hold more than 4.99% shares of our common stock issued and outstanding.

(2) Consists of shares of our common stock underlying options issued for services rendered to us.

                              PLAN OF DISTRIBUTION

Each selling stockholder of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;

     o settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale;

     o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

     o    any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses we incur incident to the registration of the shares. We have agreed to indemnify the institutional lenders who are selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

Insofar as this prospectus relates to the institutional lenders, we agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

                                  LEGAL MATTERS

Gersten Savage LLP, New York, New York, will pass upon the validity of the shares of common stock for us in connection with this offering.


                                     EXPERTS

Marcum & Kliegman LLP, an independent registered public accounting firm, have audited our consolidated financial statements at July 31, 2004 and 2003, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Marcum & Kliegman LLP's report, given on their authority as experts in accounting and auditing.

Moss Adams LLP, an independent registered public accounting firm, have audited our consolidated financial statements at July 31, 2002, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Moss Adams LLP's report, given on their authority as experts in accounting and auditing. Moss Adams has declined to consent to the inclusion of its audit report in this prospectus.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

A Registration Statement on Form S-1, including amendments thereto, relating to the common stock offered hereby has been filed by us with the Commission, Washington, D.C. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedule thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to our company and the common stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's Public Reference Room located at 450 Fifth Street, NW, Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Commission. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the Registration Statement may be accessed electronically at the Commission's site on the World Wide Web located at http://www.sec.gov.

We are subject to the informational requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed may be inspected without charge and copies may be had at the prescribed fees at the Commission's addresses set forth above and at the Commission's website.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Western Power & Equipment Corp. Condensed Consolidated Financial Statements for the Periods Ending April 30, 2005 and 2004

     Condensed Consolidated Balance Sheets
       April 30, 2005 (Unaudited) and July 31, 2004......................F1

     Condensed Consolidated Statements of Operations
       Three months ended April 30, 2005 (Unaudited)
       and April 30, 2004 (Unaudited)....................................F2

     Condensed Consolidated Statements of Operations
       Nine months ended April 30, 2005 (Unaudited)
       and April 30, 2004 (Unaudited)....................................F3

     Condensed Consolidated Statements of Cash Flows
       Nine months ended April 30, 2005 (Unaudited)
       and April 30, 2004 (Unaudited)....................................F4-F5

     Notes to Condensed Consolidated Financial Statements................F6-F12

Western Power & Equipment Corp. Consolidated Financial Statements for the Years Ending July 31, 2004 and 2003

     Reports of Independent  Registered Public Accounting Firms..........F13-F14

     Consolidated Statements of Operations
       Years ended July 31, 2004, 2003 and 2002..........................F15

     Consolidated Balance Sheets
        July 31, 2004 and July 31, 2003..................................F16

     Consolidated Statements of Stockholders'
        Equity (Deficiency) For the Years ended
        July 31, 2004, 2003 and 2002.....................................F17

     Consolidated Statements of Cash Flows
        For the Years ended July 31, 2004, 2003 and 2002.................F18

     Notes to Consolidated Financial Statements..........................F19-F28

Arizona Pacific Materials Audited Financial Statements for the Years Ending March 31, 2004 and 2003

     Reports of Independent  Registered Public Accounting Firms..........F29

     Balance Sheets......................................................F30-F31

     Statements of Operations & Member's Deficiency......................F32

     Statements of Cash Flows............................................F33

     Notes to Financial Statements.......................................F34-F37

Arizona Pacific Materials Unaudited Financial Statements for the Years Ending July 31, 2004 and 2003

     Balance Sheets......................................................F38

     Statements of Operations & Member's Deficiency......................F39

     Statements of Cash Flows............................................F40

     Notes to Financial Statements.......................................F41-F42

Unaudited Pro Forma Financial Statements for the Year Ending July 31,
   2004..................................................................F43-F47

                  WESTERN POWER & EQUIPMENT CORP. & SUBSIDIARY
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)

                                                                             APRIL 30,       JULY 31,
                                                                               2005            2004
                                                                           ------------    ------------
                                                                            (Unaudited)
ASSETS (PLEDGED)
----------------
Current assets:
    Cash and cash equivalents ..........................................   $          7    $          9
    Restricted Cash ....................................................            553             408
    Accounts receivable, less allowance for doubtful accounts
       of $930 and $938, respectively ..................................          9,501          11,660
    Inventories ........................................................         36,032          28,938
    Prepaid expenses ...................................................            261             205
                                                                           ------------    ------------
         Total current assets ..........................................         46,354          41,220
Fixed assets:
    Property, plant and equipment (net) ................................          3,565           2,620
    Rental equipment fleet (net) .......................................          9,172          11,053
                                                                           ------------    ------------
         Total fixed assets ............................................         12,737          13,673
Other assets ...........................................................            408             131
                                                                           ------------    ------------
Total assets ...........................................................   $     59,499    $     55,024
                                                                           ============    ============

LIABILITIES & STOCKHOLDERS' EQUITY
----------------------------------
Current liabilities:
    Borrowings under floor plan financing ..............................   $     16,545          14,561
    Short-term borrowings ..............................................         26,155          31,710
    Convertible debt ...................................................             50              50
    Notes payable ......................................................          3,033              12
    Accounts payable and accrued expenses ..............................          9,250           5,461
    Accrued payroll and vacation .......................................            647           1,194
    Other accrued liabilities ..........................................          1,033           1,005
    Capital lease obligation ...........................................             36              27
                                                                           ------------    ------------
         Total current liabilities .....................................         56,749          54,020
Long-term liabilities
    Notes Payable ......................................................            692              49
    Deferred Lease Income ..............................................            271               0
    Capital lease obligation ...........................................            823             853
                                                                           ------------    ------------
         Total long-term liabilities ...................................          1,786             902
                                                                           ------------    ------------
Total liabilities ......................................................         58,535          54,922
                                                                           ------------    ------------
Stockholders' equity:
    Preferred stock-10,000,000 shares authorized;
       none issued and outstanding .....................................             --              --
    Common stock-$.001 par value; 50,000,000 shares authorized;
       10,260,300 issued and 10,130,000 outstanding ....................             10              10
    Additional paid-in capital .........................................         17,341          16,933
    Deferred compensation ..............................................            (48)
    Accumulated deficit ................................................        (15,495)        (15,997)
    Less common stock in treasury, at cost (130,300 shares) ............           (844)           (844)
                                                                           ------------    ------------
         Total stockholders' equity ....................................            964             102
                                                                           ------------    ------------
Total liabilities and stockholders' equity .............................   $     59,499    $     55,024
                                                                           ============    ============

                 The accompanying notes are an integral part of
               these condensed consolidated financial statements.

                  WESTERN POWER & EQUIPMENT CORP. & SUBSIDIARY
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                (Dollars in thousands, except per share amounts)



                                                                                THREE MONTHS ENDED APRIL 30,
                                                                                ----------------------------
                                                                                    2005            2004
                                                                                ------------    ------------
Net revenue .................................................................   $     28,677    $     26,426

Cost of revenues (includes depreciation of $935 and $989, respectively)......         25,489          24,142
                                                                                ------------    ------------

Gross profit ................................................................          3,188           2,284

Selling, general and administrative expenses ................................          2,670           2,271
                                                                                ------------    ------------

Operating income ............................................................            518              13

Other income (expense):
    Interest expense ........................................................           (696)           (645)
    Other income ............................................................             55             (58)
                                                                                ------------    ------------

Income (loss) before income tax provision ...................................           (123)           (690)

Income tax provision ........................................................             12              12
                                                                                ------------    ------------

Net income (loss) ...........................................................   $       (135)   $       (702)
                                                                                ============    ============

Basic earnings (loss) per common share ......................................   $       (.01)   $      (0.07)
                                                                                ============    ============

Diluted earnings (loss) per common share ....................................   $       (.01)   $      (0.07)
                                                                                ============    ============



                 The accompanying notes are an integral part of
               these condensed consolidated financial statements.

                  WESTERN POWER & EQUIPMENT CORP. & SUBSIDIARY
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                (Dollars in thousands, except per share amounts)



                                                                                NINE MONTHS ENDED APRIL 30,
                                                                                ----------------------------
                                                                                    2005            2004
                                                                                ------------    ------------
Net revenue .................................................................   $     85,762    $     82,119

Cost of revenues (includes depreciation of $3,264 and $2,602, respectively)..         76,248          73,453
                                                                                ------------    ------------

Gross profit ................................................................          9,514           8,666

Selling, general and administrative expenses ................................          7,342           7,021
                                                                                ------------    ------------

Operating income ............................................................          2,172           1,645

Other income (expense):
    Interest expense ........................................................         (2,036)         (2,057)
    Other income ............................................................            401              92
                                                                                ------------    ------------

Income before income tax provision ..........................................            537            (320)

Income tax provision ........................................................             36              36
                                                                                ------------    ------------

Net income ..................................................................   $        501    $       (356)
                                                                                ============    ============

Basic earnings per common share .............................................   $       0.05    $      (0.04)
                                                                                ============    ============

Diluted earnings per common share ...........................................   $       0.04    $      (0.04)
                                                                                ============    ============



                 The accompanying notes are an integral part of
               these condensed consolidated financial statements.

                  WESTERN POWER & EQUIPMENT CORP. & SUBSIDIARY
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                             (Dollars in thousands)



                                                                                NINE MONTHS ENDED APRIL 31,
                                                                                ----------------------------
                                                                                    2005              2004
                                                                                ------------    ------------
Cash flows from operating activities:
    Net income ..............................................................   $        501    $       (356)
Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation ............................................................          3,659           3,880
    Bad Debts ...............................................................              7             301
    Amortization of debt discount ...........................................            171              --
    Gain on sale of fixed assets and rental equipment .......................         (1,136)           (702)
    Stock based compensation ................................................             68              --
    Changes in assets and liabilities:
        Accounts receivable .................................................          2,152           1,693
        Restricted Cash .....................................................           (145)           (651)
        Inventories .........................................................         (7,958)         (5,082)
        Prepaid expenses and other assets ...................................           (332)             (3)
        Accounts payable and accrued expenses ...............................          3,789             683
        Accrued payroll and vacation ........................................           (547)              7
        Other accrued liabilities ...........................................             27              94
        Deferred Lease Income ...............................................            271              --
                                                                                ------------    ------------
    Net cash provided by operating activities ...............................            527            (136)
                                                                                ------------    ------------

Cash flows from investing activities:
    Purchase of property, plant and equipment ...............................           (744)           (222)
    Purchases of rental equipment ...........................................         (3,142)         (4,376)
    Purchase of assets of Arizona Pacific Materials, LLC ....................           (500)             --
    Proceeds on sale of fixed assets ........................................          1,584               8
    Proceeds on sale of rental equipment ....................................          4,579           4,757
                                                                                ------------    ------------
    Net cash provided (used) by investing activities ........................          1,777             167
                                                                                ------------    ------------

Cash flows from financing activities:
    Principal payments on capital leases ....................................            (21)            (29)
    Borrowings on floor-plan financing ......................................          1,984           5,563
    Payments on short-term borrowings .......................................         (5,555)         (5,617)
    Notes Payable from purchase of Arizona Pacific Materials, LLC ...........            500              --
    Long term debt borrowings ...............................................            795              65
    Long term debt payments .................................................             (9)             --
    Payments on convertible debt ............................................             --             (13)
                                                                                ------------    ------------
Net cash used in financing activities .......................................         (2,306)            (31)
                                                                                ------------    ------------

Decrease in cash and cash equivalents .......................................             (2)             --
Cash and cash equivalents at beginning of period ............................              9               8
                                                                                ------------    ------------

Cash and cash equivalents at end of period ..................................   $          7    $          8
                                                                                ============    ============

Supplemental disclosures:
Interest paid ...............................................................   $      2,158    $      2,081
Income taxes paid ...........................................................             --              --

Supplemental schedule of non-cash investing and financing activities:
Notes payable issued for purchase of Arizona Pacific Materials, LLC .........   $      2,500              --

Options valued at $292 were issued in connection with a $500 note payable related to the down payment at closing for the purchase of
Arizona Pacific Materials
See Note 9 ..................................................................            292              --

Options issued in lieu of cash payments in connection with consulting
service agreements entered into in November 2004 ............................             97              --

Options issued in lieu of cash payments in connection consulting
service agreements entered into in February 2005 ............................             20              --





















                 The accompanying notes are an integral part of
               these condensed consolidated financial statements.

                  WESTERN POWER & EQUIPMENT CORP. & SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


1.      BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements include the accounts of Western Power & Equipment Corp and its wholly owned subsidiary, Arizona Pacific Materials, LLC, acquired in September 2004. See Note 9. All intercompany transactions have been eliminated.

The accompanying condensed consolidated financial statements are unaudited and in the opinion of management contain all the adjustments (consisting of those of a normal recurring nature) considered necessary to present fairly the condensed consolidated balance sheet and the condensed consolidated results of operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States applicable to interim periods. The results of operations for the quarterly period ended April 30, 2005 are not necessarily indicative of results that may be expected for any other interim periods or for the full year. This report should be read in conjunction with the Company's consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended July 31, 2004 filed with the Securities and Exchange Commission. The accounting policies used in preparing these unaudited condensed consolidated financial statements are consistent with those described in the July 31, 2004 consolidated financial statements.

At April 30, 2005 the Company continued to be in technical default with the GE credit facility. In June 2005, the facility was subsequently paid. See Note 13.


2.      ACCOUNTING POLICIES

The accounting policies followed by the Company are set forth in Note 1 to the Company's condensed consolidated financial statements as filed in its Form 10-K for the year ended July 31, 2004.

In December, 2004, the Financial Accounting Standards Board ("FASB") issued its final standard on accounting for share-based payments ("SBP"), FASB Statement No. 123R (revised 2004), Share-Based Payment. The Statement requires companies to expense the value of employee stock options and similar awards. Under FAS 123R, SBP awards result in a cost that will be measured at fair value on the awards' grant date, based on the estimated number of awards that are expected to vest. Compensation cost for awards that vest would not be reversed if the awards expire without being exercised. The effective date for public companies is the first annual reporting period beginning after June 15, 2005, and will apply to all outstanding and unvested SBP awards at a company's adoption. Management does not anticipate that this Statement will have a significant impact on the Company's consolidated financial statements.


3.      EARNINGS OR LOSS PER SHARE

Basic net income or loss per share of common stock is computed based on the weighted average number of common shares outstanding during the period.

Diluted net income or loss per share of common stock is computed based on the weighted average number of common shares outstanding during the period plus any dilutive securities outstanding such as stock options or convertible instruments. Total outstanding options as of April 30, 2005 was 4,890,000.


Earnings per common share is as follows:

                                                         THREE MONTHS ENDED APRIL 30,
                                                                    ('000's)
                                                        -------------------------------
                                                            2005               2004
                                                        ------------       ------------
BASIC

Numerator:
Net income (loss) available to common shareholders...   $       (135)      $       (702)
                                                        ============       ============
Denominator:
Weighted average shares outstanding .................         10,130             10,130
                                                        ============       ============
Basic earnings (loss) per common share ..............   $      (0.01)      $      (0.07)
                                                        ============       ============

DILUTED

Weighted average shares outstanding .................         10,130             10,130
Stock options .......................................             --                 --
                                                        ------------       ------------
Denominator for diluted earnings per share ..........         10,130             10,130
                                                        ============       ============
Diluted earnings (loss) per common share ............   $      (0.01)      $      (0.07)
                                                        ============       ============


                                                          NINE MONTHS ENDED APRIL 30,
                                                                    ('000's)
                                                        -------------------------------
                                                            2005               2004
                                                        ------------       ------------
BASIC

Numerator:
Net income available to common shareholders..........   $        501       $       (356)
                                                        ============       ============
Denominator:
Weighted average shares outstanding .................         10,130             10,130
                                                        ============       ============
Basic earnings per common share .....................   $       0.05       $      (0.04)
                                                        ============       ============

DILUTED

Weighted average shares outstanding .................         10,130             10,130
Stock options .......................................          1,042                 --
                                                        ------------       ------------
Denominator for diluted earnings per share ..........         11,172             10,130
                                                        ============       ============
Diluted earnings per common share ...................   $       0.04       $      (0.04)
                                                        ============       ============

4.      STOCK BASED COMPENSATION

As permitted under Statement No. 123, the Company continues to apply the Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." As required under Statement No. 148, the following table present pro-forma net income and basic and diluted earnings (loss) per share as if the fair value-based method had been applied to all awards.

        Nine Months Ended April 30, 2005
                                           Net income      Basic       Diluted
                                            ('000's)       E.P.S.      E.P.S.
                                           ----------   ----------   ----------
        As Reported ....................   $      501   $      .05   $      .04
        Stock Based Employee Compensation
        Cost ...........................         (185)        (.02)        (.02)
                                           ----------   ----------   ----------
        Pro Forma ......................   $      316   $      .03   $      .02
                                           ==========   ==========   ==========


        Nine Months Ended April 30, 2004
                                           Net income      Basic       Diluted
                                            ('000's)       E.P.S.      E.P.S.
                                           ----------   ----------   ----------
        As Reported ....................   $     (356)  $     (.04)  $     (.04)
        Stock Based Employee Compensation
        Cost ...........................          (83)        (.01)        (.01)
                                           ----------   ----------   ----------
        Pro Forma ......................   $     (439)  $     (.05)  $     (.05)
                                           ==========   ==========   ==========

As required by SFAS, the Company has computed for pro-forma disclosure purposes the fair value of options granted using the Black-Scholes option pricing model. The weighted average assumptions used for stock option grants for periods ended April 30, 2005 and 2004 were:

                                                   2005         2004
                                                ----------   ----------
        Risk free interest rate ..............        2.50         2.50

        Expected dividend yield ..............         N/A          N/A

        Expected life ........................           2            3

        Expected volatility ..................       102.5%        90.5%

        Fair Value of Stock Options ..........         .62          N/A

In October 2004, the Company issued 2,000,000 stock options with an exercise price of $0.55 to related parties as part of a loan made to the Company for the purchase of Arizona Pacific Materials, LLC. The fair value of the options of $292,000 was recorded as a debt discount and is being amortized over the life of the debt which is twelve months. See Note 9.

During the three months ended January 31, 2005, the Company granted 790,000 stock options in connection consulting agreements. The fair value of the options granted of $97,000 was recorded as a deferred compensation and is being amortized over the life of the agreements which is twelve months.

During the three months ended April 30, 2005, the Company granted 200,000 stock options in connection consulting agreements. The fair value of the options granted of $20,000 was recorded as a deferred compensation and was expensed in the quarter ending April 30, 2005.

5.      INVENTORIES

Inventories consist of the following ('000's):
                                                         April 30,    July 31,
                                                           2005         2004
                                                        ----------   ----------
        Equipment (net of reserve allowances of
        $3,250 and $3,427, respectively):
            New .....................................   $   24,328   $   18,773
            Used ....................................        4,529        4,294

        Mining products .............................        1,497           --

        Parts (net of reserve allowance of
        $696 and $688, respectively) ................        5,678        5,871
                                                        ----------   ----------
                                                        $   36,032   $   28,938
                                                        ==========   ==========

Mining products is comprised substantially of processed cinder aggregate in a finished state ready for resale. Inventory costs of the mining products comprise not only direct costs of production, but also an allocation of overhead charges including mining and other plant administrative expenses. Inventory of mining products is valued at the lower of cost or market, with cost generally stated on a last-in, first-out (LIFO) basis. Mining product reserves for obsolescence or slow moving inventory are recorded when such conditions are identified. As of April 30, 2005, the LIFO reserve was $354,000.

6.      FIXED ASSETS

Fixed assets consist of the following ('000's):
                                                         April 30,    July 31,
                                                           2005         2004
        Operating property, plant and equipment:        ----------   ----------
           Land .....................................   $      876   $      522
           Buildings ................................        1,153        1,749
           Machinery and equipment ..................        4,131        3,136
           Office furniture and fixtures ............        2,072        2,213
           Computer hardware and software ...........        1,506        1,539
           Vehicles .................................        1,316        1,275
           Leasehold improvements ...................          976          985
                                                        ----------   ----------
                                                            12,030       11,419
        Less: accumulated depreciation ..............       (8,465)      (8,799)
                                                        ----------   ----------
        Property, plant, and equipment (net) ........   $    3,565   $    2,620
                                                        ==========   ==========

        Rental equipment fleet ......................   $   13,333   $   17,545
           Less: accumulated depreciation ...........       (4,161)      (6,492)
                                                        ----------   ----------
        Rental equipment (net) ......................   $    9,172   $   11,053
                                                        ==========   ==========

Depreciation and amortization on the property, plant, and equipment are computed using the straight-line method over the estimated useful lives of the assets, ranging from 5 to 20 years. Depreciation on the rental fleet is calculated using the straight-line method over the estimated useful lives, ranging from 3 to 7 years after considering salvage values.

7.      SHORT-TERM BORROWINGS

The Company has inventory floor plan financing arrangements with Case Credit Corporation, an affiliate of Case, for Case inventory and with other finance companies affiliated with other equipment manufacturers. The terms of these agreements generally include a one-month to twelve-month interest free term followed by a term during which interest is charged. Principal payments are generally due at the earlier of sale of the equipment or twelve to forty-eight months from the invoice date.

The Company also has an inventory floor plan and operating line of credit through GE Commercial Distribution Finance ("GE"), fka Deutsche Financial Services. The credit facility matured December 31, 2001 and had provided terms with a floating interest rate based on prime with rates between 0.75% under prime to 2.25% over prime depending on the amount of total debt leverage of the Company. Amounts may be advanced to the Company based on its assets, including accounts receivable, parts inventory, new and used equipment inventory, rental fleet, real property, and vehicles. Interest payments on the outstanding balance are due monthly.

On August 12, 2004, the Company entered into a Forbearance Agreement with GE, under the terms of which GE lowered the interest rate to prime plus 1.75% and required the Company to pay $25,000 fee to GE for the forbearance. In addition, under the terms of the Forbearance Agreement, the Company is required to meet certain financial covenants and meet certain debt reduction schedules. On January 12, 2005, the Company entered into a Forbearance Agreement with GE, under the terms of which GE raised the interest rate to prime plus 2.75% and required the Company to pay $80,000 fee to GE for the forbearance. On April 1, 2005, the Company entered into a Forbearance Agreement with GE, under the terms of which GE changed the interest rate to prime plus 2.25% and required the Company to pay a $50,000 fee to GE for the forbearance and $5,000 per week until May 31, 2005 or loan payoff, if sooner.

At April 30, 2005 the Company continued to be in technical default with the GE credit facility. In June 2005, the facility was subsequently paid. See Note 13.

8.      NOTES PAYABLE

Notes payable consists of the following: ('000's)

                                                                              Balance as of
                                                                        --------------------------
                                                                         April 30,       July 31,
Description                                                                2005            2004
------------------------------------------------------------------      ----------      ----------
Note payable to Basalite Concrete Products, LLC (note 11) dated
September 8, 2004 in the amount of $2,500, with payments of
$2,000 due October 8, 2005 and $500 due March 8, 2006 including
interest accrued at 5% per annum.....................................   $    2,500      $       --

Note payable to related parties (Note 11) dated September 30, 2004 in the amount of $500, recorded at $378 net of discount due
September 30, 2005 including interest accrued at 6% per annum........          378              --

Note payable to West Coast Bank dated March 15, 2005 in the amount of $795, due in monthly installments of $ 16 beginning May 15,
2005 including interest at 6.50% per annum secured by specific
equipment in inventory...............................................          795              --

Notes payable to GMAC dated November 15, 2003 in the amount of $66
with payments of $1 per month including interest at 7.2% per annum...           52              61
                                                                        ----------      ----------
        Total .......................................................   $    3,725      $       61
        Less current portion ........................................       (3,033)            (12)
                                                                        ----------      ----------
        Total Long-Term Notes Payable ...............................   $      692      $       49
                                                                        ==========      ==========

9.      COMMITMENTS AND CONTINGENCIES

Leases

The Company leases certain facilities under noncancelable lease agreements. As more fully described in Note 3, the building portion of some of the Company's facility leases qualify under SFAS 13 as "capital leases" (i.e., an acquisition of an asset and the incurrence of a liability). The remaining facility lease agreements have terms ranging from month-to-month to nine years and are accounted for as operating leases. Certain of the facility lease agreements provide for options to renew and generally require the Company to pay property taxes, insurance, and maintenance and repair costs. Total rent expense under all operating leases aggregated $ 1,119,000 and $ 899,000 for the nine months ended April 30, 2005 and 2004, respectively.

During the second quarter of fiscal year 2005, the Company entered into a sale-leaseback arrangement. Under the arrangement, the Company sold the land and building at the Anchorage location and leased it back for a period of ten (10) years. The leaseback has been accounted for as a operating lease. The gain of $ 285,500 has been deferred and will be amortized to income in proportion to the rental expense over the term of the lease.

Assets recorded under capital leases are recorded in fixed assets and are as follows ('000's):

                                                         April 30,    July 31,
                                                           2005         2004
                                                        ----------   ----------
        Capitalized asset value .....................   $      953   $      971
        Less accumulated amortization ...............         (439)        (441)
                                                        ----------   ----------
        Net capitalized asset value .................   $      514   $      530
                                                        ==========   ==========

Net capitalized asset values are included in Property, Plant and Equipment. Future minimum lease payments under all noncancelable leases as of April 30, 2005, are as follows ('000's):

                                                          Capital    Operating
        Year ending April 30,                             leases       leases
                                                        ----------   ----------
        2006 ........................................          118        1,451
        2007 ........................................          132          925
        2008 ........................................          132          584
        2009 ........................................          132          463
        2010 ........................................          132          284
        Thereafter ..................................          737        1,174
                                                        ----------   ----------
        Total annual lease payments .................   $    1,383   $    4,881
        Less amount representing interest, with
           imputed an interest rate of 6.5% .........          524
                                                        ----------
        Present value of minimum lease payments .....          859
        Less current portion ........................           36
                                                        ----------
        Long-term portion ...........................   $      823
                                                        ==========

10.     PRODUCT INFORMATION

Revenue and gross margin by product categories are summarized as follows
('000's):

        Business product category     Three Months Ended April 30,      Nine Months Ended April 30,
                                      ---------------------------       ---------------------------
        Net Revenues                     2005             2004             2005             2004
        ----------------------------  ----------       ----------       ----------       ----------
        Equipment Sales ............  $   21,063       $   17,591       $   61,860       $   57,175

        Equipment Rental ...........         512            1,634            2,597            4,103

        Mining Sales ...............         205               --              480               --

        Product Support ............       6,897            7,201           20,825           20,841
                                      ----------       ----------       ----------       ----------
        Total ......................  $   28,677       $   26,426       $   85,762       $   82,119
                                      ==========       ==========       ==========       ==========

        Business product category     Three Months Ended April 30,      Nine Months Ended April 30,
                                      ---------------------------       ---------------------------
        Gross Margins                    2005             2004             2005             2004
        ----------------------------  ----------       ----------       ----------       ----------
        Equipment Sales ............  $    1,787       $      914       $    5,461       $    4,469

        Equipment Rental ...........          (2)              92              288              544

        Mining Sales ...............         117               --               94               --

        Product Support ............       1,286            1,278            3,671            3,653
                                      ----------       ----------       ----------       ----------
        Total ......................  $    3,188       $    2,284       $    9,514       $    8,666
                                      ==========       ==========       ==========       ==========

11.     ACQUISITIONS

On September 8, 2004, Western Power & Equipment Corp. ("Western Power"), as the purchaser, Advanced Mineral Technology of Nevada, Inc., a Nevada Corporation, an outside consultant ("AMT"), as guarantor and Basalite Concrete Products, LLC, a Nevada limited liability company ("Basalite"), and Edith Greenburg Irrevocable Trust (the "Greenburg Trust"), collectively as Seller, entered into the Agreement for the Purchase of Arizona Pacific Materials, LLC (the "Purchase Agreement"). Western Power consummated the acquisition of Arizona Pacific Materials, LLC ("Arizona Pacific") through the purchase, effective as of September 15, 2004 (the "APM Acquisition"), of all the issued and outstanding membership interests of Arizona Pacific held by Basalite Concrete Products, LLC and the Greenburg Trust (collectively, the "Members") as the sole members thereof for a cash consideration of $500,000 paid at closing of the APM Acquisition (the "Closing ") and the issuance at Closing by Western Power of a note in the principal face amount of $2,500,000 (the "Western Power Note"), the repayment of which (Western Power Note) is guaranteed in full by AMT. The Company acquired APM and the seller indemnified Western Power for all of APM's liabilities as of the purchase date.

The following table summarizes the allocation of the purchase price:


        Purchase Price:
        ---------------
           Cash ....................................   $  500,000
           Note payable to members .................    2,500,000
                                                       ----------
                Total Purchase Price ...............   $3,000,000
                                                       ==========

        Allocation of Purchase Price:
           Inventory ...............................   $1,404,725
           Land ....................................      729,000
           Furniture, fixtures & equipment .........      866,275
                                                       ----------
                Total Assets Acquired ..............   $3,000,000
                                                       ==========

The Western Power Note is to be paid in two installments, the first of which is due and payable within thirteen (13) months of the Closing in the amount of Two Million Dollars ($2,000,000) and the second installment is due and payable within nineteen (19) months of the Closing in the amount of the outstanding principal of $500,000 and accrued interest. The Western Power Note accrues simple interest at the rate of five percent (5%) per annum from the closing date.

Western Power issued notes to related parties for the $500,000 paid at closing, on behalf of Western Power by these related parties. Payment on these notes is due September 30, 2005 and accrues simple interest at the rate of six percent (6%) per annum. In addition the Company issued 2,000,000 options (associated with the $500,000 notes) on September 9, 2004 with an exercise price of $0.55 per share vesting over the twelve months beginning October 2004. The estimated fair value of these options is $292,625 and is recorded as deferred debt discount and is being amortized over the period of the related debt. The unamortized deferred debt discount as of April 30, 2005 was $122,000.

The following table of proforma unaudited information gives effect to the acquisitions of the assets from Arizona Pacific Materials, LLC as if such acquisition had occurred at the beginning of the periods shown.

                                                     NINE MONTHS ENDED
                                            -----------------------------------
                                            April 30, 2005       April 30, 2004
                                                (000's)              (000's)
                                            --------------       --------------
        Revenues .........................  $       85,851       $       83,441
        Net income .......................  $          (40)      $       (2,509)
        Net income per share - basic .....  $         (.03)      $         (.24)
        Net income per share - diluted ...  $         (.03)      $         (.24)


12.     SEGMENT INFORMATION

   Summarized financial information concerning the Company's reportable segments are shown in the following tables ('000's).

                                                     Western Power &   Arizona Pacific
                                                     Equipment Corp    Materials, LLC         Total
                                                     --------------    ---------------    ------------
        For the Three Months Ended April 30, 2005
        Revenue ...................................   $     28,472      $        205      $     28,677
        Operating Income (Loss) ...................   $        813      $       (295)     $        518
        Net Income (Loss) .........................   $        162      $       (297)     $       (135)
        Capital Expenditures ......................   $      1,027      $        214      $      1,241


        For the Three Months Ended April 30, 2004
        Revenue ...................................   $     26,426      $          0      $     26,426
        Operating Income ..........................   $         13      $          0      $         13
        Net Income ................................   $       (702)     $          0      $       (702)
        Capital Expenditures ......................   $      1,206      $          0      $      1,206

        For the Nine Months Ended April 30, 2005
        Revenue ...................................   $     85,282      $        480      $     85,762
        Operating Income (Loss) ...................   $      2,892      $       (720)     $      2,172
        Net Income (Loss) .........................   $      1,222      $       (721)     $        501
        Capital Expenditures ......................   $      3,395      $        524      $      3,919
        Total identifiable assets at April 30, 2005   $     55,821      $      3,678      $     59,499

        For the Nine Months Ended April 30, 2004
        Revenue ...................................   $     82,119      $          0      $     82,119
        Operating Income ..........................   $      1,645      $          0      $      1,645
        Net Income ................................   $       (356)     $          0      $       (356)
        Capital Expenditures ......................   $      6,500      $          0      $      6,500
        Total identifiable assets at April 30, 2004   $     54,863      $          0      $     54,863

13.     SUBSEQUENT EVENTS

In June 2005 the Company closed a new $32 million senior credit facility with several institutional lenders. The facility is comprised of $30 million of convertible debt (convertible into common shares of the Company at $2.00 per share) payable over the next five years and a $2 million six month convertible term loan, both at a variable interest rate of LIBOR plus 6%. The lenders were also granted warrants to purchase approximately 8.5 million common shares of the Company at $1.75 per share. The lenders also have the option to lend an additional $7.5 million to the Company under the same terms as the existing five year convertible debt.

Western used $23.0 million of the loan proceeds to repay and terminate its credit facility and forbearance agreement with GE Commercial Distribution Finance Corporation and $2.5 million to pay off the purchase note of Arizona Pacific Materials (see Note 11). The remainder of the proceeds will be used to support its near term needs for working capital, general capital expenditures, including sufficient working capital to initiate the build out of the Phoenix mining facilities, and other corporate requirements.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and
Stockholders of Western Power & Equipment Corp.

We have audited the accompanying consolidated balance sheets of Western Power & Equipment Corp. (a Delaware Corporation) as of July 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Western Power & Equipment Corp. as of July 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. In the past the Company has incurred losses from operations and has a working capital deficit as of July 31, 2004 and 2003. Further, as discussed in Note 5 to the consolidated financial statements, the Company remained in technical default of its loan agreement but has entered into a Forbearance Agreement with the financial institution. The Forbearance Agreement will expire December 31, 2004. Accordingly, the financial institution may call the outstanding borrowings, which aggregated approximately $31.7 and $34.6 million at July 31, 2004 and 2003 respectively. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 1. The consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.




                                       /s/ Marcum & Kliegman LLP
                                       --------------------------------------
                                       MARCUM & KLIEGMAN LLP
New York, New York
September 24, 2004

     [MOSS ADAMS HAS NOT CONSENTED TO THE INCLUSION OF THIS AUDIT REPORT IN
                    THIS REGISTRATION STATEMENT ON FORM S-1]

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and
Stockholders of Western Power & Equipment Corp.

We have audited the accompanying consolidated balance sheet of Western Power & Equipment Corp. (a Delaware Corporation) as of July 31, 2002, and the related consolidated statements of operations, stockholders' deficiency and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of their operations and their cash flows, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred losses from operations and has a working capital deficit for the year ended July 31, 2002. Further, as discussed in Note 5 to the financial statements, the Company is in technical default of its loan agreement and has not obtained a waiver or revisions to the agreement from the financial institution. Accordingly, the financial institution at any time may call the outstanding borrowings, which aggregated $41.3 million at July 31, 2002. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.


                                       /s/ Moss Adams LLP
                                       --------------------------------------
                                       MOSS ADAMS LLP
Beaverton, Oregon
October 15, 2002

                         WESTERN POWER & EQUIPMENT CORP.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           YEAR ENDED JULY 31,
                                                ----------------------------------------
                                                   2004           2003           2002
                                                ----------     ----------     ----------
Net revenues
      Product sales                             $  104,767     $   92,461     $   96,723
      Service revenue                                5,499          4,978          5,517
      Rental revenue                                 5,250          4,957          5,748
                                                ----------     ----------     ----------
  Total net revenues                               115,516        102,396        107,988

Cost of goods sold
      Product sales                                 92,505         80,256         90,261
      Service revenue                                4,355          4,289          4,945
      Rental revenue                                 4,486          4,325          5,019
                                                ----------     ----------     ----------
  Total cost of goods sold                         101,346         88,870        100,225
                                                ----------     ----------     ----------


Gross profit                                        14,170         13,526          7,763

Selling, general and administrative expenses         9,594          9,955         10,199
Impairment of goodwill and write-down of
  property, plant and equipment                         --             --          3,478
                                                ----------     ----------     ----------

Income (loss) from operations                        4,576          3,571         (5,914)

Other income (expense):
      Interest expense                              (2,767)        (3,363)        (4,114)
      Other income                                     152            252             57
                                                ----------     ----------     ----------
  Total other income (expense)                      (2,615)        (3,111)        (4,057)
                                                ----------     ----------     ----------

Income (loss) before income taxes                    1,961            460         (9,971)

Provision for income taxes                              48             48             48
                                                ----------     ----------     ----------
Net income (loss)                               $    1,913     $      412     $  (10,019)
                                                ==========     ==========     ==========

Income (loss) per common share -
  basic & dilutive                              $      .19     $      .08     $    (2.50)
                                                ==========     ==========     ==========

Weighted Average Outstanding Common Shares
  for Basic and Dilutive EPS                        10,130          5,336          4,003
                                                ==========     ==========     ==========

          See accompanying notes to consolidated financial statements.

                         WESTERN POWER & EQUIPMENT CORP.
                           CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                     JULY 31,       JULY 31,
                                                                    -------------------------
                                                                       2004           2003
                                                                    ----------     ----------
ASSETS
------
Current assets:
  Cash and cash equivalents                                         $        9     $        8
  Restricted cash                                                          408            400
  Accounts receivable, less allowance for doubtful accounts
    of $938 and $555                                                    11,660          9,779
  Inventories                                                           28,938         27,494
  Prepaid expenses                                                         205            126
                                                                    ----------     ----------
      Total current assets                                              41,220         37,807
                                                                    ----------     ----------

Fixed assets (net):
  Property, plant and equipment                                          2,620          2,843
  Rental equipment fleet                                                11,053         13,663
                                                                    ----------     ----------
      Total fixed assets                                                13,673         16,506
                                                                    ----------     ----------

Other Assets                                                               131            153
                                                                    ----------     ----------
Total assets                                                        $   55,024     $   54,466
                                                                    ==========     ==========
LIABILITIES & STOCKHOLDERS' DEFICIENCY
--------------------------------------
Current liabilities:
  Borrowings under floor plan financing                             $   14,561     $   10,959
  Short-term borrowings - GE line of credit                             31,710         34,566
  Convertible debt                                                          50             63
  Notes payable                                                             12             --
  Accounts payable                                                       5,461          8,214
  Accrued payroll and vacation                                           1,194            572
  Other accrued liabilities                                              1,005            984
  Capital lease obligations                                                 27             39
                                                                    ----------     ----------
      Total current liabilities                                         54,020         55,397
                                                                    ----------     ----------
Non current liabilities:
  Capital lease obligations                                                853            880
  Notes payable                                                             49             --
                                                                    ----------     ----------
      Total non current liabilities                                        902            880

      Total liabilities                                                 54,922         56,277
                                                                    ----------     ----------
Commitments and contingencies

Stockholders' equity (deficiency):
  Preferred stock-10,000,000 shares authorized; none outstanding            --             --
  Common stock, $.001 par value - 20,000,000 shares authorized and 10,130,000 shares and 10,130,000 shares outstanding, as of
  July 31, 2004 and 2003 respectively                                       10             10
  Additional paid-in capital                                            16,933         16,933
  Accumulated deficit                                                  (15,997)       (17,910)
  Less common stock in treasury, at cost (130,300 shares)                 (844)          (844)
                                                                    ----------     ----------
      Total stockholders' equity (deficiency)                              102         (1,811)
                                                                    ----------     ----------
Total liabilities and stockholders' equity (deficiency)             $   55,024     $   54,466
                                                                    ==========     ==========

          See accompanying notes to consolidated financial statements.

                         WESTERN POWER & EQUIPMENT CORP.
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                             (DOLLARS IN THOUSANDS)

                                   COMMON STOCK                                                      TOTAL
                             ------------------------    ADDITIONAL                               STOCKHOLDERS'
                               NUMBER                      PAID-IN     ACCUMULATED    TREASURY       EQUITY
                              OF SHARES      AMOUNT        CAPITAL       DEFICIT        STOCK     (DEFICIENCY)
                             ----------    ----------    ----------    ----------    ----------    ----------
Balance at
  July 31, 2001               3,403,162             4        15,894        (8,303)         (844)        6,751

Issuance of Stock               600,000             1           131            --            --           132

Net loss                             --            --            --       (10,019)           --       (10,019)
                             --------------------------------------------------------------------------------
Balance at
  July 31, 2002               4,003,162    $        5    $   16,025    $  (18,322)   $     (844)   $   (3,136)

Issuance of Stock-
compensation                  5,538,838             4           827            --            --           831

Issuance of Stock-
in lieu of interest             588,000             1            81            --            --            82

Net lncome                           --            --            --           412            --           412
                             --------------------------------------------------------------------------------
Balance at
  July 31, 2003              10,130,000            10        16,933       (17,910)         (844)       (1,811)

Net Income                           --            --            --         1,913            --         1,913
                             --------------------------------------------------------------------------------
Balance at
  July 31, 2004              10,130,000    $       10    $   16,933    $  (15,997)   $     (844)   $      102
                             ==========    ==========    ==========    ==========    ==========    ==========

          See accompanying notes to consolidated financial statements.

                         WESTERN POWER & EQUIPMENT CORP.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                       YEAR ENDED JULY 31,
                                                            ----------------------------------------
                                                               2004           2003           2002
                                                            ----------     ----------     ----------
Cash flows from operating activities:
  Net Income (loss)                                         $    1,913     $      412     $  (10,019)
  Adjustments to reconcile net loss to Net
  cash provided by operating activities:
       Depreciation                                              5,513          6,021          7,950
       Amortization                                                 --             --            125
       Bad debts                                                   412            170             83
       Impairment of goodwill and write-down
          of property, plant and equipment                          --             --          3,478
  Write-off of disputed financing receivables                       --             --          1,983
  Gain on sale of fixed assets                                  (1,010)          (421)          (606)
  Non-cash stock compensation expense                               --            831            132
  Non-cash stock interest expense                                   --             82             --
  Changes in assets and liabilities
       Accounts receivable                                      (2,293)           355          1,925
       Restricted cash                                              (7)           140           (298)
       Inventories                                              (4,239)        (3,335)        14,716
       Prepaid expenses                                            (79)           (78)           249
       Notes receivable current                                     --            122           (122)
       Accounts payable                                         (2,752)            74         (3,692)
       Accrued payroll and vacation                                622            (87)        (1,095)
       Other accrued liabilities                                    21             (1)          (723)
       Income taxes receivable/payable                              --             --             (7)
                                                            ----------     ----------     ----------
       Net cash provided by operating activities                (1,899)         4,285         14,079
                                                            ----------     ----------     ----------

Cash flow from investing activities:
  Purchase of fixed assets                                        (267)          (167)          (308)
  Purchase of rental equipment                                  (5,401)        (2,119)        (5,129)
  Proceeds on sale of rental equipment                           6,723          4,910          5,548
  Proceeds on sale of fixed assets                                  68            156            309
  (Purchase) sale of other assets                                   22           (101)            18
                                                            ----------     ----------     ----------
       Net cash provided by investing activities                 1,145          2,679            438
                                                            ----------     ----------     ----------

Cash flows from financing activities:
  Principal payments on capital leases                             (38)           (35)            16
  Inventory floor plan financing                                 3,602            (15)        (3,251)
  Repayments of short-term financing - GE line of credit        (2,856)        (6,756)       (12,075)
  Convertible debt issuance                                         --             --            100
  Payments on convertible debt                                     (13)          (155)           (64)
  Long-term debt borrowings                                         66             --             --
  Long-term debt repayments                                         (6)            --             (8)
                                                            ----------     ----------     ----------
       Net cash used in financing activities                       755         (6,961)       (15,282)
                                                            ----------     ----------     ----------

Increase (decrease) in cash and cash equivalents                     1              3           (765)
Cash and cash equivalents at beginning of year                       8              5            770
                                                            ----------     ----------     ----------
Cash and cash equivalents at end of year                    $        9     $        8     $        5
                                                            ==========     ==========     ==========

          See accompanying notes to consolidated financial statements.

WESTERN POWER & EQUIPMENT CORP.

                   Notes to Consolidated Financial Statements
           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND OPTIONS DATA)

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF PRESENTATION

         The Company is engaged in the sale, rental, and servicing of light, medium, and heavy construction and industrial, and agricultural equipment and related parts in Washington, Oregon, California, Nevada, and Alaska. Case serves as the manufacturer of the single largest portion of the Company's products.

         The consolidated financial statements include the accounts of the Company and its Oregon subsidiary after elimination of all intercompany accounts and transactions.

         The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As discussed in note 5 below, the Company has significant borrowings that require, among other things, compliance with certain financial ratios on a quarterly basis. As of July 31, 2004 the Company remained in technical default of its loan agreement but has entered into a Forbearance Agreement with the financial institution. The Forbearance Agreement expires on December 31, 2004. Accordingly, the financial institution may call the outstanding borrowings, which aggregated $31.7 million at July 31, 2004. These matters raise substantial doubt about the Company's ability to continue as a going concern.

         The Company is in discussions with GE regarding further renewal or extension of the current credit facility. There can be no assurance that this agreement will be renewed. In addition, the Company is exploring alternative financing arrangements with other potential lenders. The Company's continuation as a going concern is dependent, in part, upon its ability to successfully establish the necessary financing arrangements to fund the business.

         The Company is focusing its efforts on streamlining its operations. The Company in recent years has selectively reduced the number of stores it operates and its product offerings to reduce overall expenses and to improve product turnover.

         CASH EQUIVALENTS

         For financial reporting purposes, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents, which balances may, at times, exceed the federally insured limits.

         RESTRICTED CASH

         In accordance with the borrowing agreement with GE, the Company has a cash account restricted by GE for the purpose of paying down the line of credit and accordingly has been recorded as a current asset. Restricted cash totaled $408 and $400 at July 31, 2004 and 2003, respectively.

         ACCOUNTS RECEIVABLE

         Accounts receivable are reported net of an allowance for doubtful accounts, future returns, and markdowns and allowances. The allowance was determined by management to be adequate based on a periodic review of the status of the individual accounts receivable and the volume of returns.

         INVENTORIES

         Inventories (new and used) are stated at cost, which was lower than market. Cost is determined using the first-in, first-out (FIFO) method for parts inventories and the specific identification method for equipment inventories. The Company utilizes recent sales information, third party valuation guides and recent auction results as well as judgments of inventory managers within the Company to determine the net realizable value of inventory. For the year ended July 31, 2004, inventory reserves and allowances decreased due to the sale of older equipment inventory.

         INTANGIBLE ASSETS

         The Company evaluates the recoverability of it's goodwill and other intangibles in accordance with the Statement of Financial Accounting Board "SFASB" No. 142, Goodwill and Other Intangible Assets. As of July 31, 2004, the Company has not identified any impairment. As of July 31, 2002 the Company recorded an impairment loss of goodwill in the amount of $2,525 million.

         PROPERTY, PLANT, AND EQUIPMENT

         Property, plant, and equipment are stated at cost less accumulated depreciation. Depreciation and amortization on the property, plant, and equipment are computed using the straight-line method over the estimated useful lives of the assets, ranging from 5 to 20 years. Depreciation on the rental fleet is calculated using the straight-line method over the estimated useful lives, ranging from 3 to 7 years after considering salvage values. Expenditures for replacements and major improvements are capitalized. Expenditures for repairs, maintenance, and routine replacements are charged to expenses as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts; any resulting gain or loss is included in the results of operations.

         LONG LIVED ASSETS

         In accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of" at each balance sheet date, management assesses whether there has been permanent impairment in the value of the long-lived assets. The existence of any such impairment is determined by comparing anticipated undiscounted future cash flows from operating activities with the associated carrying value of the assets. The factors considered by management in performing this assessment include operating results, trends and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors. The amount of any such impairment is determined by comparing the discounted future cash flows noted above with the associated carrying value of the assets. As of July 31, 2004 the Company has not identified any impairment.

         REVENUE RECOGNITION

         Revenue on equipment and parts sales is recognized upon shipment of products and passage of title. Rental and service revenue is generally recognized at the time such services are provided. In addition to outright sales of new and used equipment, certain rentals include rent-to-purchase option agreements. Under such agreements, customers are given a period of several months to exercise the option to purchase the rented equipment and may be allowed to apply a portion of the rental payments to the purchase price.

         ADVERTISING EXPENSE

         The Company expenses all advertising costs as incurred. Total advertising expense for the years ended July 31, 2004, 2003 and 2002 was $82, $87, and $176 respectively.

         OTHER INCOME

         Other income principally includes gains and losses on the sale of fixed assets and finance charges associated with accounts receivable activities.

         INCOME TAXES

         The Company recognizes deferred tax assets and liabilities based upon differences between the financial reporting and tax bases of the assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

         TREASURY STOCK

         In April 1998, the Board of Directors authorized the repurchase of up to 350,000 shares of the Company's common stock in the open market, subject to normal trading restrictions. Under this program, the Company purchased a total of 230,300 shares of common stock at a cost of $1.49 million in fiscal year 1998. Currently, the Company uses shares of treasury stock to issue shares upon exercise of outstanding stock options and/or for private placements of common stock. As of July 31, 2004 and 2003 the Company held 130,300 shares in treasury stock.

         RECLASSIFICATIONS

         Certain amounts in the 2003 and 2002 financial statements have been reclassified to conform with the 2004 presentation. These reclassifications had no impact on net loss or cash flows as previously reported.

         FAIR VALUE OF FINANCIAL INSTRUMENTS

         The recorded amounts of cash and cash equivalents, accounts receivable, short-term borrowings, accounts payable and accrued liabilities as presented in the financial statements approximate fair value because of the short-term nature of these instruments. The recorded amount of short and long-term borrowings approximates fair value as the actual interest rates approximate current competitive rates.

         NET INCOME (LOSS) PER COMMON SHARE

         Basic net income (loss) per common share has been computed using the weighted average number of common shares outstanding during the periods presented.

         Diluted net income (loss) per share is computed using the weighted average number of common shares outstanding during the periods presented plus any dilutive securities outstanding. There were no common stock equivalents consisting of options which were required to be included in the calculation of diluted income
         (loss) per share for the periods presented. Outstanding options as of July 31, 2004 totaled 1,600,000.

         STOCK BASED COMPENSATION

         The company accounts for employee stock transactions in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has adopted the pro-forma disclosure requirements of Statement of Financial Accounting Standards No. 123, " Accounting For Stock-Based Compensation."

         The FASB issued SFAS No. 148, " Accounting For Stock-Based Compensation-Transition and Disclosure- an amendment of FASB Statement No. 123" that provides alternative methods of transition for a voluntary change to the fair value based method accounting for stock-based employee compensation. The provisions of this Statement are effective for fiscal years beginning December 15, 2002.

         During the year ended July 31, 2003, the Company adopted Statement of Financial Accounting Standard No. 148, " Accounting For Stock-Based Compensation-Transition and Disclosure." This statement amended Statement No. 123, Accounting for Stock-Based Compensation." As permitted under Statement No. 123, the Company continues to apply the Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." As required under Statement No. 148, the following table present pro-forma net income and basic and diluted earnings (loss) per share as if the fair value-based method had been applied to all awards.

         Year Ended July 31, 2004
         ------------------------                         Basic      Diluted
                                          Net income      E.P.S.      E.P.S.
                                          ----------      -----      -------
         As Reported                      $    1,913        .19          .19
         Less stock-based employee
            compensation cost, net
            of tax effect, under
            fair value accounting         $     (141)      (.01)        (.01)
                                          ----------      -----      -------
         Pro Forma                        $    1,772        .18          .18


         Year Ended July 31, 2003
         ------------------------                         Basic      Diluted
                                          Net income      E.P.S.      E.P.S.
                                          ----------      -----      -------
         As Reported                      $      412        .08          .08
         Pro Forma                        $      412        .08          .08


         Year Ended July 31, 2002
         ------------------------                         Basic      Diluted
                                           Net Loss       E.P.S.      E.P.S.
                                          ----------      -----      -------
         As Reported                      $  (10,019)    ($2.50)      ($2.50)
         Pro Forma                        $  (10,019)    ($2.50)      ($2.50)

         Under APB 25, the Company does not recognize compensation expense upon the issuance of its stock options because the option terms are fixed and the exercise price equals the market price of the underlying stock on the grant date. As required by SFAS, the Company has computed for pro-forma disclosure purposes the value of options granted using the Black-Scholes option pricing model. The weighted average assumptions used for stock option grants for fiscal years 2004, 2003, and 2002 were:
                                            FY04          FY03         FY02
                                          --------      -------      -------
         Risk free interest rate            4.22%         N/A          N/A

         Expected dividend yield             N/A          N/A          N/A

         Expected life                        10          N/A          N/A

         Expected volatility                98.7%         N/A          N/A

         Adjustments for forfeitures are made as they occur. The options granted in FY04 were fully vested and exercisable as of year end. The weighted average fair value per share of the options granted in fiscal years 2004, 2003, and 2002 are $.32, $-0-, and $ -0-, respectively.

         SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                 YEAR ENDED JULY 31,
                                          ----------------------------------
                                            2004          2003         2002
                                          --------      -------      -------
         Cash paid (received) during the
         year for:
            Interest                      $  2,409      $ 3,363      $ 4,114
            Income taxes, net of refunds        15            1          (12)

         USE OF ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the fiscal periods presented. Actual results could differ from those estimates.

         RECENT ACCOUNTING PRONOUNCEMENTS

         The following pronouncements have been issued by the FASB.

         In January 2003, as revised in December 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after March 15, 2004. The effect of the adoption of this new accounting pronouncement did not have a significant impact on the Company's consolidated financial statements for the year ended July 31, 2004.

2.       RELATED PARTY TRANSACTIONS

         The real property and improvements used in connection with the Sacramento operations, and upon which the Sacramento Operation is located, were sold by Case for $1,500 to the McLain-Rubin Realty Company, LLC ("MRR"), a Delaware limited liability company the owners of which are Messrs. C. Dean McLain, the President and a director of the Company, and Robert M. Rubin, the Chairman and a director of the Company. Simultaneous with its acquisition of the Sacramento Operation real property and improvements, MRR leased such real property and improvements to the Company under the terms of a 20-year commercial lease agreement dated March 1, 1996 with the Company paying an initial annual rate of $168. As of October 1, 2000, the Company entered into a renegotiated 7-year lease with an initial annual rate of $228. In addition to base rent, the Company is responsible for the payment of all related taxes and other assessments, utilities, insurance and repairs (both structural and regular maintenance) with respect to the leased real property during the term of the lease.

         In February 1999, the real property and improvements used in connection with the Company's Sparks, Nevada operation and upon which such operation is located, were sold to McLain-Rubin Realty, L.L.C. (MRR) under the terms of a real property purchase and sale agreement. MRR is a Delaware limited liability company the owners of which are Messrs. C. Dean McLain, the President and Chairman of the Company, and Robert M. Rubin, a director of the Company. The sale price was $2,210 in cash at closing. Subsequent to the closing of the sale, the Company entered into a 20-year commercial lease agreement with MRR for the Sparks, Nevada facility at an initial rental rate of $252 per year. The lease is a net lease with payment of insurance, property taxes and maintenance costs paid by the Company. As of October 1, 2000, the Company entered into a renegotiated 7-year lease with an initial annual rate of $276.

         On April 1, 2001, the Company entered into a lease with McLain-Rubin Realty Company II, LLC ("MRR II"), a Delaware limited liability company, the owners of which are Messrs. C. Dean McLain, the President and a director of the Company, and Robert M. Rubin, the Chairman and a director of the Company, for a 5-year lease on its Vancouver, Washington corporate office with an annual rate of $98. In addition to base rent, the Company is responsible for the payment of all related taxes and other assessments, utilities, insurance, and repairs (both structural and regular maintenance) with respect to the leased real property during the term of the lease.

         On May 17, 2002, the shareholders authorized the issuance of 600,000 shares of the Company's common stock to the Rubin Family Irrevocable Stock Trust with no monetary consideration received by the Company. Mr. Robert M. Rubin is an elected director of the Company and compensation expense for the fair market value of the stock on the date of issuance in the amount of $132 has been recorded in selling, general and administrative expenses.

         On May 1, 2003, Mr. McLain and Mr. Rubin agreed to convert the principal amount of a loan made to the Company in the amount of $147 into an aggregate of 5,538,838 shares of the Company's common stock. In connection therewith Mr. Rubin received 2,769,419 shares of the Company's common stock and Mr. McLain received 2,769,419 shares of the Company's common stock resulting in a compensation charge to the Company of $831which has been recorded in selling, general and administrative expenses.

3.       INVENTORIES

         Inventories consist of the following:
                                                        JULY 31,     JULY 31,
                                                          2004         2003
                                                        -------      -------
         Equipment (net of reserve allowances
         of $3,427 and $4,493 respectively):
            New equipment                               $18,773      $15,460
            Used equipment                                4,294        5,370

         Parts (net of reserve allowance of
         $688 and $378 respectively)                      5,871        6,664
                                                        -------      -------
                                                        $28,938      $27,494
                                                        =======      =======

4.       FIXED ASSETS

         Fixed assets consist of the following:
                                                        JULY 31,     JULY 31,
                                                          2004         2003
                                                        -------      -------
         Property, plant, and equipment:
         Land                                           $   522      $   522
         Buildings                                        1,749        1,749
         Machinery and equipment                          3,136        3,092
         Office furniture and fixtures                    2,213        2,213
         Computer hardware and software                   1,539        1,525
         Vehicles                                         1,275        1,226
         Leasehold improvements                             985          967
                                                        -------      -------
                                                         11,419       11,294
         Less: accumulated depreciation                  (8,799)      (8,451)
                                                        -------      -------
         Property, plant, and equipment (net)           $ 2,620      $ 2,843
                                                        =======      =======

         Rental equipment fleet                         $17,545      $21,046
         Less: accumulated depreciation                  (6,492)      (7,383)
                                                        -------      -------
         Rental equipment (net)                         $11,053      $13,663
                                                        =======      =======

         Included in depreciation are charges related to certain inventory rentals under rent-to-purchase option agreements.

         As of July 31, 2004 and 2003 fixed assets (net) includes property under capital leases in the amount of $530 and $535 respectively.

5.       SHORT TERM BORROWINGS

         The Company has inventory floor plan financing arrangements with Case Credit Corporation, an affiliate of Case, for Case inventory and with other finance companies affiliated with other equipment manufacturers. The terms of these agreements generally include a one-month to twelve-month interest free term followed by a term during which interest is charged. Principal payments are generally due at the earlier of sale of the equipment or twelve to forty-eight months from the invoice date.

         The Company has an inventory floor plan and operating line of credit through GE Commercial Distribution Finance ("GE"), fka Deutsche Financial Services. The credit facility matured December 31, 2001 and had provided terms with a floating interest rate based on prime with rates between 0.75% under prime to 2.25% over prime depending on the amount of total debt leverage of the Company. Amounts may be advanced to the Company based on its assets, including accounts receivable, parts inventory, new and used equipment inventory, rental fleet, real property, and vehicles. Interest payments on the outstanding balance are due monthly.

         As of June 21, 2002, the Company entered into a Forbearance Agreement with GE under the terms of which GE raised the interest rate to prime plus 4% while the Company was in technical default and required the Company to pay a $45 fee to GE for the forbearance. In addition, under the terms of the Forbearance Agreement, the Company was required to meet certain financial covenants and meet certain debt reduction schedules. The Forbearance Agreement expired December 31, 2002.

         As of July 31, 2003 and July 31, 2004, the Company remained in technical default of its loan agreement. As of August 12, 2004, the Company entered into a Forbearance Agreement with GE, under the terms of which GE lowered the interest rate to prime plus 1.75% and required the Company to pay $25,000 fee to GE for the forbearance. In addition, under the terms of the Forbearance Agreement, the Company is required to meet certain financial covenants and meet certain debt reduction schedules. The Forbearance Agreement will expire on December 31, 2004.

         All floor plan debt is classified as current since the inventory to which it relates is generally sold within twelve months of the invoice date. The following table summarizes the inventory floor plan financing arrangements:
                                                              JULY 31,
                                                        --------------------
                                     INTEREST RATE        2004         2003
                                     -------------      -------      -------
         Case Credit Corporation         Prime + 2%     $14,561      $10,959
                                           (6.75%)

         GE                           Prime + 4.00%      31,710       34,566
                                                        -------      -------
                                           (8.75%)      $46,271      $45,525
                                                        =======      =======

         If and when GE does call the debt, it will become immediately due and payable in full and the Company would not be able to operate if alternative financing is not obtained or the Company cannot renegotiate its line of credit with GE.

         In December 2000, the Company completed the sale of $182 principal amount of 10% convertible promissory notes due December 31, 2001. In March 2001, the Company completed the sale of an additional $100 principal amount of 10% convertible promissory notes due December 31, 2001. The notes are convertible, at the option of the holders, into common stock at a minimum conversion price of $1.50 per share. The Company could at its option, redeem the notes at the principal amount plus accrued interest any time prior to December 31, 2001. The Company elected to redeem the notes and is currently paying off the principal and accrued interest balances thereof. The balance of the unpaid principal and accrued interest on the convertible notes as of July 31, 2004 is $50.

6.       INCOME TAXES

         The current year's federal and state income tax provision consists substantially of minimum taxes. The principal reasons for the variation between income taxes at the statutory federal rate and that shown in the statement of operations were as follows:

                                                        YEAR ENDED
                                            ----------------------------------
                                            JULY 31,     JULY 31,     JULY 31,
                                              2004         2003         2002
                                            --------     --------     --------
         Statutory federal income tax rate     34.0%        34.0%       (34.0%)
         State income taxes, net of
            federal income tax benefit          5.0%         5.0%        (5.0%)
         Valuation allowance                      --           --        39.3%
         Utilization of NOLs                  (28.0%)      (27.0%)          --
         Other                                 (8.2%)       (1.8%)        0.2%
                                            --------     --------     --------
                                                2.8%        10.2%         0.5%
                                            ========     ========     ========

         Temporary differences between the financial statement and tax basis of assets and liabilities which give rise to a significant portion of deferred tax assets and deferred tax liabilities were as follows:

                                                              YEAR ENDED
                                                         ---------------------
                                                         JULY 31,     JULY 31,
                                                           2004         2003
                                                         --------     --------
         Net Current Deferred Tax Assets:
            Inventory                                    $  2,011     $  2,527
            Accounts receivable allowance                     366          216
            Accrued vacation and bonuses                      160          123
            Other accruals                                     83           75
                                                         --------     --------

            Current Deferred Tax Asset                      2,620        2,941
            Less-Valuation Allowance                       (2,620)      (2,941)
                                                         --------     --------
            Net Current Deferred Tax Asset                     --           --
                                                         --------     --------


         Net Long-Term Deferred Tax Assets (Liability):
            Fixed Assets                                     (820)      (1,401)
            Goodwill and intangibles                          265          470
            NOL carryforwards                               4,374        4,552
                                                         --------     --------
            Long-term Deferred Tax Asset (Liability)        3,819        3,621
            Less- Valuation Allowance                      (3,819)      (3,621)
                                                         --------     --------
            Net Long-term Deferred Tax Asset (Liability) $     --     $     --
                                                         ========     ========

         The valuation allowance primarily relates to the federal and state net operating losses for which utilization in future periods is uncertain. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers projected future taxable income and tax planning strategies in making this assessment. Based on the historical taxable income and projections for future taxable income over the periods that the deferred tax assets are deductible, the Company believes it is more likely than not that the Company will not realize the benefits of these deductible differences in the near future and therefore a full valuation allowance of $6,439 is provided.

         As of July 31, 2004 the Company has approximately $11 million of federal net operating losses available to offset future taxable income, which if not utilized will expire in 2016 through 2021.

7.       STOCKHOLDERS' EQUITY

         On March 24 2003, Mr. McLain agreed to convert the accrued and unpaid interest on a loan made to the Company in the amount of $147,000 into shares of the Company's common stock. In connection therewith Mr. McLain received 588,000 shares of the Company's common stock with a value of $82,000.

         On May 1, 2003, Mr. McLain and Mr. Rubin agreed to convert the principal amount of a loan made to the Company in the amount of $147,000 into an aggregate of 5,538,838 shares of the Company's common stock. In connection therewith Mr. Rubin received 2,769,419 shares of the Company's common stock and Mr. McLain received 2,769,419 shares of the Company's common stock resulting in a compensation charge to the Company of $831,000.

         STOCK OPTION PLANS

         Under the Company's 1995 Employee Stock Option Plan, key employees, officers, directors, and consultants of the Company can receive incentive stock options and non-qualified stock options to purchase up to an aggregate of 1,500,000 shares of the Company's common stock. The plan provides that the exercise price of incentive stock options be at least equal to 100 percent of the fair market value of the common stock on the date of grant. With respect to non-qualified stock options, the plan requires that the exercise price be at least 85 percent of fair value on the date such option is granted. Outstanding options expire no later than ten years after the date of grant.

         In December 1995, the Board of Directors adopted a stock option plan for non-employee directors under which each non-employee director is entitled to receive on August 1 of each year beginning August 1, 1996, options to purchase 2,500 shares of the Company's common stock at the fair market value of the stock at the date of grant. In January 1998, the Company's shareholders approved an amendment to this plan increasing the number of shares for which options are granted yearly to non-employee directors from 2,500 to 5,000. Outstanding options expire no later than ten years after the date of grant.

         The following summarizes the stock option transactions under the Company's stock option plans:

                                                   Weighted Average
                                               ------------------------
                                                               Option
                                                Shares          Price
                                               ---------      ---------

         Options outstanding July 31, 2001:    1,210,000            .56

         Exercised                                    --             --
         Surrendered                                  --             --
         Granted                                      --             --
                                               ---------      ---------

         Options outstanding July 31, 2002     1,210,000           0.56

         Exercised                                    --             --
         Surrendered                                  --             --
         Granted                                      --             --
                                               ---------      ---------

         Options outstanding July 31, 2003     1,210,000           0.56

         Exercised                                    --             --
         Canceled                                (50,000)          0.53
         Granted                                 440,000           0.35
                                               ---------      ---------

         Options outstanding July 31, 2004     1,600,000           0.51
                                               =========      =========

The following table sets forth the exercise prices, the number of options outstanding and exercisable, and the remaining contractual lives of the Company's stock options at July 31, 2004:

--------------  -----------  --------  -----------  -----------  --------
                             WEIGHTED   WEIGHTED                 WEIGHTED
                 NUMBER OF    AVERAGE    AVERAGE     NUMBER OF    AVERAGE
                  OPTIONS    EXERCISE  CONTRACTUAL    OPTIONS    EXERCISE
EXERCISE PRICE  OUTSTANDING   PRICE  LIFE REMAINING EXERCISABLE    PRICE
--------------  -----------  --------  -----------  -----------  --------
    $4.375           10,000   $4.375       5.00         10,000    $4.375
--------------  -----------  --------  -----------  -----------  --------
    $0.531        1,150,000   $0.531       8.50      1,150,000    $0.531
--------------  -----------  --------  -----------  -----------  --------
    $0.350          440,000   $0.350       9.50        440,000    $0.350
--------------  -----------  --------  -----------  -----------  --------

8.       COMMITMENTS AND CONTINGENCIES

         LEASES

         The Company leases certain facilities under noncancelable lease agreements. As more fully described in Note 3, the building portion of some of the Company's facility leases qualify under SFAS 13 as "capital leases" (i.e., an acquisition of an asset and the incurrence of a liability). The remaining facility lease agreements have terms ranging from month-to-month to nine years and are accounted for as operating leases. Certain of the facility lease agreements provide for options to renew and generally require the Company to pay property taxes, insurance, and maintenance and repair costs. Total rent expense under all operating leases aggregated $ 1,458 and $1,425 for the years ended July 31, 2004 and 2003, respectively.

         Assets recorded under capital leases are recorded in fixed assets and are as follows:
                                                      JULY 31,      JULY 31,
                                                        2004          2003
                                                       ------        ------
         Capitalized asset value                       $  971        $  971
         Less accumulated amortization                   (441)         (384)
                                                       ------        ------
                                                       $  530        $  587
                                                       ======        ======

         Net capitalized asset values are included in Property, Plant and Equipment. Future minimum lease payments under all noncancelable leases as of July 31, 2004, are as follows:

                                                      CAPITAL      OPERATING
         YEAR ENDING JULY 31,                          LEASES        LEASES
                                                       ------        ------
         2005                                             111         1,468
         2006                                             124         1,154
         2007                                             132         1,022
         2008                                             132           597
         2009                                             132           411
         Thereafter                                       836           879
                                                       ------        ------
         Total annual lease payments                   $1,467        $5,531
                                                                     ======
         Less amount representing interest, with imputed
            interest rates ranging from 6% to 15%         587
                                                       ------
         Present value of minimum lease payments          880
         Less current portion                              27
                                                       ------
         Long-term portion                             $  853
                                                       ======

NOTES PAYABLE

         In November 2003, the Company purchased two vehicles through Ford Motor Credit at an interest rate of 7.23% maturing 02/28/09. Future minimum payments under these noncancelable notes payable as of July 31, 2004, are as follows:

                                                        NOTES
         YEAR ENDING JULY 31,                          PAYABLE
                                                       -------
         2005                                               16
         2006                                               16
         2007                                               16
         2008                                               16
         2009                                                8
                                                       -------
         Total annual payments                         $    72
         Less amount representing interest, with
            imputed interest rates of 7.23%                 11
                                                       -------
         Present value of minimum payments                  61
         Less current portion                               12
                                                       -------
         Long-term portion                             $    49
                                                       =======

PURCHASE COMMITMENTS

         The Company issues purchase orders to Case Corporation for equipment purchases. Upon acceptance by Case, these purchases become noncancelable by the Company. As of July 31, 2004, such purchase commitments totaled $ 12,000.

LITIGATION

         The Company is involved in various legal proceedings which are incidental to the industry and for which certain matters are covered in whole or in part by insurance or, otherwise, the Company has recorded accruals for estimated settlements. Management believes that any liability which may result from these proceedings will not have a material adverse effect on the Company's consolidated financial statements.

9.       CONCENTRATION OF CREDIT RISK

         Case Corporation provided approximately 53%, 53% and 49% of our products for the years ending July 31, 2004, 2003 and 2002 respectively. Case dealer contracts are non-exclusive and terminable by either party upon minimum notice. There can be no assurances that Case will continue to supply the Company with products or continue its relationship with the Company. If we are unable to obtain Case products or to continue our relationship with Case, we will likely experience reductions in product and service sales and increased expenses. Our operations will be negatively affected if we experience inadequate supplies of any key products.

10.      PRODUCT INFORMATION

         The Company's operations consist of one business segment. However, the Company evaluates performance based on revenue and gross margin of three distinct product categories. Revenue and gross margin by product categories are summarized as follows:

         ------------------    -------------    -------------    -------------
         BUSINESS COMPONENT      YEAR ENDED       YEAR ENDED       YEAR ENDED
            NET REVENUES       JULY 31, 2004    JULY 31, 2003    JULY 31, 2002
         ------------------    -------------    -------------    -------------
         Equipment Sales       $      82,011    $      71,215    $      73,909
         ------------------    -------------    -------------    -------------
         Equipment Rental              5,250            4,957            5,747
         ------------------    -------------    -------------    -------------
         Product Support              28,255           26,224           28,332
         ------------------    -------------    -------------    -------------
             Totals            $     115,516    $     102,396    $     107,988
         ------------------    -------------    -------------    -------------

         ------------------    -------------    -------------    -------------
         BUSINESS COMPONENT     YEAR ENDED       YEAR ENDED       YEAR ENDED
           GROSS MARGINS       JULY 31, 2004    JULY 31, 2003    JULY 31, 2002
         ------------------    -------------    -------------    -------------
         Equipment Sales       $       7,767    $       8,225    $       2,360
         ------------------    -------------    -------------    -------------
         Equipment Rental                763              668              727
         ------------------    -------------    -------------    -------------
         Product Support               5,640            4,633            4,676
         ------------------    -------------    -------------    -------------
             Totals            $      14,170    $      13,526    $       7,763
         ------------------    -------------    -------------    -------------

         Asset information by reportable product line is not reported, since the Company does not produce such information internally.

11.      UNAUDITED QUARTERLY CONSOLIDATED FINANCIAL DATA

                                                                   QUARTER
                                               -----------------------------------------------       TOTAL
                                                 FIRST       SECOND        THIRD       FOURTH        YEAR
                                               --------     --------     --------     --------     --------
         Fiscal 2004:
            Net sales                          $ 27,732     $ 27,960     $ 26,426     $ 33,398     $115,516
            Gross Profit                          3,569        2,813        2,284        5,504       14,170
            Net income (loss)                       584         (238)        (702)       2,269        1,913
            Income (loss) per share - basic        0.06        (0.02)       (0.07)         .22          .19
            Income (loss) per share - diluted      0.06        (0.02)       (0.07)         .22          .19

                                                                   QUARTER
                                               -----------------------------------------------       TOTAL
                                                 FIRST       SECOND        THIRD       FOURTH        YEAR
                                               --------     --------     --------     --------     --------
         Fiscal 2003:
            Net sales                          $ 24,094     $ 24,663     $ 24,772     $ 28,867     $102,396
            Gross Profit                          3,461        3,430        2,784        3,851       13,526
            Net income (loss)                       279          223          110         (200)         412
            Income (loss) per share - basic        0.07         0.06         0.03        (0.02)        0.08
            Income (loss) per share - diluted      0.07         0.06         0.03        (0.02)        0.08


12.      SUBSEQUENT EVENTS

         On September 15, 2004 the Company acquired Arizona Pacific Materials LLC, a basalt and cinder mining company with operating mines in Phoenix and Flagstaff, Arizona. The purchase price was $3 million of which $500,000 was paid upon close. The remaining $2.5 million is being carried by the Seller as a note from the Company with interest at 5% and an installment payment of $2,000,000 plus accrued interest in 13 months from the date of purchase and the balance of principal and accrued interest due 19 months from the date of purchase.

                        REPORT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM

To the Members of Arizona Pacific Materials, LLC
Vancouver, Washington

We have audited the accompanying balance sheets of Arizona Pacific Materials, LLC (the "Company") as of March 31, 2004 and 2003, and the related statements of operations, members' deficiency and cash flows for the years ended March 31, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Arizona Pacific Materials, LLC as of March 31, 2004 and 2003, and the results of its operations and its cash flows for the years ended March 31, 2004 and 2003 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has had recurring losses from operations, negative cash flows from operations, and has a working capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.





                                       /s/ Marcum & Kliegman LLP
                                       --------------------------------------
                                       November 29, 2004
                                       New York, New York

                         ARIZONA PACIFIC MATERIALS, LLC

                                 BALANCE SHEETS

                             MARCH 31, 2004 AND 2003

                                     ASSETS

                            NOTE 1 - SALE OF BUSINESS

                                                      2004             2003
                                                  ------------     ------------
CURRENT ASSETS
     Cash                                         $     53,468     $         --
     Accounts receivable, net of allowance of
       $55,909 and $30,514 at March 31, 2004
       and 2003, respectively                          155,238          396,395
     Inventory                                       1,406,108        1,216,772
     Prepaid expenses                                    4,301           19,486
                                                  ------------     ------------

         TOTAL CURRENT ASSETS                        1,619,115        1,632,653

PROPERTY AND EQUIPMENT, NET                          1,784,690        1,985,983

OTHER ASSETS
     Deposits                                              200              200
                                                  ------------     ------------

         TOTAL OTHER ASSETS                                200              200
                                                  ------------     ------------

         TOTAL ASSETS                             $  3,404,005     $  3,618,836
                                                  ============     ============




See accompanying notes to financial statements.

                         ARIZONA PACIFIC MATERIALS, LLC

                                 BALANCE SHEETS

                             MARCH 31, 2004 AND 2003

                       LIABILITIES AND MEMBERS' DEFICIENCY

                            NOTE 1 - SALE OF BUSINESS




                                                      2004             2003
                                                  ------------     ------------
CURRENT LIABILITIES

     Accounts payable - trade                          280,431          275,701
     Accrued expenses                                    7,457           12,942
     Current portion of note payable                 4,287,221        4,284,617
     Notes payable to members                        1,196,604          318,133
     Advances from members                           1,314,432          451,948
                                                  ------------     ------------

         TOTAL CURRENT LIABILITIES                   7,086,145        5,343,341

LONG-TERM LIABILITIES - LESS CURRENT PORTION         1,310,228        1,583,033

COMMITMENTS AND CONTINGENCIES

MEMBERS' DEFICIENCY                                 (4,992,368)      (3,307,538)
                                                  ------------     ------------

         TOTAL LIABILITIES & MEMBERS' DEFICIENCY  $  3,404,005     $  3,618,836
                                                  ============     ============




See accompanying notes to financial statements.

                         ARIZONA PACIFIC MATERIALS, LLC

                STATEMENTS OF OPERATIONS AND MEMBERS' DEFICIENCY

                   FOR THE YEARS ENDED MARCH 31, 2004 AND 2003

                            NOTE 1 - SALE OF BUSINESS




                                                      2004             2003
                                                  ------------     ------------
REVENUES                                          $  1,082,485     $  1,116,434

COST OF REVENUES                                     1,976,727        1,337,223
                                                  ------------     ------------

         GROSS PROFIT                                 (894,242)        (220,789)

OPERATING EXPENSES
     Selling, general, and administrative expenses     456,445          413,701
                                                  ------------     ------------

         TOTAL OPERATING EXPENSES                      456,445          413,701
                                                  ------------     ------------

         OPERATING LOSS                             (1,350,687)        (634,490)

OTHER EXPENSE
     Interest expense                                 (334,143)        (258,900)
     Other non operating                                    --          (39,378)
                                                  ------------     ------------
         TOTAL OTHER EXPENSE                          (334,143)        (298,278)
                                                  ------------     ------------

NET LOSS                                          $ (1,684,830)    $   (932,768)

MEMBERS' DEFICIENCY - BEGINNING                     (3,307,538)      (2,374,770)
                                                  ------------     ------------

MEMBERS' DEFICIENCY - ENDING                      $ (4,992,368)    $ (3,307,538)
                                                  ============     ============




See accompanying notes to financial statements.

                         ARIZONA PACIFIC MATERIALS, LLC

                            STATEMENTS OF CASH FLOWS

                   FOR THE YEARS ENDED MARCH 31, 2004 AND 2003

                            NOTE 1 - SALE OF BUSINESS




                                                      2004             2003
                                                  ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                     $ (1,684,830)    $   (932,768)
     Adjustments to reconcile net loss to
       net cash used in operating activities:
           Depreciation                                371,966          327,222
           Loss on sale of assets                           --           42,376
           Bad debts                                    25,395           12,380
           (Increase) decrease in:
                Accounts receivable                    215,760          (74,291)
                Prepaid expenses                        15,185          (19,486)
                Inventory                             (189,336)        (353,622)
                Accounts payable - trade                 4,730          125,035
                Accrued expenses                        (5,484)          (5,854)
                                                  ------------     ------------

     NET CASH USED IN OPERATING ACTIVITIES          (1,246,614)        (879,008)

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of property, equipment                  (170,672)        (141,415)
     Proceeds from sale of fixed assets                     --           50,000
                                                  ------------     ------------
     NET CASH USED IN INVESTING ACTIVITIES            (170,672)         (91,415)

CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from bank loans                           15,211        2,953,970
     Payments of bank loans                           (285,412)      (2,055,863)
     Proceeds from loans from members                1,740,955           68,753
                                                  ------------     ------------

     NET CASH PROVIDED BY FINANCING ACTIVITIES       1,470,754          966,860
                                                  ------------     ------------

     NET INCREASE(DECREASE) IN CASH               $     53,468     $     (3,563)

CASH AT BEGINNING OF YEAR                                   --            3,563
                                                  ------------     ------------

CASH AT END OF YEAR                               $     53,468     $         --
                                                  ============     ============




See accompanying notes to financial statements.

                         ARIZONA PACIFIC MATERIALS, LLC

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1--NATURE OF BUSINESS AND ORGANIZATION

SALE OF BUSINESS: On September 15, 2004, the Company was acquired by Western Power & Equipment Corp. See Note 8 for further discussion.

NATURE OF BUSINESS: Arizona Pacific Materials, LLC ("the Company") operates two surface mines producing cinder aggregate to supply material for block manufactures, concrete and asphalt suppliers and landscape contractors, in the Phoenix and Flagstaff, Arizona building/construction markets.

GOING CONCERN: The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company has yet to achieve profitability and has accumulated deficits of $4,992,368 since inception. Additionally, the Company, for the last year ending March 31, 2004, generated negative cash flow from operating activities totaling $1,246,614 and had a working capital deficiency of $5,467,030 as of March 31, 2004. In order to sustain its operating activities, the Company has been funded through bank financing and advances from members and other related parties. However, there can be no assurance that the Company will be successful in raising sufficient capital in order to meet its future operating needs. The consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE 2--SUMMARY SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION: The Company recognizes revenue when product is shipped to its customers.

USE OF ESTIMATES: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS: The carrying values of financial instruments approximate fair value due to the relatively short period of time between origination of the instruments and their expected realization, or in the case of notes payable, because the notes are at interest rates competitive with those that would be available to the Company in the current market. At March 31, 2004 and 2003, the carrying value of all other financial instruments approximates their fair values.

LONG-LIVED ASSETS: The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. As of March 31, 2004 and 2003 there were no such impairments.

ACCOUNTS RECEIVABLE: The Company records an allowance for doubtful accounts based on specific identification of those accounts that they consider uncollectible.

INVENTORY: Inventory comprises substantially of processed cinder aggregate in a finished state ready for resale. Inventory costs comprise not only direct cost of production, but also an allocation of overhead including mine and other plant administrative expenses. Depreciation of equipment costs associated with mining operations are also included in inventory. Inventory is valued at the lower of cost or market, with cost generally stated on a last-in, first-out (LIFO) basis. Reserves for obsolescence or slow moving inventory are recorded when such conditions are identified. As of March 31, 2004 and 2003, the LIFO reserve was $180,456 and $ 54,046, respectively.

PROPERTY AND EQUIPMENT: Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to seven years. Leasehold improvements are amortized over the shorter of the estimated useful life of the improvement or the lease term.

INCOME TAXES: The Company is treated as a partnership for income tax purposes. Income or loss from the Company's activities is allocated among the members based on their respective profit percentages, pursuant to the Company's operating agreement. No provision has been made for federal and state income taxes, since such taxes, if any, accrue to the members.

CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES: Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. Cash is held with one financial institution. The Company generates revenue primarily from 8 customers (2004) and 11 (2003) customers which approximate 93% and 92% for the fiscal years 2004 and 2003, respectively.

                         ARIZONA PACIFIC MATERIALS, LLC

                          NOTES TO FINANCIAL STATEMENTS


NOTE 3--PROPERTY & EQUIPMENT, NET

Property and equipment, net includes the following:

                                                         2004          2003
                                                      ----------    ----------
     Land                                             $  536,595    $  536,595
     Equipment                                         2,408,644     2,254,567
     Autos                                                80,894        64,298
                                                      ----------    ----------
                                                       3,026,133     2,855,460
     Less: accumulated depreciation                   (1,241,443)     (869,477)
                                                      ----------    ----------
     Property and equipment, net                      $1,784,690    $1,985,983
                                                      ==========    ==========

Equipment under capital leases of $ 1,478,819 and $1,578,621 for 2004 and 2003, respectively, are included above. Depreciation expense totaled $371,965 and $327,222 for the years ended March 31, 2004 and 2003, respectively.

NOTE 4--ROYALTY AGREEMENTS

The Company is a party to multiple royalty arrangements with land owners for the extraction of cinder aggregates and basalt from the Phoenix and Flagstaff locations. These agreements generally require the Company to pay a royalty fee based upon the number of tons of minerals extracted and sold from land owned by these land owners. The agreement related to the Flagstaff location has a pre-determined minimum amount of $40,000 per year. During the year ended March 31, 2004 and 2003, the Company was required to pay $120,355 and $115,188, respectively, in such royalty fees for both locations.

NOTE 5--NOTES PAYABLE
                                                         2004          2003
                                                      ----------    ----------
     Revolving Line of Credit Facility payable to
     Wells Fargo Bank, original amount of $4,000,000
     in October 2001 requiring interest only
     payments based on annual rate of 1.15% above
     LIBOR, maturity date of December 31, 2004.        4,000,000     4,000,000

     Note payable to Wells Fargo, original amount of
     $15,211 requiring payments of $315 (with
     interest) per month starting December 2003
     through November 2008. Interest based on annual
     rate of 8.9%.                                        14,417            --

     Note payable to Bank of America (equipment
     under capital lease), original amount
     $1,961,638 on November 14, 2002 requiring
     payments of $30,246 (with interest) per month
     starting December 2002 extending through
     October 2009. Interest is based on an annual
     rate of approximately 7.6%.                       1,583,032     1,867,650
                                                      ----------    ----------
           Total Notes Payable                        $5,597,449    $5,867,650

     Less Current Portion                              4,287,221     4,284,617
                                                      ----------    ----------
           Total Long Term Portion                    $1,310,228    $1,583,033
                                                      ==========    ==========

                         ARIZONA PACIFIC MATERIALS, LLC

                          NOTES TO FINANCIAL STATEMENTS

NOTE 5--NOTES PAYABLE (CONTINUED)

Maturities of long term debt at March 31, 2004 for the next five (5) years are as follows:

                                                   Notes Payable
                                                   -------------
     2005                                             $4,366,733
     2006                                                366,733
     2007                                                366,733
     2008                                                366,733
     2009                                                365,472
                                                      ----------
                                                       5,832,404
     Less: Interest                                     (234,955)
                                                      ----------
                                                      $5,597,449
                                                      ==========

Interest expense for fiscal year 2004 and 2003 was $334,143 and $258,900 respectively.

On March 2001, the Company entered into a revolving line of credit with Wells Fargo Bank. Under the terms of the agreement, the Company was required to meet certain financial covenants. The agreement expires on December 31, 2004. As July 31, 2004, the Company was in technical default of its loan agreement and there has been no demands for repayment by the bank. The Wells Fargo revolving line of credit facility is collateralized by substantially all the assets of the Company. There can be no assurance that the credit line will not be called or that Wells Fargo Bank will continue to make borrowings available to the Company. See Note 8.

The note payable to the Bank of America is collateralized primarily by the related equipment for which the loan proceeds were used to purchase.

The members have also personally guaranteed the notes payable to Wells Fargo Bank and Bank of America.

NOTE 6--RELATED PARTY TRANSACTIONS

From time to time, the members of Arizona Pacific Materials, LLC have advanced funds to the Company to sustain operations. As of the years ended March 31, 2004 and 2003 the balance of these advances was $1,314,432 and $451,948, respectively. Advances are payable on demand and accrue interest at 6% per annum. In addition, Pacific Coast Building Materials, LLC, the parent company of Basalite Concrete Products, LLC, a member, has loaned the Company certain funds under a note agreement with interest payable at 6.0%. The notes are payable on demand. The balance of this note as of the years ended March 31, 2004 and 2003 was $ 1,196,604 and $318,133 , respectively. No payments were made for interest or principal during the two years ended March 31, 2004.

The members have also personally guaranteed the notes payable to Wells Fargo Bank and Bank of America. See Note 5.

NOTE 7--COMMITMENTS AND CONTINGENCIES

Lease Commitments
The Company leases office space on a month to month rental agreement. Total rent expense for its facilities for the years ended March 31, 2004 and 2003 was $ 62,707 and $ 127,075, respectively. The Company also leases the land surface rights from the State of Arizona for an annual rental of $3,200 expiring September 18, 2006. The following is a schedule of future minimum non-cancelable lease payments.

     Fiscal years ending March 31,

     2005                                             $    3,200
     2006                                                  3,200
     2007                                                     --
     2008                                                     --
     2009                                                     --
     Thereafter                                               --
                                                      ----------
                                                      $    6,400
                                                      ==========

                         ARIZONA PACIFIC MATERIALS, LLC

                          NOTES TO FINANCIAL STATEMENTS


Litigation
----------
From time to time, the Company may be a defendant in litigation arising in the normal course of business. Currently there are no material ongoing litigation to be disclosed.


NOTE 8--ACQUISITIONS

On September 8, 2004, Western Power & Equipment Corp. ("Western Power"), as the purchaser, Advanced Mineral Technology of Nevada, Inc., a Nevada Corporation, an outside consultant ("AMT"), as guarantor and Basalite Concrete Products, LLC, a Nevada limited liability company ("Basalite"), and Edith Greenburg Irrevocable Trust (the "Greenburg Trust"), collectively as Seller, entered into the Agreement for the Purchase of Arizona Pacific Materials, LLC (the "Purchase Agreement"). Western Power consummated the acquisition of Arizona Pacific Materials, LLC ("Arizona Pacific") through the purchase, effective as of September 15, 2004 (the "APM Acquisition"), of all the issued and outstanding membership interests of Arizona Pacific held by Basalite and the Greenburg Trust (collectively, the "Members") as the sole members thereof for a cash consideration of $500,000 paid at closing of the APM Acquisition (the "Closing ") and the issuance at Closing by Western Power of a note in the principal face amount of $2,500,000 (the "Western Power Note"), the repayment of which (Western Power Note) is guaranteed in full by AMT (the "Guaranty"). The Company acquired substantially all the assets of APM and did not assume any of the liabilities.

The Western Power Note is to be paid in two installments, the first of which is due and payable within thirteen (13) months of the Closing in the amount of Two Million Dollars ($2,000,000) and the second installment is due and payable within nineteen (19) months of the Closing in the amount of the outstanding principal of $500,000 and accrued interest. The Western Power Note shall accrue simple interest at the rate of five percent (5%) per annum which interest shall commence accumulating from the closing.


NOTE 9--MEMBERS' DEFICIENCY

The Company operates a Limited Liability Company. Based on the LLC Agreement, the Company shall continue in existence as an LLC into perpetuity unless sooner dissolved. All members have a right to vote on all matters required to be submitted to a vote of the members. In addition, the LLC Agreement provides for, among other things, requirements regarding capital contributions, membership interests, allocations and distributions, management of the Company, transfer of ownership, and dissolution or liquidation of the Company.

                         ARIZONA PACIFIC MATERIALS, LLC

                                  BALANCE SHEET

                             JULY 31, 2004 AND 2003
                                    UNAUDITED




                                                          2004              2003
                                                      ------------      ------------
                                   ASSETS

                            NOTE 1 - SALE OF BUSINESS
CURRENT ASSETS
     Cash                                                       --            19,326
     Accounts receivable, net of allowance of
     $63,332 and 30,514 at July 31, 2004 and 2003
     respectively                                          142,132           370,609
     Inventory                                           1,387,532         1,241,773
     Prepaid expenses                                       11,111             7,007
                                                      ------------      ------------

         TOTAL CURRENT ASSETS                            1,540,775         1,638,715

PROPERTY AND EQUIPMENT, NET                              1,597,442         1,991,175

OTHER ASSETS
     Deposits                                                  200               200
                                                      ------------      ------------

         TOTAL OTHER ASSETS                                    200               200
                                                      ------------      ------------

         TOTAL ASSETS                                 $  3,138,417      $  3,630,090
                                                      ============      ============


                       LIABILITIES AND MEMBERS' DEFICIENCY

CURRENT LIABILITIES
     Accounts payable - trade                              219,219           359,019
     Accrued expenses                                       19,365            27,130
     Current portion of note payable                     4,287,548         4,284,617
     Notes payable to members                            1,422,836           554,432
     Advances from members                               1,536,961           683,632
                                                      ------------      ------------

         TOTAL CURRENT LIABILITIES                       7,485,929         5,908,830

LONG-TERM LIABILITIES - LESS CURRENT PORTION             1,214,155         1,488,161


MEMBERS' DEFICIENCY                                     (5,561,667)       (3,766,901)
                                                      ------------      ------------

         TOTAL LIABILITIES & MEMBERS' DEFICIENCY      $  3,138,417      $  3,630,090
                                                      ============      ============

                         ARIZONA PACIFIC MATERIALS, LLC

                            STATEMENTS OF OPERATIONS

             FOR THE FOUR MONTH PERIOD ENDED JULY 31, 2004 AND 2003
                                    UNAUDITED

                            NOTE 1 - SALE OF BUSINESS




                                                          2004              2003
                                                      ------------      ------------
REVENUES                                              $    139,325      $    451,869
COST OF REVENUES                                           427,666           557,452
                                                      ------------      ------------

         GROSS PROFIT                                     (288,341)         (105,583)

OPERATING EXPENSES
     Selling, general, and administrative expenses         115,040           251,355
                                                      ------------      ------------

         TOTAL OPERATING EXPENSES                          115,040           251,355
                                                      ------------      ------------

         OPERATING LOSS                                   (403,381)         (356,938)

OTHER EXPENSES
     Interest expense                                     (130,144)         (102,425)
     Other non operating                                   (35,774)               --
                                                      ------------      ------------
         TOTAL OTHER EXPENSE                              (165,918)         (102,425)
                                                      ------------      ------------

NET LOSS                                              $   (569,299)     $   (459,363)

MEMBER'S DEFICIT - BEGINNING                            (4,992,368)       (3,307,538)
                                                      ------------      ------------

MEMBER'S DEFICIT - ENDING                             $ (5,561,667)     $ (3,766,901)
                                                      ============      ============

                         ARIZONA PACIFIC MATERIALS, LLC

                             STATEMENT OF CASH FLOWS

             FOR THE FOUR MONTH PERIOD ENDED JULY 31, 2004 AND 2003
                                    UNAUDITED

                            NOTE 1 - SALE OF BUSINESS




                                                          2004              2003
                                                      ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                         $   (569,299)     $   (459,363)
     Adjustments to reconcile net loss to
       net cash used in operating activities:
           Depreciation                                    123,974           118,426
           Loss on sale of assets                           28,274                --
           Reserve for bad debts                             5,423                --
           (Increase) decrease in:
                Accounts receivable                          7,683            25,869
                Prepaid expenses                            (6,810)           12,394
                Inventory                                   18,575           (25,000)
                Accounts payable - trade                   (61,211)           83,318
                Accrued expenses                            11,908            14,189
                                                      ------------      ------------

     NET CASH USED IN OPERATING ACTIVITIES                (441,483)         (230,167)

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of property, equipment                            --          (123,618)
     Proceeds from sale of fixed assets                     35,000                --
                                                      ------------      ------------
     NET CASH PROVIDED BY (USED IN)
       INVESTING ACTIVITIES                                 35,000          (123,618)

CASH FLOWS FROM FINANCING ACTIVITIES
     Payments of bank loans                                (95,746)         (737,044)
     Proceeds from loans from members                      448,761         1,110,155
                                                      ------------      ------------

     NET CASH PROVIDED BY FINANCING ACTIVITIES             353,015           373,111
                                                      ------------      ------------

     NET INCREASE(DECREASE) IN CASH                   $    (53,468)           19,326

CASH AT BEGINNING OF PERIOD                                 53,468                --
                                                      ------------      ------------
CASH AT END OF PERIOD                                 $         --            19,326
                                                      ============      ============

                         ARIZONA PACIFIC MATERIALS, LLC

                          NOTES TO FINANCIAL STATEMENTS
                                    UNAUDITED

NOTE 1--NATURE OF BUSINESS AND ORGANIZATION

DESCRIPTION OF BUSINESS: Arizona Pacific Materials, LLC ("the Company") operates two surface mines producing cinder aggregate to supply material for block manufactures, concrete and asphalt suppliers and landscape contractors, in the Phoenix and Flagstaff, Arizona building/construction markets. On September 15, 2004, the Western Power & Equipment Corp. purchased the Company.

GOING CONCERN: The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying condensed financial statements, the Company has yet to achieve profitability and has accumulated deficits of $5,561,667 since inception. Additionally, the Company, continues to generate negative cash flow from operating activities and had a working capital deficiency of $5,945,154 as of July 31, 2004. In order to sustain its operating activities, the Company has primarily been funded through bank financing and advances from members and a related party. However, there can be no assurance that the Company can be successful in raising sufficient capital in order to meet its future operating needs. The consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

BASIS OF PRESENTATION The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the four months ended July 31, 2004 are not necessarily indicative of the results that may be expected for the fiscal year ended March 31, 2005. For further information, refer to the Company's annual March 31, 2004 and 2003 financial statements and footnotes included in this filing on pages 4 to 12.

INVENTORY: Inventory comprises substantially of processed cinder aggregate in a finished state ready for resale. Inventory costs comprise not only direct cost of production, but also an allocation of overhead including mine and other plant administrative expenses. Depreciation of equipment costs associated with mining operations are also included in inventory. Inventory is valued at the lower of cost or market, with cost generally stated on a last-in, first-out (LIFO) basis. Reserves for obsolescence or slow moving inventory are recorded when such conditions are identified. As of July 31, 2004 and 2003, the LIFO reserve was $195,462 and $ 60,450 respectively.

NOTE 2--COMMITMENTS AND CONTINGENCIES

Lease Commitments
-----------------
The Company leases office space on a month to month rental agreement. Total rent expense for its facilities for the four month period ended July 31, 2004 and 2003 was $ 11,414 and $ 62,707, respectively. The Company also leases the land surface rights from the State of Arizona for an annual rental of $3,200 expiring September 18, 2006. The following is a schedule of future minimum non-cancelable lease payments.

     Fiscal years,

     2005                                             $    3,200
     2006                                                  3,200
     2007                                                     --
     2008                                                     --
     2009                                                     --
     Thereafter                                               --
                                                      ----------
                                                      $    6,400
                                                      ==========
Litigation
----------
From time to time, the Company may be a defendant in litigation arising in the normal course of business. Currently there are no material ongoing litigation to be disclosed.

                         ARIZONA PACIFIC MATERIALS, LLC

                          NOTES TO FINANCIAL STATEMENTS
                                    UNAUDITED


NOTE 3--RELATED PARTY TRANSACTIONS

From time to time, the members of Arizona Pacific Materials, LLC have advanced funds to the Company to sustain operations. As of July 31, 2004 and 2003 the balance of these advances was $1,536,961 and $683,632, respectively. Advances are payable on demand and accrue interest at 6% per annum. In addition, Pacific Coast Building Materials, LLC, the parent company of Basalite Concrete Products, LLC, a member, has loaned the Company certain funds under a note agreement with interest payable at 6.0%. The notes are payable on demand. The balance of this note as of July 31, 2004 and 2003 was $ 1,422,836 and $554,432 , respectively. No payments were made for interest or principal during the two years.

The members have also personally guaranteed the notes payable to Wells Fargo Bank and Bank of America.

                  WESTERN POWER & EQUIPMENT CORP AND SUBSIDIARY

                   PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

                                  July 31, 2004

                  WESTERN POWER & EQUIPMENT CORP AND SUBSIDIARY
        WESTERN POWER & EQUIPMENT CORP AND ARIZONA PACIFIC MATERIALS, LLC

                   PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated balance sheet aggregates the consolidated balance sheets of Western Power & Equipment Corp (WPE) and subsidiary, as of July 31, 2004, and the balance sheet of Arizona Pacific Materials, LLC as of July 31, 2004, and gives effect to the purchase transaction which occurred on September 15, 2004. The accounting for the transaction is more fully described in Note 1 to the pro forma financial statements.

The following unaudited pro forma consolidated statement of operations combine the results of operations of Western Power & Equipment Corp and its subsidiary for the year ended July 31, 2004, with the results of operations of Arizona Pacific Materials, LLC (APM), which it acquired effective September 15, 2004. The statement of operations presents the business activity for both entities for the twelve months ended July 31, 2004, as if the acquisition of Arizona Pacific Materials, LLC occurred as of the beginning of the fiscal year.

The unaudited pro forma consolidated financial statements should be read in conjunction with the separate historical audited financial statements of Arizona Pacific Materials, LLC, appearing elsewhere herein, and the historical audited financial statements of Western Power & Equipment Corp, as filed and included in Form 10-K for the period ended July 31, 2004. These pro forma financial statements are not necessarily indicative of the consolidated financial position, had the acquisition occurred on the date indicated above, or the consolidated results of operations which might have existed for the periods indicated or the results of operations as they may be in the future. The pro forma adjustments are based on available financial information and certain estimates and assumptions set forth in the accompanying notes.

                  WESTERN POWER & EQUIPMENT CORP AND SUBSIDIARY

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                   (Unaudited)

                                  JULY 31, 2004

                                     ASSETS

                                     WPE               APM                           Pro Forma
                                 Consolidated     Consolidated      Pro Forma       Consolidated
                                 07/31/2004(a)    07/31/2004(b)    Adjustments       07/31/2004
                                 ------------     ------------     ------------     ------------
CURRENT ASSETS
   Cash and cash equivalents     $    417,151     $         --     $         --     $    417,151
   Accounts receivable, net        11,659,952          142,132         (142,132)(c)   11,659,952
   Inventory                       28,937,995        1,387,532           17,193 (d)   30,342,720
   Prepaid expenses                   205,099           11,111          (11,111)(e)      205,099
                                 ------------     ------------     ------------     ------------
       TOTAL CURRENT ASSETS        41,220,197        1,540,775         (136,050)      42,624,922

PROPERTY AND EQUIPMENT, NET        13,673,105        1,597,442           (2,167)(f)   15,268,380

OTHER ASSETS
   Other assets                       131,108              200             (200)(g)      131,108
                                 ------------     ------------     ------------     ------------
       TOTAL OTHER ASSETS             131,108              200             (200)         131,108
                                 ------------     ------------     ------------     ------------
         TOTAL ASSETS            $ 55,024,410     $  3,138,417     $   (138,417)    $ 58,024,410
                                 ============     ============     ============     ============



                 LIABILITIES & STOCKHOLDER'S EQUITY (DEFICIENCY)

CURRENT LIABILITIES
   Borrowings under floor
      plan financing             $ 14,560,671     $         --     $         --     $ 14,560,671
   Short term borrowings -
      GE line of credit            31,709,750               --               --       31,709,750
   Convertible debt                    50,000               --               --           50,000
   Accounts payable                 5,461,387          219,219         (219,219)(h)    5,461,387
   Accrued liabilities              2,199,575           19,365          (19,365)(i)    2,199,575
   Capital leases payable              27,211               --               --           27,211
   Notes payable to members                --        1,422,836       (1,422,836)(j)           --
   Advances from members                   --        1,536,961       (1,536,961)(j)           --
   Notes payable, current portion      11,839        4,287,548       (4,287,548)(k)       11,839
                                 ------------     ------------     ------------     ------------
       TOTAL CURRENT LIABILITIES   54,020,433        7,485,929       (7,485,929)      54,020,433

NOTES PAYABLE, LONG TERM PORTION
AND OTHER LIABILITIES                 901,943        1,214,155        1,785,845 (k)    3,901,943
                                 ------------     ------------     ------------     ------------
       TOTAL LIABILITIES           54,922,376        8,700,084       (5,700,084)      57,922,376

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIENCY)
   Common stock                        10,260               --               --           10,260
   Additional paid-in capital      16,932,207               --               --       16,932,207
   Treasury Stock                    (843,511)              --               --         (843,511)
   Accumulated deficit            (15,996,922)      (5,561,667)       5,561,667 (l)  (15,996,922)
                                 ------------     ------------     ------------     ------------
       TOTAL STOCKHOLDERS'
       EQUITY (DEFICIENCY)            102,034       (5,561,667)       5,561,667          102,034
                                 ------------     ------------     ------------     ------------
       TOTAL LIABILITIES AND
       STOCKHOLDERS' EQUITY
       (DEFICIENCY)              $ 55,024,410     $  3,138,417     $   (138,417)    $ 58,024,410
                                 ============     ============     ============     ============

                  WESTERN POWER & EQUIPMENT CORP AND SUBSIDIARY

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                   (Unaudited)

                        FOR THE YEAR ENDED JULY 31, 2004


                                                      APM
                                     WPE          Twelve Months                       Pro Forma
                                 Consolidated         Ended          Pro Forma      Consolidated
                                 07/31/2004 (a)   07/31/2004 (b)    Adjustments      07/31/2004
                                 ------------     ------------     ------------     ------------
REVENUES                         $115,516,238     $    769,940               --     $116,286,178

COST OF REVENUES                  101,346,512        1,723,805               --      103,070,317
                                 ------------     ------------     ------------     ------------

     GROSS PROFIT                  14,169,726         (953,865)              --       13,215,861

OPERATING EXPENSES
   Selling, general and
     administrative expenses        9,594,406          443,266               --       10,037,672
                                 ------------     ------------     ------------     ------------

     NET OPERATING INCOME (LOSS)    4,575,320       (1,397,131)              --        3,178,189

OTHER INCOME (EXPENSE)
   Other income                       152,065          (35,774)              --          116,291
   Interest expense, net           (2,766,572)        (361,861)         (80,764)(c)   (3,209,197)
                                 ------------     ------------     ------------     ------------

     TOTAL OTHER INCOME (EXPENSE)  (2,614,507)        (397,635)         (80,764)      (3,092,906)
                                 ------------     ------------     ------------     ------------

NET INCOME(LOSS) BEFORE TAXES       1,960,813       (1,794,766)         (80,764)          85,283

PROVISION FOR INCOME TAXES             48,000               --               --           48,000
                                 ------------     ------------     ------------     ------------

NET INCOME                       $  1,912,813     $ (1,794,766)    $    (80,764)    $     37,283
                                 ============     ============     ============     ============
Net Income per Common Share,
Basic and Diluted                                                                   $       0.01
                                                                                    ============
Weighted Average Shares
Outstanding                                                                           10,130,000
                                                                                    ============

                  WESTERN POWER & EQUIPMENT CORP AND SUBSIDIARY

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


NOTE 1--ACQUISITION

On September 15, 2004, Western Power & Equipment Corp acquired Arizona Pacific Materials, LLC, a Phoenix, Arizona-based company that operates two surface mines producing cinder aggregate to supply material for block manufactures, concrete and asphalt suppliers and landscape contractors, in the Phoenix and Flagstaff, Arizona building/construction markets.

Pursuant to the purchase, Western Power & Equipment Corp agreed to pay $3,000,000, of which $500,000 was paid in cash to the seller upon the closing of the transaction and a note to the seller was signed for $2,500,000 due in two installments, $2,000,000 due within thirteen months and $500,000 due within nineteen months of the date of closing. The following table summarizes the allocation of the purchase price:



     Purchase Price:
     ---------------
        Cash                                      $  500,000
        Note payable to members                    2,500,000
                                                  ----------
              Total Purchase Price                $3,000,000
                                                  ==========

     Allocation of Purchase Price:
     -----------------------------
        Inventory                                 $1,404,725
        Land                                         729,000
        Furniture, fixtures & equipment              866,275
                                                  ----------
              Total Assets Acquired               $3,000,000
                                                  ==========


NOTE 2--PRO FORMA ADJUSTMENTS

The pro forma adjustments give effect to the purchase of Arizona Pacific Materials, LLC (APM), as if all of these transactions had occurred at the beginning of the period presented.


BALANCE SHEET:

(a) Derived from the audited balance sheet of Western Power & Equipment Corp as of July 31, 2004.
(b) Derived from the unaudited balance sheet of Arizona Pacific Materials, LLC as of July 31, 2004.
(c) Adjusted for the elimination of receivables not assumed by Western Power & Equipment Corp.
(d) Adjusted for valuation of Arizona Pacific Materials, LLC inventory at the date of purchase.
(e) Adjusted for the elimination of prepaid expenses not acquired by Western Power & Equipment Corp.
(f) Adjusted for the increased appraisal value for land and an adjustment of equipment to lower the cost to a derived market value at the date of purchase.
(g) Adjusted for the elimination of deposits not acquired by Western Power & Equipment Corp.
(h) Adjusted for the elimination of accounts payable not assumed by Western Power & Equipment Corp.
(i) Adjusted for the elimination of accrued liabilities not assumed by Western Power & Equipment Corp.
(j) Adjusted for the elimination of payables to members not assumed by Western Power & Equipment Corp.

                  WESTERN POWER & EQUIPMENT CORP AND SUBSIDIARY

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)



NOTE 2--PRO FORMA ADJUSTMENTS (CONTINUED)

(k) Adjusted for the elimination of long term notes payable of $5,501,703 not assumed by Western Power & Equipment Corp and the addition of the notes payable by Western Power & Equipment Corp related to the purchase of Arizona Pacific Materials, LLC in the amount of $2,500,000 and $500,000 to third parties to finance the payment due at closing. These notes are payable with interest at 5% per annum.

(l) Adjusted for the elimination of Arizona Pacific Materials LLC equity accounts.


STATEMENT OF OPERATIONS:

(a) Derived from the audited statement of operations of Western Power & Equipment Corp for the twelve months ended of July 31, 2004.

(b) Derived from the unaudited statement of operations of Arizona Pacific Materials, LLC for the twelve months ended July 31, 2004. The statement of operations was derived by adding the four (4) months ended July 31, 2004 to APM's twelve (12) months ended March 31, 2004 (audited financial statements) and removing the four (4) months ended July 31, 2003.

(c) Adjusted for the elimination of interest expense of $361,861 related to the debt not assumed by Western Power & Equipment Corp and the addition of interest expense of $150,000 related to the $3,000,000 in notes related to the acquisition of Arizona Pacific Materials, LLC and interest expense of $292,625 related to 2,000,000 options issued as part of these notes.

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses (other than underwriting discounts and commissions) in connection with the offering described in this Registration Statement, all of which, including the shares of common stock issuable upon conversion of warrants offered by the selling security holders, shall be paid by us. All of such amounts (except the SEC Registration Fee) are estimated.

SEC Registration Fee.........................................      $ 7,655.33
Legal Fees and Expenses......................................      $50,000.00
Accounting Fees and Expenses.................................      $25,000.00
Printing Expenses............................................      $    5,000
Total........................................................      $87,655.33


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We have adopted provisions in our articles of incorporation and bylaws that limit the liability of its directors and provide for indemnification of its directors and officers to the full extent permitted under the Delaware General Corporation Law. Under our certificate of incorporation, and as permitted under the Delaware General Corporation Law, directors are not liable to us or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors. Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to us or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived as improper personal benefit or liability for the payment of a dividend in violation of Delaware law. Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve us or our directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or rescission.

At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of us where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter as been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we sold unregistered securities in the transactions described below. There were no underwriters involved in the transactions and there were no underwriting discounts or commissions paid in connection therewith, except as disclosed below. The issuance of these securities were considered to be exempt from registration under Section 4(2) of the Securities Act, as amended, and the regulations promulgated thereunder. The purchasers of the securities in such transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the certificate for the securities issued in such transaction. The purchaser of the securities in such transactions had adequate access to information about us.

As of December 31, 2004 under our 1995 Stock Option Plan, we have granted 1,500,000 options to purchase shares of our common stock. In addition, as of December 31, 2004 under our 1995 Stock Option Plan for Non-Employee Directors, we have granted 400,000 options to purchase shares of our common stock.

On May 1, 2003, we issued 2,769,419 shares to C. Dean McLain, our Chief Executive Officer, in connection with the conversion of a debt in the principal amount of $73,500 owed by us to Mr. McLain.

On May 1, 2003, we issued 2,769,419 shares to The Rubin Family Irrevocable Stock Trust, a principal shareholder of Western Power, in connection with the conversion of a debt in the principal amount of $73,500 owed by us to The Rubin Family Irrevocable Stock Trust.

On March 24, 2003, we issued 588,000 shares of our common stock to Mr. McLain in connection with the conversion of $147,000 in accrued and unpaid interest on a loan made to us by Mr. McLain.

In July 2002, we issued 600,000 shares of our common stock to The Rubin Family Irrevocable Stock Trust in lieu of compensation to Mr. Rubin.

In September 2004 we granted 2,000,000 options to purchase shares of our common stock related to notes issued for the down payment for the purchase of Arizona Pacific Materials, LLC.

In November 2004 we granted 790,000 options to purchase shares of our common stock for consulting services.

In November 2004 we granted 100,000 options to purchase shares of our common stock to each of Steven Moskowitz, Michael Metter and James Fisher, members of the board of directors.

In February 2005 we granted 200,000 options to purchase shares of our common stock for consulting services.

In June 2005, we issued 50,000 shares of our common stock to Mr. Rubin in lieu of compensation.

On June 9, 2005, we closed upon a new $32 million senior credit facility from several institutional lenders. The facility is comprised of $30 million of convertible debt and a $2 million term loan, both at the London Interbank Offered Rate ("LIBOR") plus 6%. We entered into a Securities Purchase Agreement (the "Purchase Agreement") with each of the several lenders. Pursuant to the terms of the Purchase Agreement, we sold $30 million in Variable Rate Secured Convertible Debentures (the "Series A Debentures") due 60 months from the date of issuance and $2 million in Variable Rate Secured Debentures (the "Series B Debentures" and, with the Series A Debentures, the "Debentures") due 6 months from the date of issuance. The Series A Debentures are convertible, at the option of the Purchasers, into shares of our common stock at a conversion price of $2.00 per share, subject to adjustment. Purchasers of the Debentures received Series A Warrants and Series B Warrants to purchase an aggregate of approximately 8.2 million shares of our common stock at an exercise price of $1.75 per share, subject to adjustment, for a term of five years. In addition, the Purchasers received Series C Warrants which allow each Purchaser of Debentures the right to purchase a number of Series A Debentures and Series A Warrants in proportion to its initial investment in our company. The Series C Warrants have a term of exercise equal to the earlier of (i) the 18 months anniversary of the effective date of this registration statement and (ii) June 9, 2008.

ITEM 16. EXHIBITS

        EXHIBIT
        NUMBER   DESCRIPTION
        ------   -----------

         3.1      Certificate of Incorporation of Registrant. (2)

         3.2      By-laws of Registrant. (2)

         4.1 Form of Securities Purchase Agreement entered into with each of the several institutional lenders and dated as of June 8, 2005. (9)

         4.2 Form of Variable Rate Secured Convertible Debenture entered into with each of the several institutional lenders and dated as of June 8, 2005. (9)

         4.3 Form of Variable Rate Secured Debenture entered into with each of the several institutional lenders and dated as of June 8, 2005. (9)

         4.4 Form of Common Stock Purchase Warrant entered into with each of the several institutional lenders and dated as of June 8, 2005. (9)

         4.5 Form of Series C Warrant entered into with each of the several institutional lenders and dated as of June 8, 2005. (9)

         4.6 Form of Registration Rights Agreement entered into with each of the several institutional lenders and dated as of June 8, 2005. (9)

         4.7 Form of Security Agreement entered into with each of the several institutional lenders and dated as of June 8, 2005.
                  (9)

         4.8 Option Agreement entered into with The Hayde Family Revocable Trust dated November 1, 2004. (9)

         4.9 Option Agreement entered into with The Sweeney Family Revocable Trust dated November 1, 2004. (9)

         4.10 Option Agreement entered into with Steve Bayern dated November 1, 2004. (9)

         4.11 Option Agreement entered into with Strategic Growth International, Inc. dated February 16, 2005. (9)

         5.1      Opinion of Gersten Savage LLP (10)

         10.1     1995 Employee Stock Option Plan. (3)

         10.2 Second Amended and Restated Stock Option Plan for Non-Employee Directors. (3)

         10.3     Case New Dealer Agreement Package. (1)

         10.4     Lease Agreement--Hayward, California. (2)

         10.5     Lease Agreement--Auburn, Washington. (7)

         10.6 Loan Agreement, dated January 17, 1997, between Registrant and Case Credit Corp. including related promissory notes. (5)

         10.7 Security Agreement, dated January 17, 1997, made by Registrant in favor of Case Credit Corporation to secure payment for and collateralized by all assets acquired by Registrant from Sahlberg Equipment, Inc. (5)

         10.8 Loan and Security Agreement dated as of June 5, 1997 between Registrant and Deutsche Financial Services Corporation. (6)

         10.9 Asset Purchase Agreement, dated April 30, 1998, between Yukon Equipment, Inc. and Registrant. (8)

         10.10 Employment Agreement dated May 1, 1998 between Maurice Hollowell and Registrant. (8)

         10.11 Employment Agreement dated August 1, 2000 between C. Dean McLain and Registrant.

         10.12 Consulting Agreement dated August 1, 2000 by and between Registrant and Robert M. Rubin.

         10.13 Commercial Lease dated October 1, 2000 between McLain-Rubin Realty Company III, LLC and Registrant for Yuba City, California facility.

         10.14 Commercial Lease dated October 1, 2000 between McLain-Rubin Realty Company III, LLC and Registrant for Sacramento, California facility.

         10.15 Commercial Lease, dated as of October 1, 2000 between McLain-Rubin Realty Company, LLC and Registrant for the Sparks, Nevada facility.

         10.16 Commercial Lease, dated as of April 1, 2001 between McLain-Rubin Realty Company II, LLC and Registrant for the Vancouver, Washington corporate office.

         21.      Subsidiaries of the Company.

         23.1 Consent of Marcum & Kliegman LLP, Independent Registered Public Accounting Firm

(1) Filed as an Exhibit to the AUGI Annual Report on Form 10-K, as filed on October 29, 1993 and incorporated herein by reference thereto.

(2) Filed as an Exhibit to Amendment No. 1 to the Registrant's Registration Statement on Form S-1, filed on May 16, 1995 and incorporated herein by reference thereto. (Registration No. 33-89762).

(3) Filed as an Exhibit to the Registrant's Registration Statement on Form S-8, filed on September 18, 1998 and incorporated herein by reference thereto. (Registration No. 33-63775).

(4) Filed as an Exhibit to the Quarterly Report on Form 10-Q of the Registrant, as filed on June 11, 1997 and incorporated herein by reference thereto.

(5) Filed as an Exhibit to the Annual Report on Form 10-K of the Registrant, as filed on October 28, 1996 and incorporated herein by reference thereto.

(6) Filed as an Exhibit to the Annual Report on Form 10-K of the Registrant, as filed on October 29, 1998 and incorporated herein by reference thereto.

(7) Filed as an Exhibit to the Quarterly Report on Form 10-Q of the Registrant, as filed on June 14, 1999 and incorporated herein by reference thereto.

(8) Filed as an Exhibit to Form 8-K of the Registrant, as filed on May 11, 1998 and incorporated herein by reference thereto.

(9)      Filed herewith.

(10)     To be filed by amendment.

ITEM 17. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (5) That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vancouver, Washington on July 22, 2005.

                                       WESTERN POWER & EQUIPMENT CORP.


                                       By: /s/ C. Dean McLain
                                          --------------------------------------
                                          Name:  C. Dean McLain
                                          Title: Chief Executive Officer and
                                                 Chairman of the Board of
                                                 Directors

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                              CAPACITY IN
SIGNATURE                     WHICH SIGNED                            DATE
---------                     ------------                            ----

/s/ C. Dean McLain
-------------------------     Chief Executive Officer             July 22, 2005
C. Dean McLain                and Chairman of the Board



/s/ Mark J. Wright            Chief Financial Officer             July 22, 2005
-------------------------
Mark J. Wright


/s/ Michael Metter            Director                            July 22, 2005
-------------------------
Michael Metter


/s/ Steven Moskowitz          Director                            July 22, 2005
-------------------------
Steven Moskowitz


/s/ James Fisher              Director                            July 22, 2005
-------------------------
James Fisher